    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2000


                                            REGISTRATION STATEMENT NO. 333-90911
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 FIREPOND, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7389                                41-1462409
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                            ------------------------

                               890 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-8400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                KLAUS P. BESIER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 FIREPOND, INC.
                               890 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-8400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               JOHN B. STEELE, ESQ.                              PATRICK J. RONDEAU, ESQ.
              MCDERMOTT, WILL & EMERY                                HALE AND DORR LLP
                  28 STATE STREET                                     60 STATE STREET
         BOSTON, MASSACHUSETTS 02109-1775                    BOSTON, MASSACHUSETTS 02109-1803
                  (617) 535-4000                                      (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]


                        CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                                         PROPOSED
                                                                PROPOSED MAXIMUM          MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)   REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share.................................       5,750,000             $15.00             $86,250,000            $22,770
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------



(1) Includes 750,000 shares which the underwriters have an option to purchase from FirePond and a stockholder to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.



(3) Includes $20,850 previously paid by FirePond in connection with the initial filing and $1,920 which is paid in connection with this Amendment No. 5.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2000


                                [FIREPOND LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK


     FirePond, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol FIRE. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

                            ------------------------
 INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 4.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    ------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to FirePond........................................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FirePond and one of its stockholders, who is identified on page 56, have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock to cover over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on
            , 2000.
                            ------------------------
ROBERTSON STEPHENS
                      DAIN RAUSCHER WESSELS

                                           SG COWEN
                                                          E*OFFERING
               The date of this prospectus is             , 2000

(inside front cover)





                             DESCRIPTION OF ARTWORK

     At the top of the page is the name "FirePond" with the company's logo above it. The following caption is beneath the name of the company and its logo:
The text "FirePond Application Suite(TM) enables selling complex products and services through e-commerce channels, integrates e-commerce selling channels with established sales channels, and shares customer information across the entire enterprise."


     In the center of the page is a small shaded circle with the following text:
"FirePond Business Rules Engine." There are two shaded quarter-circles protruding from the top of the center circle on the left and right. The quarter circle on the left is labeled: "FirePond Commerce, Internet Selling Software for E-Commerce." The quarter circle on the right is labeled: "FirePond Sales, Internet Selling Software for Direct and Indirect Sales Channels."



     There is one large rectangle protruding from the bottom of the center circle. The rectangle is labeled: "FirePond Sales Manager, Enterprise Sales Administration and Customer Information Management."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Note on Forward Looking Statements..........................   10
Use of Proceeds.............................................   10
Dividend Policy.............................................   10
Capitalization..............................................   11
Dilution....................................................   12
Selected Consolidated Financial Data........................   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Business....................................................   26
Management..................................................   38
Related Party Transactions..................................   46
Principal Stockholders......................................   48
Description of Capital Stock................................   50
Shares Eligible for Future Sale.............................   54
Underwriting................................................   56
Legal Matters...............................................   58
Experts.....................................................   58
Where You Can Find More Information.........................   59
Index to Consolidated Financial Statements..................  F-1

                               PROSPECTUS SUMMARY

     This is only a summary and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the related notes included in this prospectus. Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares. This prospectus also assumes that the warrants to purchase series F preferred stock have been exercised, that all shares of preferred stock have been automatically converted into shares of common stock and that the priority payments have been made through the issuance of additional shares of common stock to some common and preferred stockholders. This prospectus has been adjusted to reflect a two-for-three reverse stock split of the common stock effected on January 4, 2000.

                                 FIREPOND, INC.

     FirePond is a leading provider of integrated e-business sales and marketing solutions for companies wishing to offer complex products and services through business-to-business and business-to-consumer e-commerce channels. We provide software and services that allow companies to merge their e-commerce selling, customer relationship management, and channel management strategies on a single, Internet-based platform.

     Our FirePond Application Suite allows companies to offer personalized products, services and content to their customers over the Internet, as well as through more traditional selling channels, to convert potential customers into customers and to increase repeat business. Our products are able to link information obtained from business-to-business or business-to-consumer e-commerce transactions into traditional sales channels, where it can improve the ability of both sales models to transact business effectively. Our products can also share the information from these interactive, Internet-based transactions across the enterprise to help develop a company's common view of individual customers. This approach allows companies to manage their ongoing sales, marketing, product planning and fulfillment activities in a fashion that encourages long-term customer loyalty.

     We target the largest 2,000 companies in the world, commonly known as Global 2000 companies, in selected industries characterized by complex products, services or channel relationships, including health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. Our customers include ADP, Empire Blue Cross Blue Shield, KLA-Tencor, Renault V.I. and Sprint.

     Our goal is to be the leading provider of integrated e-business sales and marketing solutions. To achieve this goal, key elements of our strategy are to:

     - build on our experience to expand into new markets;

     - utilize our established international organization to target leading businesses worldwide;

     - utilize our development organization to expand our products' packaged e-business application functionality;

     - expand our relationships with systems integrators and complementary software vendors to expand our market reach and implementation capacity;

     - provide a range of product packaging options to better penetrate Global 2000 accounts; and

     - take advantage of our 16 years of implementation expertise to provide individualized solutions for our customers.

     We were incorporated in Minnesota in 1983 as a provider of custom developed interactive selling solutions. Although we undertook a strategic restructuring in late 1996 to focus on providing more standardized software products, we continue to depend on revenue from our custom development services. For example, in fiscal 1999 our custom development services revenue accounted for almost half of our total revenue. In addition, custom development services revenues from two customers accounted for more than a quarter of our total revenues in fiscal 1999. We released our current product, the FirePond Application Suite, in October 1999, and we are dependent upon its acceptance by our target markets to complete our transition to a packaged software company. If the FirePond Application Suite is not widely adopted, we may never be profitable.

     We became a Delaware corporation as a result of a reincorporation merger effected in December 1999. Our principal executive offices are at 890 Winter Street, Waltham, Massachusetts 02451 and our telephone number at that address is
(781) 487-8400. Information contained on our web site at http://www.firepond.com does not constitute part of this prospectus. We own or have rights to trademarks that we use in conjunction with the sale of our products. FirePond, our logo and our product names including FirePond Application Suite, FirePond Business Rule Engine, FirePond Commerce, FirePond Sales, FirePond Sales Manager, FirePond Process Server, FirePond Enterprise Workbench and Signature Plus are our trademarks. All other trade names and trademarks used in this prospectus are the property of their owners.

                                  THE OFFERING

Common stock offered by FirePond...........................  5,000,000 shares
Common stock to be outstanding after the offering..........  32,751,713 shares
Use of proceeds............................................  For debt repayment, working capital and general corporate purposes. See "Use of
                                                             Proceeds."
Proposed Nasdaq National Market Symbol.....................  FIRE

     The number of shares of common stock outstanding after this offering excludes:

     - 10,047,234 shares issuable upon exercise of outstanding options as of January 31, 2000 at a weighted average exercise price of $5.75 per share;

     - 901,234 shares issuable upon exercise of outstanding warrants as of January 31, 1999 at a weighted average exercise price of $7.72 per share; and

     - warrants to purchase 190,438 shares of series B preferred stock at an exercise price of $19.69 per share, which will convert into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share upon completion of this offering.


     As of January 31, 2000, we have also reserved an additional 2,734,808 shares of common stock for future issuance under our stock option plans. We also plan to issue warrants to purchase up to 500,000 shares of our common stock over the next 12 months in connection with sales of our products as well as to our present and future strategic partners.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables are a summary of financial data for our business. The pro forma net loss per share calculation reflects the conversion of our preferred stock into shares of common stock upon the completion of this offering. See note 3 of notes to consolidated financial statements for an explanation of the number of shares used in computing per share data.

     The pro forma consolidated balance sheet data summarized below reflects:

     - the exercise of warrants to purchase series F preferred stock on a net exercise basis;

     - the conversion of all outstanding shares of preferred stock into shares of common stock; and

     - the payment of priority payments through the issuance of additional shares of common stock to some common and preferred stockholders upon completion of this offering.


     The pro forma as adjusted consolidated balance sheet data summarized below reflects the sale of the common stock in this offering at an assumed initial public offering price of $14.00 per share, after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of net proceeds as described in "Use of Proceeds."


                                                              FISCAL YEARS ENDED OCTOBER 31,
                                                              -------------------------------
                                                                1997       1998        1999
                                                              --------    -------    --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product-related revenues..................................  $    416    $ 6,860    $ 18,381
  Custom development services...............................    27,747     22,142      15,904
                                                              --------    -------    --------
     Total revenues.........................................    28,163     29,002      34,285
Loss from operations........................................   (25,444)    (8,715)    (28,224)
Net loss....................................................   (27,035)    (9,041)    (28,855)
Net loss per share:
  Basic and diluted net loss per share......................  $  (2.62)   $ (0.91)   $  (2.88)
  Basic and diluted weighted average common shares
     outstanding............................................    10,319      9,925      10,024
Pro forma net loss per share (unaudited):
  Pro forma net loss per share..............................                         $  (1.12)
  Pro forma basic and diluted weighted average common shares
     outstanding............................................                           25,799


                                                                      OCTOBER 31, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................  $  2,120    $  2,120       $58,930
Working capital (deficit).................................   (11,380)    (11,380)       52,170
Total assets..............................................    21,660      21,660        78,470
Long-term debt, less current portion......................       702         702           702
Convertible preferred stock...............................       191          --            --
Total stockholders' equity (deficit)......................    (5,354)     (5,354)       58,196

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be seriously harmed, the trading price of our common stock could decline, and you may lose all or part of your investment.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS A SOFTWARE COMPANY, OUR FUTURE SUCCESS IS UNCERTAIN

     Although FirePond was incorporated in 1983, we have only been focused on providing software products since 1997. Because we have only been focused on providing software products for a short time, we have a limited operating history pursuing this business model. The revenue and income potential of the market for e-business sales and marketing solutions is unproven. As a result, our historical financial statements are not an accurate indicator of our future operating results. In addition, we have limited insight into trends that may emerge and affect our business, and we cannot forecast operating expenses based on our historical results. In evaluating FirePond, you should consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are not able to successfully address these risks, our business could be harmed.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE

     We have incurred quarterly and annual losses intermittently since we were formed in 1983, and regularly since we undertook our strategic restructuring in late 1996. We incurred net losses of $27.0 million for fiscal 1997, $9.0 million for fiscal 1998 and $28.9 million for fiscal 1999. We expect to continue to incur losses on both a quarterly and annual basis and we are uncertain if or when we will become profitable. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses, and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We may not sustain our growth or generate sufficient revenues to attain profitability.

DISAPPOINTING QUARTERLY REVENUES OR OPERATING RESULTS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FALL

     We currently derive a significant portion of our license revenues in each quarter from a small number of relatively large orders, and we generally recognize revenues from our licenses over the related implementation period. If we are unable to recognize revenues from one or more substantial license sales planned for a particular fiscal quarter, our operating results for that quarter would be seriously harmed. In addition, the purchase of our products typically involves a substantial commitment of resources by our customers or their consultants over an extended period of time. The time required to complete an implementation may vary from customer to customer and may be protracted due to unforeseen circumstances. Because our revenues from implementation, maintenance and training services are largely correlated with our license revenues, a decline in license revenues would also cause a decline in our services revenues in the same quarter and in subsequent quarters. Because our sales cycle is long, we may have difficulty predicting when we will recognize revenues. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

A SIGNIFICANT PERCENTAGE OF OUR PRODUCT DEVELOPMENT IS PERFORMED BY A THIRD PARTY INTERNATIONALLY, THE LOSS OF WHICH WOULD SUBSTANTIALLY HARM OUR PRODUCT DEVELOPMENT EFFORTS

     A significant percentage of our product development work, and some of our implementation services, are performed by a third-party development organization in Minsk, Belarus. Unpredictable developments in the political, economic and social conditions in Belarus, or our failure to renew our consulting agreement with this organization on terms similar to our current agreement, could eliminate or reduce the availability of these product development and implementation services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives vital to our ongoing strategy would be hindered, and our business could be seriously harmed.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE NEW FIREPOND APPLICATION SUITE, WHICH HAS BEEN RECENTLY INTRODUCED AND MAY NOT BE WIDELY ADOPTED BY OUR CUSTOMERS

     We expect to derive substantially all of our product license revenues in the future from the newly announced FirePond Application Suite and its component products, which were released in October 1999. Our business depends on the successful release, introduction and customer acceptance of this new suite of products. We expect that we will continue to depend on revenues from new and enhanced versions of the FirePond Application Suite, and our business would be harmed if our target customers do not adopt and expand their use of the FirePond Application Suite and its component products.

OUR CUSTOM DEVELOPMENT SERVICES REVENUES ARE EXPECTED TO CONTINUE TO REPRESENT A SIGNIFICANT PERCENTAGE OF OUR TOTAL REVENUES, AND THE UNEXPECTED LOSS OF A CONTRACT COULD REDUCE OUR REVENUES

     Custom development services revenues represented 99% of total revenues for fiscal 1997, 76% of total revenues for fiscal 1998 and 46% of total revenues for fiscal 1999. While we anticipate that custom development services revenues will decline as a percentage of total revenues as license revenues increase, we expect that it will continue to represent a significant percentage of our total revenues. We also expect that a limited number of customers will continue to account for a substantial portion of these revenues. For example, for fiscal 1999, custom development services revenues from two customers accounted for 27% of our total revenues in the aggregate. An unexpected decrease in revenues from our custom development services and related maintenance contracts could adversely affect our overall revenues and our operating results.

FAILURE TO INCREASE OUR INTERNATIONAL REVENUES COULD SERIOUSLY HARM OUR BUSINESS

     International revenues currently account for a significant percentage of our total revenues. We expect international revenues to continue to account for a significant percentage of total revenues in the future and we believe that we must continue to expand our international sales activities to be successful. However, foreign markets for our products may develop more slowly than currently anticipated. International revenues represented 11% in fiscal 1999. Our failure to expand our international sales could have a significant negative impact on our business.

FAILURE TO EFFECTIVELY MANAGE OUR GEOGRAPHICALLY DISPERSED ORGANIZATION COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS OPERATIONS

     If we fail to manage our geographically dispersed organization, we may fail to meet or exceed our objectives and our revenues may decline. We perform research and development activities in Minnesota, New Jersey, Massachusetts and Belarus, and our executive officers and other key employees are similarly dispersed throughout the United States, Europe and Asia. This geographic dispersion requires significant management resources that our locally-based competitors do not need to devote to their operations. In addition, the expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources.

INTEGRATION OF A NEW MANAGEMENT TEAM AND NEW PERSONNEL AND CONTINUED RAPID GROWTH MAY STRAIN OUR OPERATIONS

     We have recently experienced a period of rapid growth and expansion. All members of our senior management team have joined FirePond since May 1997. From July 1997 to December 1998, significant turnover of our employees occurred in conjunction with our change in focus from providing custom development services to providing packaged software products. A significant increase in domestic and international personnel will likely be necessary to address potential growth in our customer base and market opportunities. This may place a significant burden on our management and our internal resources. If we are not able to install adequate systems, procedures and controls to support our future operations in an efficient and timely manner, or if we are unable to otherwise manage growth effectively, our business could be harmed.

INTENSE COMPETITION FROM OTHER TECHNOLOGY COMPANIES COULD PREVENT US FROM INCREASING OR SUSTAINING REVENUES AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY

     The market for integrated e-business sales and marketing solutions is intensely competitive and we expect that this competition will increase. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. If we are unable to compete effectively, our revenues could significantly decline.

FAILURE TO EXPAND OUR RELATIONSHIPS WITH SYSTEMS INTEGRATORS AND CONSULTING FIRMS WOULD IMPEDE ACCEPTANCE OF OUR PRODUCTS AND DELAY THE GROWTH OF OUR REVENUES

     At times we rely on systems integrators and consulting firms to recommend our products to their customers and to install and support our products for their customers. To increase our revenues and implementation capabilities, we must develop and expand our relationships with systems integrators and consulting firms. If these firms fail to implement our products successfully for their clients, we may not have the resources to implement our products on the schedule required by the client which would result in our inability to recognize revenues from the license of our products to these customers.

IF e-BUSINESS SALES AND MARKETING SOLUTIONS ARE NOT WIDELY ADOPTED, WE MAY NOT BE SUCCESSFUL

     Our products address a new and emerging market for e-business sales and marketing solutions. The failure of this market to develop, or a delay in the development of this market, would seriously harm our business. The success of e-business sales and marketing solutions depends substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. The Internet infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet.

IF WE ARE UNABLE TO INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS THAT RESPOND EFFECTIVELY TO CHANGING TECHNOLOGY, OUR REVENUES MAY DECLINE

     Our market is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards. Advances in Internet technology or in e-commerce software applications, or the development of entirely new technologies to replace existing software, could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete and unmarketable. In addition, if a new software language or operating system becomes standard or is widely adopted in our industry, we may need to rewrite portions of our products in another computer language or for another operating system to remain competitive. If we are unable to develop new and enhanced products on a timely basis that respond to changing technology, our business could be seriously harmed.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION

     We license technology from a small number of software providers for use with our products. In addition, the effective implementation of our products depends upon the successful operation of third-party licensed technology in conjunction with our products. We anticipate that we will continue to license and rely on technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all, and some of the technology we license would be difficult to replace. The loss of the use of this technology would result in delays in the license and implementation of our products until equivalent technology, if available, is identified, licensed and integrated. In turn, this could prevent the implementation or impair the functionality of our products, delay new product introductions, or injure our reputation.

WE DEPEND ON KEY PERSONNEL AND MUST ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL TO BE SUCCESSFUL

     Our success depends upon the continued contributions of our senior sales, engineering and management personnel, who perform important functions, and would be difficult to replace. Specifically, we believe that our future success is highly dependent on Klaus P. Besier, our chairman, president and chief executive officer, and other senior management personnel. The loss of the services of any key personnel, particularly senior management and engineers, could seriously harm our business.

     In addition, our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly marketing personnel, software engineers and other senior personnel. Our failure to attract and retain the highly-trained technical personnel that are integral to our product development, professional services and support teams may limit our ability to develop new products or product enhancements.

CLAIMS MAY BE BROUGHT AGAINST US IF WE HIRE FORMER EMPLOYEES OF OUR COMPETITORS, WHICH MAY CAUSE US TO INCUR SUBSTANTIAL COSTS

     Companies in the software industry, whose employees accept positions with competitors, frequently claim that those competitors have breached, or encouraged the breach of, noncompetition and nondisclosure agreements. These claims have been made against us in the past, and we may receive claims in the future as we hire additional qualified personnel. If a claim were to be made against us, it could result in material litigation. We could incur substantial costs in defending ourselves against any of these claims, regardless of the merits of these claims.

IF WE ARE UNABLE TO PROVIDE ADEQUATE PROFESSIONAL SERVICE AND CUSTOMER SUPPORT, OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS WILL BE HARMED

     Our ability to continue to grow, to retain current and future customers and to recognize revenues from our licenses depends in part upon the quality of our professional service and customer support operations. Failure to offer adequate integration, consulting and other professional services in connection with the implementation of our products, and ongoing customer support, either directly or through third parties, could materially and adversely affect our operating results and reputation, and could cause demand for our products to decline.

IF OUR NEW AND COMPLEX PRODUCTS FAIL TO PERFORM PROPERLY, OUR REVENUES WOULD BE ADVERSELY AFFECTED

     Software products as complex as ours may contain undetected errors, or bugs, which result in product failures, or may cause our products to fail to meet our customers' expectations. Our products may be particularly susceptible to bugs or performance degradation because of the evolving nature of Internet technologies and the stress that full deployment of our products over the Internet to thousands of end-users may cause. Because we have only recently released our primary product, the FirePond Application Suite, it may be particularly susceptible to bugs. Product performance problems could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources or injury to our reputation.

PRODUCT LIABILITY CLAIMS RELATED TO OUR CUSTOMERS' CRITICAL BUSINESS OPERATIONS COULD RESULT IN SUBSTANTIAL COSTS

     Our products are critical to the business operations of our customers. If one of our products fails, a customer may assert a claim for substantial damages against us, regardless of our responsibility for the failure. Our product liability insurance may not cover claims brought against us. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any product liability claims, whether or not successful, could seriously damage our reputation and our business.

IF WE OR OUR KEY SUPPLIERS OR CUSTOMERS FAIL TO BE YEAR 2000 COMPLIANT, OUR BUSINESS MAY BE SEVERELY DISRUPTED AND OUR RESULTS OF OPERATIONS MAY BE HARMED

     The year 2000 problem creates a risk for us. The risk exists primarily in four areas:

     - potential warranty or other claims from our customers, which may result in significant expense to us;

     - failures of systems we use to run our business, which could disrupt our business operations;

     - potential failures of our products, particularly our central office-based systems, which may require that we incur significant unexpected expenses; and

     - the possibility that our potential customers will reduce spending on e-business software products such as ours as a result of significant spending on year 2000 remediation.

     Our products are generally integrated into computer systems involving sophisticated hardware and complex software products, which may not be year 2000 compliant. The failure of our customers' systems to be year 2000 compliant could limit our ability to remedy known defects in our products. Therefore, known or unknown defects that affect the operation of our software, could result in delay or loss of revenues, diversion of development resources, damage to our reputation, or increased service or warranty costs and litigation costs, any of which could harm our business.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY HARM OUR ABILITY TO COMPETE

     Our success and ability to compete is dependent in part upon our proprietary technology. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Some of our contractual arrangements provide third parties with access to our source code and other intellectual property upon the occurrence of specified events. This access could enable these third parties to use our intellectual property and source code to develop and manufacture competing products, which would adversely affect our performance and ability to compete. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

CLAIMS ALLEGING INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY COULD RESULT IN SIGNIFICANT EXPENSE TO US AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS

     The software and other Internet-related industries are characterized by the existence of frequent litigation of intellectual property rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. If a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

DIFFICULTIES AND FINANCIAL BURDENS ASSOCIATED WITH ACQUISITIONS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS

     We may consider acquiring complementary businesses and technologies in the future. If we make an acquisition, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt, assume contingent liabilities, incur a one-time charge or be required to amortize goodwill. Additionally, we may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire in the future. These difficulties could disrupt our ongoing business, distract our management and employees, and increase our expenses. If we are unable to successfully address any of these risks, our business could be seriously harmed.

CONTROL BY OUR EXECUTIVE OFFICERS, DIRECTORS AND THEIR AFFILIATES MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL

     Upon completion of this offering, our executive officers, directors and their affiliates will own 16,739,150 shares, or approximately 51% of the outstanding shares of common stock, 50% if the underwriters' over-allotment option is exercised in full. These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

OUR STOCK PRICE MAY BE VOLATILE WHICH MAY LEAD TO LOSSES BY INVESTORS AND RESULT IN SECURITIES LITIGATION

     There has previously not been a public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of a trading market for our common stock or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations.

     In addition, the stock market in general, the Nasdaq National Market, and securities of Internet and software companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to their operating performance. The trading prices of many Internet and software companies' stocks are at or near historical highs and these trading prices are substantially above historical levels. These trading prices may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against publicly traded companies. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.

FUTURE SALES OF OUR STOCK COULD CAUSE OUR STOCK PRICE TO FALL

     Sales of a substantial number of shares of our common stock in the public market after this offering could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER MORE DIFFICULT AND LOWER THE VALUE OF OUR COMMON STOCK

     Provisions in our certificate of incorporation and by-laws and in Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so, and the ability of public stockholders to change our management could be substantially impeded by these anti-takeover provisions. For example, we have a staggered board of directors and the right under our charter documents to issue preferred stock without further stockholder approval, which could adversely affect the holders of our common stock.

                       NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates, believes, plans, expects, future, intends and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates about the growth in the demand for interactive e-business solution software. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and in other sections of this prospectus.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of the common stock in this offering will be approximately $63.6 million, at an assumed initial offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $73.3 million. We expect to use the estimated net proceeds for the following purposes:


     - to repay the outstanding principal balance of up to $5.0 million plus accrued interest on our revolving line of credit, which bears interest payable monthly at a rate equal to the prime rate plus 2.0% and is due October 31, 2000;

     - to repay a $2.0 million term loan, plus accrued interest, which bears interest payable monthly at 10.25% and is due October 31, 2000; and

     - to repay $6.0 million of subordinated promissory notes plus accrued interest of approximately $160,000, assuming a repayment date of January 31, 2000, which bear interest at 12.0% and are due upon the earlier of the closing of this offering or November 11, 2000.

The remainder of the net proceeds will be used for working capital and general corporate purposes.

     As of the date of this prospectus, other than the repayment of debt as described above, we have not made any specific expenditure plans for the proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering.

                                DIVIDEND POLICY

     Since we became a C corporation in May 1997, we have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends. Future dividends, if any, will be determined by our board of directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs. Under the terms of our current line of credit, there are restrictions on our ability to declare and pay dividends.

                                 CAPITALIZATION

     The following table presents our capitalization as of October 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the net exercise of warrants to purchase series F preferred stock, the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the payment of priority payments through the issuance of additional shares of common stock to some common and preferred stockholders upon completion of this offering; and


     - on a pro forma as adjusted basis to reflect the sale of the common stock in this offering at an assumed initial public offering price of $14.00 per share, after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of net proceeds as described in "Use of Proceeds" on page 10.


The adjusted information presented below is unaudited and should be read in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 15.


                                                                     AS OF OCTOBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Line of credit..............................................  $  6,740    $  6,740      $      --
                                                              ========    ========      =========
Long-term debt, less current portion........................  $    702    $    702      $     702
Stockholders' equity (deficit):
Preferred stock; 50,000,000 shares authorized:
  Series A convertible participating preferred stock;
    4,188,880 shares designated, issued and outstanding,
    actual; no shares designated, issued and outstanding,
    pro forma and pro forma as adjusted.....................        42          --             --
  Series B convertible preferred stock; 190,438 shares
    designated, no shares issued and outstanding, actual; no
    shares designated, issued and outstanding, pro forma and
    pro forma as adjusted...................................        --          --             --
  Series C convertible participating preferred stock;
    570,342 shares designated, issued and outstanding,
    actual; no shares designated, issued and outstanding,
    pro forma and pro forma as adjusted.....................         6          --             --
  Series F convertible preferred stock; 7,407,409 shares
    designated, 6,734,008 shares issued and outstanding,
    actual; no shares designated, issued and outstanding,
    pro forma and pro forma as adjusted.....................        67          --             --
  Series G convertible participating preferred stock;
    7,604,563 shares designated, issued and outstanding,
    actual; no shares designated, issued and outstanding,
    pro forma and pro forma as adjusted.....................        76          --             --
Common stock, 100,000,000 shares authorized; 10,072,817
  shares issued and outstanding, actual; 27,469,142 shares
  issued and outstanding, pro forma; and 32,469,142 shares
  issued and outstanding, pro forma as adjusted.............       101         275            325
Additional paid-in capital..................................    62,380      62,397        125,897
Accumulated deficit.........................................   (61,793)    (61,793)       (61,793)
Deferred compensation.......................................    (5,893)     (5,893)        (5,893)
Cumulative translation adjustment...........................      (327)       (327)          (327)
Subscription receivables....................................       (13)        (13)           (13)
                                                              --------    --------      ---------
  Total stockholders' equity (deficit)......................    (5,354)     (5,354)        58,196
                                                              --------    --------      ---------
      Total capitalization..................................  $ (4,652)   $ (4,652)     $  58,898
                                                              ========    ========      =========


     The table above excludes as of October 31, 1999:

- 7,655,121 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.17 per share under our stock option plans;

- 296,667 shares of common stock subject to outstanding warrants at a weighted average exercise price of $5.02 per share; and

- warrants to purchase 190,438 shares of series B preferred stock at an exercise price of $19.69 per share, which will convert into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share upon completion of this offering.

                                    DILUTION

     As of October 31, 1999, we had a pro forma net tangible book deficit of $5.6 million, or $(0.20) per share.

     Pro forma net tangible book deficit per share is equal to:

     - our total tangible assets minus total liabilities, divided by

     - the number of outstanding shares of our common stock, after giving effect to the net exercise of warrants to purchase series F preferred stock, the conversion of all outstanding shares of our convertible preferred stock into common stock and the payment of priority payments through the issuance of additional shares of common stock to some common and preferred stockholders.


If we give effect to our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share and deduct the estimated underwriting discounts and commissions and the estimated expenses relating to this offering, our pro forma as adjusted net tangible book value as of October 31, 1999 would have been $58.0 million, or $1.79 per share. This represents an immediate increase in pro forma net tangible book value of $1.99 per share to existing stockholders and an immediate dilution of $12.21 per share to new investors. If the initial public offering price is higher or lower than $14.00 per share, the dilution to new investors will also be higher or lower. The following table illustrates this per share dilution:



Assumed initial public offering price per share...........             $14.00
Pro forma net tangible book deficit per share as of
  October 31, 1999........................................  $ (0.20)
Increase per share attributable to new investors..........     1.99
                                                            -------
Pro forma as adjusted net tangible book value per share
  after the offering......................................               1.79
                                                                       ------
Dilution per share to new investors.......................             $12.21
                                                                       ======


     The following table summarizes, as of October 31, 1999, on the pro forma basis described above, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares from us in this offering before deducting estimated underwriting discounts and commissions and offering expenses:


                              SHARES PURCHASED         TOTAL CONSIDERATION
                           ----------------------    -----------------------    AVERAGE PRICE
                             NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                             ------       -------       ------       -------    -------------
Existing stockholders....   27,469,142      84.6%    $ 54,645,000      43.8%       $ 1.99
New investors............    5,000,000      15.4       70,000,000      56.2         14.00
                           -----------     -----     ------------    ------
     Total...............   32,469,142     100.0%    $124,645,000     100.0%
                           ===========     =====     ============    ======


     The foregoing computations are based on the number of common shares outstanding as of October 31, 1999 and exclude:

     - 7,655,121 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.17 per share under our stock option plans;

     - 296,667 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.02 per share; and

     - warrants to purchase 190,438 shares of series B preferred stock at an exercise price of $19.69 per share, which will convert into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share upon completion of this offering.

     To the extent stock is issued upon the exercise of outstanding warrants or outstanding stock options under our stock option plans, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data are derived from our consolidated and combined financial statements. The following data were derived from our audited consolidated financial statements presented elsewhere in this prospectus:

     - consolidated statements of operations for fiscal 1997, 1998 and 1999; and

     - consolidated balance sheets at October 31, 1998 and 1999.

The following data were derived from our audited combined financial statements not included in this prospectus:

     - combined statements of operations for fiscal 1995 and 1996; and

     - combined balance sheets at October 31, 1995, 1996 and 1997.

     When you read this selected financial data, it is important that you also read the historical consolidated financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 15. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                         FISCAL YEARS ENDED OCTOBER 31,
                                                              -----------------------------------------------------
                                                               1995       1996        1997       1998        1999
                                                              -------    -------    --------    -------    --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
Revenues:
  Product-related revenues:
    License(1)..............................................  $    --    $    --    $    416    $ 1,888    $  9,777
    Services and maintenance................................       --         --          --      4,972       8,604
                                                              -------    -------    --------    -------    --------
      Total product-related revenues........................       --         --         416      6,860      18,381
  Custom development services...............................   31,150     34,158      27,747     22,142      15,904
                                                              -------    -------    --------    -------    --------
      Total revenues........................................   31,150     34,158      28,163     29,002      34,285
Cost of revenues:
  License...................................................       --         --         178        192         238
  Product-related services and maintenance(2)...............       --         --          --      3,061       5,677
  Custom development services...............................   19,749     20,036      31,365      8,397      10,636
                                                              -------    -------    --------    -------    --------
      Total cost of revenues................................   19,749     20,036      31,543     11,650      16,551
                                                              -------    -------    --------    -------    --------
Gross profit (loss).........................................   11,401     14,122      (3,380)    17,352      17,734
Operating expenses:
  Sales and marketing(2)....................................    3,643      5,290       8,080     13,680      23,609
  Research and development(2)...............................      723      2,601       3,634      8,199       9,641
  General and administrative(2).............................    4,354      3,081       3,188      3,516       7,084
  Stock-based compensation..................................       --         --         450        672       2,597
  Restructuring charge......................................       --         --       6,712         --       3,027
                                                              -------    -------    --------    -------    --------
      Total operating expenses..............................    8,720     10,972      22,064     26,067      45,958
                                                              -------    -------    --------    -------    --------
Income (loss) from operations...............................    2,681      3,150     (25,444)    (8,715)    (28,224)
Other expense, net..........................................    1,039      1,306       1,591        326         631
                                                              -------    -------    --------    -------    --------
Net income (loss)...........................................  $ 1,642    $ 1,844    $(27,035)   $(9,041)   $(28,855)
                                                              =======    =======    ========    =======    ========
Net income (loss) per share:
  Basic and diluted net income (loss) per share.............  $  0.16    $  0.18    $  (2.62)   $ (0.91)   $  (2.88)
                                                              =======    =======    ========    =======    ========
  Basic weighted average common shares outstanding..........   10,348     10,401      10,319      9,925      10,024
  Diluted weighted average common shares outstanding........   10,379     10,432      10,319      9,925      10,024

                                                                                   OCTOBER 31,
                                                              -----------------------------------------------------
                                                               1995       1996       1997        1998        1999
                                                              -------    -------    -------    --------    --------
                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   467    $   450    $10,147    $  2,324    $  2,120
Working capital (deficit)...................................     (553)    (3,417)    (7,119)     (6,240)    (11,380)
Total assets................................................   19,863     23,342     27,906      18,786      21,660
Long-term debt, net of current portion......................    7,290      7,685      3,991       1,727         702
Total stockholders' equity (deficit)........................    2,836      4,200       (986)      1,031      (5,354)

------------------------------------
(1) Includes related-party revenues of $350 in fiscal 1997. See note 11(a) in notes to consolidated financial statements.

(2) Excludes charge for stock-based compensation. See note (2) to consolidated statements of operations on page F-4.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a leading provider of integrated e-business sales and marketing solutions for companies wishing to offer complex products and services through business-to-business and business-to-consumer e-commerce channels. From our inception in 1983 through 1997, we generated revenues primarily through providing custom development services. These services consisted of the development of highly customized applications, utilizing core software technology, and related software maintenance and data maintenance services. In early fiscal 1997, we undertook a plan to change our strategic focus from a custom development services company to a software product company providing more standardized solutions. As a result, we exited several of our unrelated business activities, changed our management team and reduced our workforce to be in line with our newly defined business strategy. Our first packaged software product was introduced in May 1997 and we released our current product, the FirePond Application Suite, in October 1999. As a result of these efforts, product-related revenues as a percentage of total revenues increased from 1.5% in fiscal 1997 to 23.6% in fiscal 1998 and to 53.6% in fiscal 1999.

     We anticipate that product-related revenues from product licenses will continue to grow as result of increased market acceptance of our products, the recent introduction of the FirePond Application Suite, and increases in both the size and productivity of our sales force. Therefore, we expect that a higher percentage of total revenues will be attributable to product-related revenues in the future. Unlike our custom development services, our product-related services represent the implementation of our packaged software products.

     We also anticipate a decline in custom development services revenues, as we have strategically de-emphasized that business and do not plan to accept new custom development contracts. Custom development services revenues will continue to represent a material portion of total revenues until existing custom development contracts and related maintenance agreements are completed. Custom development services revenues in the future will be primarily from ongoing software maintenance and data maintenance services that we provide under custom development services contracts. The rate of decline in custom development revenues depends in part on our ability to convert custom development services customers to our software products. Since the introduction of our first software product in May 1997, we have converted six custom development customers to our software products.

     We derive revenues principally from the following sources:

     - software product licenses;

     - product-related consulting and training, support and maintenance services; and

     - custom development services and related support and maintenance.

     We recognize revenues under Statement of Position, or SOP, No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-4, and SOP No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We generally recognize revenues from product-related license agreements over the implementation period. We recognize these revenues following the percentage-of-completion method over the implementation period because we have concluded that the implementation services are essential to our customers' use of our packaged software products. Percentage of completion is measured by the percentage of implementation hours incurred to date to total estimated implementation hours.

     We recognize revenues from product-related support and maintenance services ratably over the term of the contract, typically one year. Product-related support and maintenance services include technical support and unspecified upgrade and maintenance rights. We recognize consulting and training revenues as the services are performed. Consulting and training revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements.

     Revenues from custom software development projects can be either fixed-price or on a time-and-materials basis. We recognize revenues as the services are performed when the project is based on time-and-materials. We recognize revenues on a percentage-of-completion method when the project is a fixed-price contract. Percentage-of-completion is determined based on the number of hours incurred to date on a project compared to the total estimated hours. During fiscal 1997, we increased our estimates of total contract costs on several of our fixed-priced contracts and recorded a $5.2 million provision for loss contracts, all of which was accrued as of October 31, 1997. In fiscal 1998, the loss contract reserve changed because:

     - we charged $1.9 million of costs against the accrual when we fulfilled our obligations to the customers;

     - we reduced the accrual by $2.9 million when we revised our estimated losses; and

     - we increased the accrual by $480,000 for estimated losses on other contracts.

In fiscal 1999, we charged an additional $500,000 of costs against the accrual for loss contracts when we fulfilled our obligations to the customer.

     Since May 1998, we have been investing heavily in the infrastructure necessary to expand our global operations, including the formation and staffing of international subsidiaries. We expect to continue to invest in our international operations as we expand our international direct sales channel and enhance our marketing effort to increase our worldwide market share.

     We have invested heavily in research and development. Research and development expenses have been increasing since early fiscal 1997 when we began the development of our software products. During fiscal 1996 and fiscal 1997, we capitalized software development costs and amortized these costs over a period of 18 to 36 months. During fiscal 1997, in connection with our change in focus from providing custom development services to providing more standardized software products, we reviewed the software development costs capitalized to date, which principally related to components of custom solutions, and determined that these costs were not realizable. In connection with our change in strategic focus, we wrote off $4.0 million of our capitalized software development costs to costs of custom development services revenues in fiscal 1997. Through May 1997, we capitalized $532,000 of costs related to the development of our first software product. We have amortized these costs over three years to cost of license revenues.

     Since the introduction of our first software product, we have determined that technological feasibility of our software products occurs late in the development cycle and close to general release of the products, and that the development costs incurred between the time technological feasibility is established and general release of the product are not material. Therefore, beginning in June 1997, we expense these costs as incurred to research and development expense. To enhance our product offering and market position, we believe it is essential for us to continue to make significant investment in research and development. As a result, we anticipate our research and development expenses will increase in the future.

     We have granted stock options to employees and consultants that require us to record stock-based compensation expense. We have also granted stock warrants to a customer and to a strategic business partner. Stock-based compensation related to grants to employees represents the amortization, over the vesting period of the option, of the difference between the exercise price of options granted to employees and the fair market value of our common stock for financial reporting purposes. Stock-based compensation related to grants to non-employees represents the fair market value of the options and warrants granted as computed using an established option valuation formula. We recorded stock-based compensation expense of approximately $450,000 in fiscal 1997, $672,000 in fiscal 1998 and $2.6 million in fiscal 1999. As of October 31, 1999, the deferred compensation balance was approximately $5.9 million and will be amortized over the remaining vesting period of the options and warrants.

     We have incurred quarterly and annual losses intermittently since we were formed, and regularly since we began transitioning to a software product business in early fiscal 1997. In addition, we moved our headquarters from Mankato, Minnesota to Waltham, Massachusetts in the third quarter of fiscal 1999, and incurred increased costs associated with that relocation. We incurred net losses of $27.0 million for fiscal 1997, $9.0 million for fiscal 1998, and $28.9 million for fiscal 1999. We expect to continue to incur losses on both a quarterly and annual basis in the future.

     Our series A, series C and series G preferred stock, as well as shares of our common stock outstanding on May 20, 1997 other than those shares held by General Atlantic Partners, have rights that allow holders to receive a priority payment upon the completion of this offering. These priority payments total $35.8 million for the series A, series C and series G preferred stockholders, and $10.0 million for the shares of our common stock outstanding on May 20, 1997 other than those shares held by General Atlantic Partners. While we have the option of settling this obligation either in cash or in shares of our common stock, we will settle this obligation in shares of our common stock. This payment will be accounted for as a stock dividend. In the period in which this offering is completed and the payment is made, we will charge our additional paid-in capital account for the fair value of the shares of common stock issued. To the extent that the payment relates to the preferred stock, we will also increase our net loss and basic and diluted net loss per share attributable to common stockholders.

     Before May 1997, we had elected to be treated as an S corporation under the Internal Revenue Code. As an S corporation, federal and some state income tax consequences of FirePond were passed through to the individual stockholders and dividend distributions were made to the stockholders for payments of their individual taxes related to our income. Therefore, no provision for income taxes had been provided before fiscal 1997. In May 1997, we changed from an S corporation to a C corporation and, as such, taxes are payable at the corporate level. As of October 31, 1999, we had available a net operating loss carryforward of approximately $36.0 million to reduce future federal and state income taxes, if any. This carryforward expires beginning in 2012 and may be subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss carryforwards that we may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%.

RESULTS OF OPERATIONS

     The following table presents selected consolidated financial data as a percentage of total net revenues:

                                                               YEARS ENDED OCTOBER 31,
                                                              -------------------------
                                                               1997      1998     1999
                                                              ------    ------    -----
Revenues:
Product-related revenues:
     License................................................     1.5%      6.5%    28.5%
     Services and maintenance...............................      --      17.1     25.1
                                                              ------    ------    -----
       Total product-related revenues.......................     1.5      23.6     53.6
  Custom development services...............................    98.5      76.4     46.4
                                                              ------    ------    -----
       Total revenues.......................................   100.0     100.0    100.0
                                                              ------    ------    -----
Cost of revenues:
  License...................................................     0.6       0.6%     0.7
  Product-related services and maintenance..................      --      10.6     16.6
  Custom development services...............................   111.4      29.0     31.0
                                                              ------    ------    -----
       Total cost of revenues...............................   112.0      40.2     48.3
                                                              ------    ------    -----
Gross profit (loss).........................................   (12.0)     59.8     51.7
Operating expenses:
  Sales and marketing.......................................    28.7      47.2     68.9
  Research and development..................................    12.9      28.3     28.1
  General and administrative................................    11.3      12.1     20.7
  Stock-based compensation..................................     1.6       2.3      7.6
  Restructuring charge......................................    23.8        --      8.8
                                                              ------    ------    -----
       Total operating expenses.............................    78.3      89.9    134.1
                                                              ------    ------    -----
Loss from operations........................................   (90.3)    (30.2)   (82.4)
Other expense, net..........................................     5.7       1.0      1.8
                                                              ------    ------    -----
Net loss....................................................   (96.0)%   (31.2)%  (84.2)%
                                                              ======    ======    =====

COMPARISON OF FISCAL YEARS ENDED OCTOBER 31, 1999 AND 1998

     Revenues. Total revenues increased $5.3 million, or 18.2%, to $34.3 million in fiscal 1999 from $29.0 million in fiscal 1998. This increase is attributable to a 167.9% increase in product-related revenues, offset by a planned decrease in custom development services revenues, associated with our change in focus from providing custom development services to providing more standardized software products.

          License. License revenues increased $7.9 million, or 417.8%, to $9.8 million in fiscal 1999 from $1.9 million in fiscal 1998. License revenues as a percentage of total revenues increased to 28.5% in fiscal 1999 from 6.5% in fiscal 1998. The increase in license revenues in absolute dollars and as a percentage of total revenues is primarily attributable to an increase in the number of licenses implemented at higher average selling prices. We anticipate that license revenues will continue to grow as a result of more license sales and increased average transaction size resulting from increased market acceptance of our new products, a growing customer reference base, increased marketing efforts, and increases in both the size and productivity of our sales force.

          Product service and maintenance. Product service and maintenance revenues increased $3.6 million, or 73.0%, to $8.6 million in fiscal 1999 from $5.0 million in fiscal 1998. Product services revenues as a percentage of total revenues increased to 25.1% in fiscal 1999 from 17.1% in fiscal 1998. The increase in absolute dollars and as a percentage of total revenues is attributable to the increase in the number of consulting engagements and maintenance agreements related to the increased license sales in fiscal 1999.

          Custom development services. Custom development services revenues decreased $6.2 million, or 28.2%, to $15.9 million in fiscal 1999 from $22.1 million in fiscal 1998. Custom development services revenues as a percentage of total revenues decreased to 46.4% in fiscal 1999 from 76.4% in fiscal 1998. The decrease in absolute dollars and as a percentage of total revenues is due to the change of our strategic focus. We expect custom development services revenues to continue to decline in absolute dollars and as a percentage of total revenues.

     Cost of revenues. Total cost of revenues increased $4.9 million, or 42.1%, to $16.6 million in fiscal 1999 from $11.7 million in fiscal 1998. Total cost of revenues as a percentage of total revenues increased to 48.3% in fiscal 1999 from 40.2% in fiscal 1998.

          Cost of license revenues. Cost of license revenues consists primarily of costs of royalties, media, product packaging, documentation and other production cost as well as amortization of capitalized software development costs. Cost of license revenues increased 24.0% to $238,000 in fiscal 1999 from $192,000 in fiscal 1998. Cost of license revenues as a percentage of license revenues decreased to 2.4% in fiscal 1999 from 10.2% in fiscal 1998 due to a 417.8% increase in license revenues while cost of license revenues increased by only 24.0%.

          Cost of product-related services and maintenance revenues. Cost of product-related services and maintenance revenues consists primarily of salaries and related costs for consulting, training and customer support personnel, including cost of services provided by third-party consultants engaged by us. Cost of product-related services and maintenance revenues increased $2.6 million, or 85.5%, to $5.7 million in fiscal 1999 from $3.1 million in fiscal 1998. Cost of product-related services and maintenance revenues as a percentage of product-related services and maintenance revenues increased to 66.0% in fiscal 1999 from 61.6% in fiscal 1998. The increase was primarily due to increased staff to support a higher number of product-related engagements.

          Cost of custom development services revenues. Cost of custom development services revenues consists primarily of salaries and related costs for development, consulting, training and customer support personnel as it relates to our custom development projects, including cost of services provided by third-party consultants engaged by us. Cost of custom development services revenues increased $2.2 million, or 26.7%, to $10.6 million in fiscal 1999 from $8.4 million in fiscal 1998. Cost of custom development services as a percentage of custom development services revenues increased to 66.9% in fiscal 1999 from 37.9% in fiscal 1998. The increase resulted primarily from the following factors:

        - we reduced the estimated losses on contracts in fiscal 1998 by a net amount of approximately $2.4 million; and

        - we charged costs incurred of $1.9 million on loss contracts in fiscal 1998 to the accrual for loss contracts.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries, commissions and bonuses for sales and marketing personnel and promotional expenses. Sales and marketing expenses increased $9.9 million, or 72.6%, to $23.6 million in fiscal 1999 from $13.7 million in fiscal 1998. Sales and marketing expenses as a percentage of total revenues increased to 68.9% in fiscal 1999 from 47.2% in fiscal 1998. Sales and marketing expenses increased in absolute dollars and as a percentage of total revenues primarily due to increased headcount in our sales operations, particularly our international direct sales channel and the infrastructure of our global operations, as well as a $1.0 million increase in marketing programs to promote the new FirePond Application Suite. We believe sales and marketing expenses will continue to increase as we expand our sales and marketing organization and initiate additional marketing programs.

     Research and development expenses. Research and development expenses consist primarily of salaries and personnel-related costs and the costs of contractors associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses increased $1.4 million, or 17.6% to $9.6 million in fiscal 1999 from $8.2 million in fiscal 1998. Research and development expenses as a percentage of total revenues decreased to 28.1% in fiscal 1999 from 28.3% in fiscal 1998. These expenses increased in absolute dollars as a result of increased engineering and product development activities associated with our investment in the FirePond Application Suite. We expect research and development expenses will continue to increase as we maintain and enhance our existing products and conduct research for new products.

     General and administrative expenses. General and administrative expenses consist primarily of salaries, and other personnel-related cost for executive, financial, human resource, information services, and other administrative functions, as well as legal and accounting costs. General and administrative expenses increased $3.6 million, or 101.5%, to $7.1 million in fiscal 1999 from $3.5 million in fiscal 1998. General and administrative expenses as a percentage of total revenues increased to 20.7% in fiscal 1999 from 12.1% in fiscal 1998. These expenses increased in absolute dollars and as a percentage of total revenues primarily as a result of increased costs of our infrastructure necessary to support our growth. We expect that general and administrative expenses will continue to increase as we continue to add personnel to support our expanding operations, incur additional costs related to the growth of our business, and assume the responsibility and the costs associated with becoming a public company.

     Stock-based compensation expense. Stock-based compensation expense increased $1.9 million, or 286.5%, to $2.6 million in fiscal 1999 from $672,000 in fiscal 1998. Stock-based compensation expense as a percentage of total revenues increased to 7.6% in fiscal 1999 from 2.3% in fiscal 1998. If we had allocated our stock-based compensation to the departments for which the services were performed, general and administrative expenses would have increased by $672,000 in fiscal 1998. In fiscal 1999, the allocation would have increased cost of revenues by $40,000, sales and marketing expenses by $1,327,000, research and development expenses by $913,000 and general and administrative expenses by $317,000. The increase in stock-based compensation expense related to sales and marketing activities in fiscal 1999 resulted from $622,000 in awards to employees at exercise prices below fair market value, $474,000 in awards to terminated employees, and $231,000 in awards to consultants and in connection with strategic business alliances. The increase in stock-based compensation expense related to research and development activities in fiscal 1999 resulted from $237,000 in awards to consultants and $676,000 in awards to employees at exercise prices below fair market value.

     Restructuring charge. During fiscal 1999, we undertook a plan to relocate our corporate offices from Minnesota to Massachusetts. In connection with this plan, we incurred $3.0 million of restructuring charges, which included $1.5 million for asset impairments, $1.0 million for idle lease space and $500,000 for employee severance costs.

     Other expense, net. Other expense, net consists of interest expense, interest income, bank fees, and foreign currency transaction gains/losses. Other expense, net increased $305,000, or 93.6%, to $631,000 in fiscal 1999 from $326,000 in fiscal 1998 and represented less than 2.0% of total revenues in each period.

COMPARISON OF FISCAL YEARS ENDED OCTOBER 31, 1998 AND 1997

     Revenues. Total revenues increased $839,000, or 3.0%, to $29.0 million in fiscal 1998 from $28.2 million in fiscal 1997. The increase in total revenues from fiscal 1997 to fiscal 1998 was primarily due to the increased number of user license sales and related consulting and training engagements related to the release of our first software product in May 1997.

          License. License revenues increased $1.5 million, or 353.8%, to $1.9 million in fiscal 1998 from $416,000 in fiscal 1997. License revenues as a percentage of total revenues increased to 6.5% in fiscal 1998 from 1.5% in fiscal 1997. The increase in absolute dollars and as a percentage of total revenues was primarily due to the introduction of our first software product in May 1997, and the subsequent market acceptance of these products.

          Product service and maintenance. Product service and maintenance revenues increased to $5.0 million in fiscal 1998 from $0 in fiscal 1997. Product service and maintenance revenues as a percentage of total revenues was 17.1% in fiscal 1998. The increase was primarily due to the increased customer support, consulting services and training programs we provided for our customers as we increased the number of software license sales upon the release of our new product.

          Custom development services. Custom development services revenues decreased $5.6 million, or 20.2%, to $22.1 million in fiscal 1998 from $27.7 million in fiscal 1997. Custom development services revenues as a percentage of total revenues decreased to 76.4% in fiscal 1998 from 98.5% in fiscal 1997. The decrease in absolute dollars and as a percentage of total revenues is due to the change of our strategic focus.

     Cost of revenues. Total cost of revenues decreased $19.9 million, or 63.1%, to $11.6 million in fiscal 1998 from $31.5 million in fiscal 1997. Total cost of revenues as a percentage of total revenues decreased to 40.2% in fiscal 1998 from 112.0% in fiscal 1997.

          Cost of license revenues. Cost of license revenues increased to $192,000 in fiscal 1998 from $178,000 in fiscal 1997. Cost of license revenues as a percentage of license revenues decreased to 10.2% in fiscal 1998 from 42.8% in fiscal 1997 due to a 353.8% increase in license revenue while cost of license revenues increased by only 7.9%.

          Cost of product-related services and maintenance revenues. Cost of product-related services and maintenance revenues increased $3.1 million, to $3.1 million in fiscal 1998 from $0 in fiscal 1997. Cost of product-related services and maintenance revenues as a percentage of product-related service and maintenance revenues was 61.6% in fiscal 1998. The increase was primarily due to the increased number of contracts for our new software product in fiscal 1998.

          Cost of custom development services revenues. Cost of custom development services revenues decreased $23.0 million, or 73.2%, to $8.4 million in fiscal 1998 from $31.4 million in fiscal 1997. Cost of custom development services as a percentage of custom development services revenues decreased to 37.9% in fiscal 1998 from 113.0% in fiscal 1997. This decrease is partially because cost of custom development services revenues in fiscal 1997 included the following:

     - a $5.2 million provision for loss contracts reserve;

     - a $4.0 million write-off of our capitalized software development costs;
       and

     - amortization of $1.1 million of capitalized software development costs.

     Sales and marketing expenses. Sales and marketing expenses increased $5.6 million, or 69.3%, to $13.7 million in fiscal 1998 from $8.1 million in fiscal 1997. Sales and marketing expenses as a percentage of total revenues increased to 47.2% in fiscal 1998 from 28.7% in fiscal 1997. These expenses increased in absolute dollars and as a percentage of total revenues primarily due to increased headcount in our sales operations, especially as we began to increase the size of our international direct sales channel and the infrastructure of our global operations in fiscal 1998.

     Research and development expenses. Research and development expenses increased $4.6 million, or 125.6%, to $8.2 million in fiscal 1998 from $3.6 million in fiscal 1997. Research and development expenses as a percentage of total revenues increased to 28.3% in fiscal 1998 from 12.9% in fiscal 1997. These expenses increased in absolute dollars and as a percentage of total revenues as a result of increased engineering and product development activity associated with our investment in our new products. In addition, all development costs were expensed as incurred in fiscal 1998; while in fiscal 1997, $2.6 million of software development costs were capitalized.

     General and administrative expenses. General and administrative expenses increased $328,000, or 10.3%, to $3.5 million in fiscal 1998 from $3.2 million in fiscal 1997. General and administrative expenses as a percentage of total revenues increased to 12.1% in fiscal 1998 from 11.3% in fiscal 1997. The increase in absolute dollars was largely due to additional costs necessary to support the growth in our operations.

     Stock-based compensation expense. Stock-based compensation expense increased $222,000, or 49.3%, to $672,000 in fiscal 1998 from $450,000 in fiscal
1997. Stock-based compensation expense as a percentage of total revenues increased to 2.3% in fiscal 1998 from 1.6% in fiscal 1997. This expense increased primarily due to a higher number of stock options granted to non-employees in fiscal 1998. If we had allocated our stock-based compensation to our functional departments, general and administrative expenses would have increased by $450,000 in fiscal 1997 and $672,000 in fiscal 1998, resulting from stock option awards to consultants.

     Restructuring charge. In May 1997, we undertook a plan to change our strategic focus and, in connection with this change, decided to exit several of our unrelated business activities, change our management team and reduce our workforce. In connection with this plan, we incurred $6.7 million of restructuring charges in fiscal 1997, which includes $2.7 million of employee severance costs, $1.2 million of costs to exit several of our business activities, and $2.8 million of asset impairments.

     Other expense, net. Other expense, net decreased $1.3 million, or 79.5%, to $326,000 in fiscal 1998 from $1.6 million in fiscal 1997. Other expense, net as a percentage of total revenues decreased to 1.0% in fiscal 1998 from 5.7% in fiscal 1997 due primarily to a $920,000 decrease in interest expense resulting from a decrease in outstanding borrowings.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited consolidated statement of operations data for the eight quarters in the period ended October 31, 1999, as well as the percentage of our total revenues represented by each item. We have prepared this unaudited consolidated information on a basis consistent with our audited consolidated financial statements, and in the opinion of our management, this information reflects all normal recurring adjustments necessary for a fair presentation of our operating results for the quarters presented.

                                                                           QUARTER ENDED
                                       -------------------------------------------------------------------------------------
                                       JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,   JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,
                                         1998       1998       1998       1998       1999       1999       1999       1999
                                       --------   --------   --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
Revenues:
  Product-related revenues:
    License..........................  $   144    $   447    $   706    $   591    $ 1,607    $ 2,410    $ 2,615    $ 3,145
    Services and maintenance.........    1,594      1,163        944      1,271      1,296      1,950      2,359      2,999
                                       -------    -------    -------    -------    -------    -------    -------    -------
      Total product-related
         revenues....................    1,738      1,610      1,650      1,862      2,903      4,360      4,974      6,144
    Custom development services......    5,255      6,888      5,399      4,600      4,283      4,066      3,712      3,843
                                       -------    -------    -------    -------    -------    -------    -------    -------
      Total revenues.................    6,993      8,498      7,049      6,462      7,186      8,426      8,686      9,987
                                       -------    -------    -------    -------    -------    -------    -------    -------
Cost of revenues:
  Licenses...........................       44         46         51         51         46         47         45        100
  Product-related services and
    maintenance......................      890        749        742        680        998      1,405      1,487      1,787
  Custom development services........    2,652        620      3,065      2,060      3,001      2,733      2,888      2,014
                                       -------    -------    -------    -------    -------    -------    -------    -------
      Total cost of revenues.........    3,586      1,415      3,858      2,791      4,045      4,185      4,420      3,901
                                       -------    -------    -------    -------    -------    -------    -------    -------
Gross profit.........................    3,407      7,083      3,191      3,671      3,141      4,241      4,266      6,086
Operating expenses:
  Sales and marketing................    3,098      3,211      3,456      3,915      4,758      6,541      5,736      6,574
  Research and development...........    1,933      1,950      2,047      2,269      1,997      1,828      2,547      3,269
  General and administrative.........      907        704        995        910      1,531      1,717      1,814      2,022
  Stock-based compensation...........       36         36        244        356        232        423        143      1,799
  Restructuring charge...............       --         --         --         --         --         --      2,625        402
                                       -------    -------    -------    -------    -------    -------    -------    -------
      Total operating expenses.......    5,974      5,901      6,742      7,450      8,518     10,509     12,865     14,066
                                       -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations........   (2,567)     1,182     (3,551)    (3,779)    (5,377)    (6,268)    (8,599)    (7,980)
Other expense, net...................       34        209         51         32        235         78         92        226
                                       -------    -------    -------    -------    -------    -------    -------    -------
Net income (loss)....................  $(2,601)   $   973    $(3,602)   $(3,811)   $(5,612)   $(6,346)   $(8,691)   $(8,206)
                                       =======    =======    =======    =======    =======    =======    =======    =======

                                                                             QUARTER ENDED
                                         -------------------------------------------------------------------------------------
                                         JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,   JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,
                                           1998       1998       1998       1998       1999       1999       1999       1999
                                         --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Product-related revenues:
    License............................     2.1%       5.3%      10.0%       9.1%      22.4%      28.6%      30.1%      31.5%
    Services and maintenance...........    22.8       13.6       13.4       19.7       18.0       23.1       27.2       30.0
                                          -----      -----      -----      -----      -----      -----      -----      -----
      Total product-related revenues...    24.9       18.9       23.4       28.8       40.4       51.7       57.3       61.5
    Custom development services........    75.1       81.1       76.6       71.2       59.6       48.3       42.7       38.5
                                          -----      -----      -----      -----      -----      -----      -----      -----
      Total revenues...................   100.0      100.0      100.0      100.0      100.0      100.0      100.0      100.0
                                          -----      -----      -----      -----      -----      -----      -----      -----
Cost of revenues:
  Licenses.............................     0.6        0.5        0.8        0.8        0.6        0.6        0.5        1.0
  Product-related services and
    maintenance........................    12.8        8.8       10.5       10.5       13.9       16.8       17.1       17.9
  Custom development services..........    37.9        7.3       43.5       31.9       41.8       32.4       33.2       20.2
                                          -----      -----      -----      -----      -----      -----      -----      -----
      Total cost of revenues...........    51.3       16.6       54.8       43.2       56.3       49.6       50.8       39.1
                                          -----      -----      -----      -----      -----      -----      -----      -----
Gross profit...........................    48.7       83.4       45.2       56.8       43.7       50.4       49.2       60.9
Operating expenses:
  Sales and marketing..................    44.3       37.8       49.0       60.6       66.2       77.6       66.0       65.8
  Research and development.............    27.6       22.9       29.0       35.1       27.8       21.7       29.3       32.7
  General and administrative...........    13.0        8.3       14.1       14.1       21.3       20.4       20.9       20.2
  Stock-based compensation.............     0.5        0.4        3.5        5.5        3.2        5.0        1.6       18.0
  Restructuring charge.................      --         --         --         --         --         --       30.2        4.0
                                          -----      -----      -----      -----      -----      -----      -----      -----
      Total operating expenses.........    85.4       69.4       95.6      115.3      118.5      124.7      148.0      140.7
                                          -----      -----      -----      -----      -----      -----      -----      -----
Income (loss) from operations..........   (36.7)      14.0      (50.4)     (58.5)     (74.8)     (74.3)     (98.8)     (79.8)
Other expense, net.....................     0.5        2.5        0.7        0.5        3.3        0.9        1.1        2.3
                                          -----      -----      -----      -----      -----      -----      -----      -----
Net income (loss)......................   (37.2)%     11.5%     (51.1)%    (59.0)%    (78.1)%    (75.2)%    (99.9)%    (82.1)%
                                          =====      =====      =====      =====      =====      =====      =====      =====

     Our operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate in the future. The quarterly fluctuations are caused by a number of factors, including demand for our products and services, size and timing of specific sales, level of product and price competition, timing and market acceptance of new product introductions and product enhancements by us and our competitors, the length of our sales cycle, personnel changes, budgeting cycles of our customers, the impact of our revenue recognition policies, changes in technology and changes caused by the rapidly evolving e-business market and the impact of year 2000 investments by us and our customers. Many of these factors are beyond our control. Therefore, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations and met our capital expenditure requirements primarily through the sale of private equity securities, borrowings on our line of credit and capital equipment leases.

     As of October 31, 1999, we had $2.1 million of cash and cash equivalents, compared with $2.3 million as of October 31, 1998. Our working capital deficit at October 31, 1999 was $11.4 million, compared to a working capital deficit of $6.2 million at October 31, 1998.

     Net cash used in operating activities was $19.9 million in fiscal 1999, $10.5 million in fiscal 1998, and $3.0 million in fiscal 1997. Cash used in operating activities in fiscal 1999 was primarily attributable to our net loss and increases in accounts receivable and prepaid expense, offset in part by an increase in deferred revenues, accounts payable and accrued liabilities and non-cash expenses including depreciation, amortization, stock-based compensation expense and a restructuring charge.

     Net cash used in investing activities was $2.1 million in fiscal 1999, $1.5 million for fiscal 1998, and $6.6 million for fiscal 1997. Net cash used in investing activities in fiscal 1999 was primarily attributable to purchases of property and equipment to support our expanding operations, offset in part by proceeds from the sale of our Mankato, Minnesota facility.

     Net cash provided by financing activities provided net cash of $21.9 million in fiscal 1999, $4.1 million in fiscal 1998, and $19.3 million for fiscal 1997. Proceeds from financing activities for fiscal 1999 were primarily from the sale of our series F preferred stock and net borrowings on our line of credit and term note, offset in part by payments on long-term debt.

     On July 31, 1998, we established a $5.0 million line of credit with a financial institution to replace our $4.3 million line of credit which expired on April 1, 1998. Effective September 29, 1999, we amended our line of credit agreement to increase the commitment by $2.0 million. This additional commitment was reached through the conversion of outstanding borrowings on the existing line of credit to a $2.0 million term loan. The entire unpaid principal balance of the term loan is payable upon the termination of the agreement. The line of credit expires on October 31, 2000. The amount available for borrowing is based on 80% of eligible accounts receivable. Eligible accounts receivable are defined as accounts receivable from United States based contracts that are payable within six months and which are not in dispute or delinquent. Interest on the line of credit is at the prime rate plus 2.0% limited to a minimum of 8.0% per year, and is payable monthly. We also pay a monthly fee of 0.5% per year on the unused line of credit. As of October 31, 1999, we had $4.7 million outstanding under the line of credit and available borrowing capacity of $37,000.

     On November 12, 1999, we borrowed $6.0 million of subordinated indebtedness from an outside investor and two of our existing stockholders. The indebtedness bears interest at 12.0% and is due upon the earlier of the closing of this offering or November 11, 2000. We also issued to these lenders warrants to purchase an aggregate of 360,000 shares of our common stock at an exercise price of $5.25 per share. We will record the warrants as a discount totaling $1.9 million against the carrying value of the subordinated notes payable.

     We anticipate a substantial increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. We believe that existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to meet our anticipated cash need for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in the next 12 months or in the future to support more rapid expansion of our sales force, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If we seek to raise additional funds, we may not be able to obtain funds on terms which are favorable or acceptable to us. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these securities may have rights, preferences or privileges senior to our common stock.

YEAR 2000 READINESS

Background of Year 2000 Issue

     The year 2000 issue refers generally to the problems that some software may have in determining the correct date as a result of the millennium change. We define year 2000 ready to mean that testing has revealed that the electronic components at issue will recognize and properly perform date sensitive functions into and beyond the year 2000. Software with date sensitive information that is not year 2000 ready may not be able to distinguish whether 00 means 1900 or 2000, which may result in system failures or the creation of erroneous results. We are subject to potential year 2000 issues affecting our products, our internal systems and the systems of our suppliers and customers, any of which could harm our business.

State of Readiness

     We organized a year 2000 task force to address our year 2000 issues. The task force concluded all testing and remediation efforts in relation to year 2000 issues on December 15, 1999 as discussed below.

     We have tested all custom and product implementations currently being utilized by customers and, as necessary, have remediated and made all of these implementations year 2000 ready. We have further tested all existing and past FirePond products for year 2000 issues and, as necessary, remediated and made all of these products year 2000 ready. However, we have not tested independently installed third-party software which may be integrated within our customer's systems. Integrated software could be susceptible to year 2000 issues and the failure of our customers' systems to be year 2000 ready could impede the success of our applications in their systems.

     We have tested all internal hardware and software for 2000 issues and, as necessary, have remediated and made all of these systems year 2000 ready. For our non-information technology, we have obtained year 2000 ready statements from all of our material suppliers and do not anticipate any year 2000 problems.

The Cost to Address Our Year 2000 Issues

     We have incurred costs in replacing hardware as well as labor in assessing, testing and remediating all of our software and hardware. All costs incurred in our process to be year 2000 ready are covered by our general budget to fund the activities of the year 2000 task force. These costs are divided into two categories:

     - our internal systems and hardware; and

     - custom and product customer implementations.

The majority of costs were incurred during calendar year 1999. We incurred approximately:

     - 2000 employee hours;

     - $10,000 in contract fees; and

     - $75,000 in capital expenditures remediating our internal hardware and software systems.

We anticipate no further material costs associated with remediating year 2000 issues.

The Risk of Our Year 2000 Issues

     We have assessed, tested and remediated all anticipated year 2000 issues. Therefore, currently we are not aware of any material operational issues or costs associated with year 2000 issues. The only potential problems we anticipate in relation to the year 2000 are minor internal or customer associated year 2000 issues which may have been overlooked by our year 2000 task force or year 2000 issues which are beyond our control.

Our Contingency Plan

     We have prepared a contingency plan if we are not year 2000 ready. All key personnel are available to address all potential problems which may occur with our own internal systems as well as unanticipated problems with our customers use of our software products and implementations. We have taken further contingency plans designed to protect software code that is material to our business operation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on our consolidated financial statements.

     In December 1998, the AICPA issued Statement of Position 98-9, Modification of SOP 97-2 Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 requires use of the residual method of recognition of revenues when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. We will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. We do not expect the adoption of SOP 98-9 will have a material effect on our financial position or operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We develop products in the United States and Belarus and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income and expense are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments and our long-term debt and available line of credit require interest payments calculated at variable rates. Based on the nature and current levels of our investments and debt, however, we have concluded that there is no material market risk exposure.

                                    BUSINESS

INDUSTRY BACKGROUND

     In today's highly competitive global marketplace, it is increasingly critical for companies to prioritize their businesses around the attraction, conversion and retention of customers. As a result, many companies are redirecting their technology investments toward systems that will maximize their long-term revenue streams by increasing customer loyalty. Within industries that are characterized by complex products, services, or channel relationships, competitive advantage often results from a company's ability to provide products, services and content that are specific to the preferences of individual customers, particularly when they are making a buying decision. Companies are also realizing that existing and potential customers often access their organization through multiple business channels, including e-commerce channels, traditional direct sales forces, and indirect channel partners. It is therefore important that companies not only equip these channels with systems that provide competitive differentiation when a customer's buying decision is being made, but that they provide the customer with consistent, valuable service across all channels.

     In response to this shift toward customer-oriented systems, companies originally invested heavily in traditional customer relationship management, or CRM, software, which was designed to automate administrative support for traditional corporate sales, call center, and service employees to more effectively manage customer relationships. These solutions, which traditionally have included functionality such as customer contact management, sales force administration, call center service and support, and marketing automation, have helped to eliminate cost inefficiencies within a company's sales and marketing organization by streamlining and consolidating customer information and other internal administrative tasks. However, because these applications are focused on administrative aspects of a company's sales and marketing efforts, they generally have not directly enhanced the customer's buying experience. Traditional CRM solutions are further prevented from providing value directly to customers because they were typically designed before the widespread commercial use of the Internet, and were not intended for large scale, Internet-based customer-driven transactions. Many companies that implemented traditional CRM systems therefore have found themselves with systems that do not interactively engage the customer in ways that add value to those relationships or enhance individual buying decisions.

     The rapid evolution and acceptance of the Internet as a means for communicating, sharing information, and transacting directly with customers worldwide has dramatically changed the focus of customer relationship management. The Internet offers new opportunities for increased interactivity and self-service, enabling companies to create new approaches for initiating, developing and managing customer relationships over time. The Internet enables the creation of powerful new revenue channels, while simultaneously improving the effectiveness with which existing distribution channels market, sell and support product and service offerings. Forrester Research, Inc. estimates that the total value of U.S. business trade on the Internet will grow to approximately $1.3 trillion in 2003. International Data Corporation, or IDC, estimates that the market for Internet Commerce applications will grow 280% to $1.7 billion in 1999 and projects the market to top $13 billion by 2003. We have derived this information from Internet Commerce Software Applications Market Review and Forecast, 1998-2003, April 1999.

     As a result of these developments, the market for sales and marketing oriented e-business software offerings has also evolved rapidly. The first generation of e-business software was primarily focused on providing the back office infrastructure to enable secure commerce transactions. More recently, a variety of niche e-business software applications have been introduced, including Internet content management and personalization offerings, which target a specific aspect of the customer relationship or buying process. These point solutions have provided tactical value in encouraging the adoption of the Internet for the purchase of more basic, consumer-oriented goods. However, they have typically not provided the advanced, comprehensive selling functionality necessary to offer targeted products, services and content based upon a customer's individual profile or stated requirements, which we believe is a critical success factor for companies using e-commerce to sell complex products and services. In addition, these Internet applications typically do not interact with a company's traditional sales and distribution channels. Because these applications were designed to support only Internet-based interactions, they typically are unable to collect information about customers when they access a company's traditional sales channels, leaving a company with an incomplete view of an individual customer's behavior, requirements and preferences. This inability to enable a common view of individual customers across multiple selling channels limits a company's ability to develop strategies for improving its product offerings, services, and selling processes in ways that would encourage repeat business from those customers.

     Companies that sell complex products and services require a new generation of e-business sales and marketing applications to offer targeted products, services, and content to individual customers. Without these applications, companies with complex selling activities may not be able to execute successful e-commerce strategies, and may be forced to rely exclusively on traditional human-assisted selling channels for their revenue streams. To encourage conversion of potential customers into customers and repeat business from individual customers, these companies must utilize advanced, Internet-based technologies that offer enhanced customer interactivity and can support the creation of personalized solutions in a highly scalable and reliable fashion at the time of customer buying decisions. These capabilities must support the rapid deployment of an effective e-commerce channel for selling complex products and services, and must also automate complex selling activities within traditional direct and indirect selling channels to maximize the ability of all channels to transact new business. This next-generation software must also capitalize on the highly interactive nature of the Internet to collect real-time customer information from individual selling interactions across all sales channels, so that this common view of customer activity may be shared across a company's enterprise as a basis for developing improved product offerings, services, and selling processes that encourage long-term customer loyalty.

THE FIREPOND SOLUTION

     FirePond is a leading provider of integrated e-business sales and marketing solutions for companies wishing to offer complex products and services through business-to-business and business-to-consumer e-commerce channels. We offer packaged software applications and related services that allow these companies to deploy comprehensive, highly interactive selling systems that increase customer conversion and retention of individual customers over the long term, in both e-commerce and more traditional sales channels. Our packaged software product, the FirePond Application Suite, allows companies in our targeted markets to offer personalized products, services and content when a customer is preparing to buy, either on an e-commerce web-site, or from a direct salesperson, distributor, dealer or agent. Using our software, companies are able to share customer information obtained from business-to-business or business-to-consumer e-commerce sales transactions with traditional sales channels, where that information is used by sales people to improve individual customer relationships and develop additional revenue opportunities. By enabling these interactive, Internet-based selling transactions, our products are able to collect from multiple selling channels real-time information about individual customer behavior, preferences and transaction activity, creating a common view of individual customers. Our software then distributes this customer information across the enterprise, where it provides the basis for developing improved product offerings, services and selling processes that will increase the likelihood of long-term customer retention.

     Using our integrated e-business sales and marketing solutions, companies that offer complex products and services are able to:

     - quickly develop an effective e-commerce sales channel by delivering interactive selling capabilities to business-to-business and business-to-consumer e-commerce sites;

     - automate highly complex selling tasks within direct and indirect selling channels to ensure the accuracy and personalization of products and services offered to customers throughout those channels;

     - utilize the same business rules, data and selling functionality across all e-commerce and traditional sales channels, so that individual customers receive consistent, high quality information when they are ready to buy products or services;

     - develop a common view of each customer across all e-commerce and traditional sales channels to bring intelligence and consistency to every customer interaction;

     - take advantage of the interactivity of the Internet to create a common view of individual customers from real-time interactions across selling channels, and share that information across the enterprise to enable strategies for improved product offerings, services, and selling processes, increasing the likelihood of achieving long-term customer loyalty; and

     - achieve high reliability, performance and scalability in e-commerce environments, as well as in broader enterprise environments that support multiple selling channels.

STRATEGY

     Our goal is to be the leading provider of integrated e-business sales and marketing solutions. To achieve this goal, key elements of our strategy include:

     Pursue Targeted Vertical Markets. We currently focus on industries that are typically characterized by complex products, services or channel relationships, including health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. We believe that our focused pursuit of these targeted markets increases our ability to offer solutions that meet the unique needs of our target customers, which may vary greatly across industry segments. To further our vertical market focus, our sales efforts are organized around complementary industry segments so that we may offer more specialized, consultative expertise when customers evaluate and license our products. We will continue to deepen our focus on target industry markets and translate customer requirements into industry-specific product features and functions, which we believe will create barriers to entry for our competitors. During fiscal 2000, we also plan to expand into new vertical industries with similar characteristics and will target leading companies in those industries.

     Expand Established International Infrastructure to Gain Global Market Share. During fiscal 1999, we invested heavily in a global infrastructure to target leading businesses worldwide. We have increased the number of FirePond employees internationally to 78 as of November 30, 1999 from 24 on October 31, 1998. Our international revenues as a percentage of total revenues were 11% in fiscal 1999. Our leading international customers include Ford Motor Company-Europe, Hitachi, Packard Bell/NEC, Renault V.I, and Scania. We plan to use new customers and existing and new partner relationships to complement our infrastructure and grow market share in international markets.

     Expand Our E-Business Solutions. Our internal development organization, combined with our strategic relationship with an offshore development organization, creates a highly scalable product delivery model that allows us to rapidly introduce significant new product features and functionality. We believe these combined resources provide us with significant advantages, including ready access to a highly-skilled labor pool, reduced turnover and rapid development cycles. The use of this model was integral to the rapid development and timely release of the FirePond Application Suite, which includes functionality, features, and underlying architecture not available in our prior product offerings. We intend to continue to use this combined organization to expand the functionality of our products and incorporate new technologies to meet the demands of the marketplace.

     Expand Relationships with Partners. We have established strategic marketing alliances with industry leading systems integrators, including Ernst & Young, Viant, EDS and Intelligroup, and with complementary software vendors, such as E.piphany, Talus Software, Silverstream and Oberon Software and application service providers such as GTE Internetworking. These alliances help extend our market coverage and provide us with new business leads and access to a large pool of highly trained implementation personnel. On an ongoing basis, we will seek to expand the number of partners we work with to further penetrate the market and accelerate our growth.

     Offer Packaging Flexibility to Strategically Penetrate Global 2000 Accounts. We offer a suite of e-business products, which may be purchased as separate components or as an enterprise platform for integrated e-business sales and marketing solutions. This has allowed us to penetrate accounts that differ greatly in their current stages of developing and implementing their e-business strategies. When we are successful in selling our independent component offerings, we create future opportunities for up-selling customers to our enterprise platform which we intend to pursue. In addition, we offer a migration path to an enterprise platform for integrated e-business sales and marketing solutions to increase the likelihood that we will successfully sell our independent components to accounts that are not yet ready for enterprise-wide solutions. We also offer innovative pricing alternatives such as annual licensing and transaction-based pricing that provide our customers with a wide variety of licensing options. We will continue to package and price our product offerings in a fashion designed to remove sales barriers and create recurring revenue streams.

     Incorporate Expertise from Prior Custom Development Business. We have been engaged for 16 years in the development of custom interactive selling solutions for Global 2000 companies and have utilized that expertise in developing and implementing the FirePond Application Suite. We have successfully transitioned the majority of our business from providing custom development services to providing more standardized software products and product-related services, while maintaining the technical expertise and knowledge developed in providing customized solutions in our prior business model. We believe that our historical expertise in this area represents a significant competitive advantage. We intend to expand upon this expertise to develop products by creating packaged software versions of previously installed custom functionality and by re-using highly specialized implementation methodologies developed over the course of our history.

FIREPOND PRODUCTS

     The FirePond Application Suite is a suite of packaged, Internet-based software applications, enabling companies that offer complex products and services to deploy integrated e-business sales and marketing solutions. The FirePond Application Suite includes packaged software components for Internet-based guided selling, which allow companies to offer personalized products, services and content to customers when they are ready to make a buying decision, whether on an e-commerce site or through a traditional sales channel. Within the FirePond Application Suite, we also offer enterprise customer information management and sales administration capabilities, which allow customer information collected from selling interactions across multiple sales channels to be consolidated in a single administrative application. Finally, our software includes a process workflow engine, which enables companies to design processes that distribute information collected from real-time selling events across a company's enterprise.

     The table below describes the packaged software components of the FirePond Application Suite, all of which, other than the FirePond Business Rule Engine, were released in October 1999. Previous versions of the FirePond Business Rule Engine have been used in our custom software development implementations as well as in our prior software products.

---------------------------------------------------------------------------------------------------
     FIREPOND APPLICATION SUITE
             COMPONENT                                    COMPONENT DESCRIPTION
---------------------------------------------------------------------------------------------------
 FirePond Business Rule Engine         Industry-leading business intelligence engine for
                                       rules-based product configuration, pricing, customer needs analysis and transactional personalization during the sale of complex products and services
---------------------------------------------------------------------------------------------------
 FirePond Commerce                     Guided selling application that enable consultative selling processes within business-to-business or
                                       business-to-consumer e-commerce web-sites, utilizing the
                                       configuration and business rule services of the FirePond
                                       Business Rule Engine
---------------------------------------------------------------------------------------------------
 FirePond Sales                        Guided selling application that automates complex selling
                                       activities for assisted direct and indirect sales channels, utilizing the configuration and business rule services of
                                       the FirePond Business Rule Engine
---------------------------------------------------------------------------------------------------
 FirePond Sales Manager                Sales administration and customer information management
                                       system
---------------------------------------------------------------------------------------------------
 FirePond Process Server               Transaction-based process workflow engine, enabling
                                       companies to design processes that share customer
                                       information collected by FirePond Commerce and FirePond
                                       Sales across connected systems and individuals within the
                                       enterprise
---------------------------------------------------------------------------------------------------
 FirePond Enterprise Workbench         Application administration platform, including tools for
                                       managing functionality, content, business rules, enterprise process flows and system administration activities
---------------------------------------------------------------------------------------------------

  FirePond Product Packaging and Pricing

     We offer a variety of packaging and pricing options for the FirePond Application Suite, to achieve flexibility in aligning our technology with companies in different stages of executing their e-business strategies. Customers seeking an enterprise platform for integrated e-business sales and marketing may license the entire FirePond Application Suite, including all associated components. Those companies pursuing less comprehensive initiatives, but which are still focused on making strategic investments in e-commerce selling, channel management or customer information management solutions, may license FirePond Commerce or FirePond Sales, each bundled with the FirePond Business Rule Engine, as well as FirePond Sales Manager, as standalone applications. By offering this variety of packaging options, we allow our customers to make strategic investments in our technology, without necessarily committing to a larger enterprise platform.

     We also offer a wide variety of pricing options to our customers. We currently offer our packaged software on a price per user or group of concurrent users basis, which customers can then license on a perpetual or annual basis. We also offer transaction-based pricing that ties the overall cost of owning our software to the value provided to the company. To date, substantially all of our licenses have been perpetual licenses. License fees for our products typically range from approximately several hundred thousand dollars to several million dollars.

  FirePond Business Rule Engine

     The FirePond Business Rule Engine, or FirePond BRE, is an industry-leading business intelligence engine for executing rules-based product configuration, pricing, customer needs analysis and transactional personalization during the sale of complex products and services. The FirePond BRE was originally utilized in our previous business model, as the centerpiece of custom software developments, and was incorporated in the FirePond Application Suite. The FirePond BRE has proven highly scalable in large-scale enterprise environments. The FirePond BRE evaluates customer requirements and characteristics, then matches them to specific products, pricing and content, all at the time of evaluation and purchase. Using accompanying tools in the FirePond Enterprise Workbench, companies create multi-tiered business rule models that govern how products are configured, offered and sold to individual customers, customer types, or market segments, in both e-commerce and traditional sales channels. At the time of customer evaluation or purchase, the FirePond BRE will evaluate customer information input, draw from the underlying business rule models, configure targeted products, generate customer-specific pricing, and offer relevant content to facilitate the customer buying decision. This interactive information exchange, or customer needs analysis, shields customers from the complexity of the product being sold, allowing targeted solutions to be configured based on customers' high level descriptions of intended use, personal preferences, business priorities, or price sensitivities, rather than detailed option selection.

  FirePond Commerce

     FirePond Commerce allows companies to offering complex products or services to quickly deploy highly interactive, consultative e-commerce web sites for selling. Companies receive the base packaged selling functionality of FirePond Commerce, then collaborate with FirePond or third-party implementation partners to organize the selling functionality in ways that reflect their unique strategies and best practices for selling. Associated tools in the FirePond Enterprise Workbench allow us, our partners, or the company to organize and deploy this functionality. Using the FirePond Business Rule Engine to apply business rules intelligence to independent components of functionality, companies can easily construct comprehensive e-commerce selling sites that emulate the consultative nature of traditional sales channels. The packaged functionality of FirePond Commerce allows customers to proceed through an entire complex sales process in an e-commerce environment, beginning with an interactive needs analysis session, creating a targeted product configuration with a personalized price quote, exploring optimal financing recommendations, comparing relevant competitive offerings, obtaining individualized product content, generating a company-branded proposal, and completing the order. FirePond Commerce then logs these interactions to share real-time information with other FirePond applications as well as with the larger enterprise.

  FirePond Sales

     FirePond Sales is a guided selling application which automates complex selling activities for sales people in traditional selling channels, including direct sales forces, distributors, dealers, agents and others who deal interactively with customers. Similar to FirePond Commerce, companies receive the base packaged selling functionality of FirePond Sales, then use associated tools in the FirePond Enterprise Workbench to organize the functionality to represent their unique strategies and best practices for selling. FirePond Sales provides the same functionality offered in FirePond Commerce to personalize products, services and content to individual customers when they are ready to buy. However, the functionality is typically presented differently due to the presence of human interaction in the sales process. The underlying data model and architecture that support FirePond Sales are also the same as that which supports FirePond Commerce, allowing for collaboration between the two applications. For example, when a customer creates and saves a personalized solution on a FirePond Commerce-enabled site, a sales person can access that solution and use FirePond Sales to offer informed alternatives to further develop the opportunity.

  FirePond Sales Manager

     FirePond Sales Manager is an integrated, web-based sales administration and customer information management system. FirePond Sales Manager allows sales people and their managers to perform a wide variety of customer information management activities, including managing customer contacts and profiles, coordinating activities, defining and assessing opportunities, managing a sales pipeline, aligning sales territories, and generating and analyzing forecasts. Because it is typically linked to FirePond Commerce and FirePond Sales, data from real-time customer interactions is automatically delivered to FirePond Sales Manager, rather than input by a salesperson. For example, if a customer engages in a buying session on a FirePond Commerce-enabled web site, that event, along with all of the customer profile information associated with that session, is delivered to FirePond Sales Manager, where assigned next steps will be presented to the sales person for effective pursuit of the sale.

  FirePond Process Server

     FirePond Process Server is a transaction-based workflow engine that enables companies to coordinate connected software systems and individuals in organized, customer-driven processes. Using intuitive visual tools in FirePond Enterprise Workbench, companies can design business processes for responding to real-time events generated from interactive sessions occurring within FirePond Commerce or FirePond Sales. Using FirePond Process Server and its related tools, companies can identify organizational roles, assign tasks, and connect software systems to each process. Companies then apply logic that defines how and when these organizational roles, tasks, and software systems will be invoked, based on different events. When events trigger these processes, FirePond Process Server ensures that the process is triggered across the enterprise, while maintaining the integrity of underlying corporate databases. Companies then use FirePond Process Server tools to test and analyze these processes for maximum benefit. For example, companies use FirePond Process Server to define the processes that will be triggered when an individual customer creates a solution on a FirePond Commerce-enabled web site. Using the associated tools, companies may create processes that inform the appropriate sales person of this event, attach relevant customer information from the session, update the corporate customer information database, or send an e-mail to that customer's service team.

  FirePond Enterprise Workbench

     FirePond Enterprise Workbench is a maintenance and development platform for defining, analyzing, and managing functions, data, content and processes within the FirePond Application Suite. FirePond Enterprise Workbench is comprised of several tools, which allow companies to:

     - author and manage business rules that support product configuration, pricing and transactional personalization in the FirePond Business Rule Engine;

     - organize packaged FirePond selling functionality within FirePond Commerce and FirePond Sales to comply with their strategies and best practices for selling;

     - develop and deploy additional e-business functionality that complements the packaged application functions of FirePond Commerce, FirePond Sales and FirePond Sales Manager;

     - visually create, manage, and monitor transaction-based business processes that span multiple applications;

     - define connectivity and data flows between the FirePond Application Suite and third-party applications; and

     - assign users, manage security, and troubleshoot the distributed components of a FirePond Application Suite deployment.

PROFESSIONAL SERVICES AND SUPPORT

     We offer a range of professional services that help companies use the packaged software functionality of the FirePond Application Suite to create deployments that are highly specific to their businesses. Our professional services personnel typically have extensive experience in the deployment of enterprise-scale selling systems, as many have participated in projects associated with our prior custom development services business model. When we assist companies in the implementation of the FirePond Application Suite, or one of its components, we help them determine how their individual selling strategies can be reflected in our packaged technology, then provide specialized professional services resources who use FirePond Enterprise Workbench to assist in the creation of a functional application workflow, data models, automated enterprise processes, highly branded user interfaces, and functional extensions to our packaged software applications to support those strategies. Our professional services implementation teams are organized around the following roles:

     - Project Manager -- Business manager of the FirePond Application Suite implementation, responsible for leading project strategies and coordinating our resources in support of those strategies

     - Business Analyst -- Strategic business consultant responsible for mapping a company's corporate selling strategies to the packaged product functionality in the FirePond Commerce and FirePond Sales applications, and for designing customer-focused business processes within FirePond Process Server

     - Product Architect -- Technical architecture specialist responsible for compliance of the FirePond Application Suite with the technical infrastructure of individual companies, including strategies for data management, communication, and integration between the FirePond Application Suite and third party applications

     - BRE Engineer -- Highly specialized resource responsible for implementing business rule models that allow the FirePond Business Rule Engine to reflect a company's product configuration, pricing and transactional personalization strategies

     - Interactive Consultant -- Graphic design specialist responsible for using FirePond Enterprise Workbench to create a user interface for FirePond Commerce and FirePond Sales systems, which reflect a company's individual brand identity

     We may also involve third-party systems integrators to perform these roles and supplement our professional services personnel on particular accounts.

     We provide support services, as well as software upgrades, under annual software maintenance contracts. These annual maintenance contracts are renewable at the company's option. Our support services are available seven days per week, 24 hours per day, and 365 days per year.

     In addition to the services provided in connection with the FirePond Application Suite, we also provide custom development and support services. From our inception through 1997, we generated revenues primarily through custom development services, and the ongoing support of the implementations from our prior business model continues to represent a significant portion of our revenues. Although we do not offer custom development services to new customers and we expect revenues from our custom development services to decline as a percentage of overall revenues over time, we intend to continue to provide these services in support of our established custom development services contracts.

SALES AND MARKETING

     We market and sell our products primarily through our direct sales force, which is located throughout North America, Europe and Asia. In North America, the FirePond sales organization is focused on our targeted vertical markets, with resources assigned to health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. In Europe and Asia, the FirePond sales organization is deployed by geographic region, but focuses on the same vertical markets that we target in North America.

     We have multi-disciplined sales teams that consist of sales, technical and sales support professionals. Our senior management also takes an active role in our sales efforts. Frequently, we use FirePond Enterprise Workbench to develop customer-specific demonstrations of FirePond Commerce and FirePond Sales to support selling cycles which we or our partners then use as a basis for the actual full-scale implementations. We typically direct our sales efforts to the chief executive officer, the chief information officer, the vice presidents of sales and marketing and other senior executives responsible for e-business or multiple selling strategies at our customers' organizations.

     FirePond has sales offices in the Boston, Chicago, Detroit, Minneapolis, Pittsburgh, San Francisco, St. Louis, Amsterdam, Dusseldorf, London, Paris, Stockholm, Hong Kong and Tokyo areas. As of November 30, 1999, our world-wide sales organization consisted of 62 employees.

     A key element of our growth strategy is the formation of strategic relationships with industry leaders whose business offerings complement our own. We believe that these relationships allow us to scale our business rapidly and effectively, by enabling the expansion of our:

     - global brand exposure;
     - pipeline of qualified sales opportunities;
     - capacity to effectively implement our software offerings for new customers; and
     - ability to deliver enhanced value to our customers.

     FirePond has successfully established relationships with large, international systems integrators and consulting services companies, including Ernst & Young, Viant, EDS, Intelligroup, Debis Systemhaus, and WM Data. We intend to expand these relationships and add new relationships in this area to increase our capacity to sell and implement our products on a global basis. With existing partners, such as Ernst & Young and Intelligroup, we align our relationships to coincide with our target vertical markets, including the healthcare/insurance, telecommunications, and automotive market sectors. We will continue to pursue relationships that augment our vertical market strategy.

     FirePond also has relationships with vendors whose products are generally believed to be complementary to our own, including E.piphany, Talus Solutions, Silverstream, Sun Microsystems and Oberon Software. On an ongoing basis, we will pursue additional technology relationships that increase our value to potential customers, expand our ability to offer integrated enterprise solutions, and increase our market opportunities.

     Recently, several companies have emerged that offer outsourced software application hosting services to a wide variety of companies that may not want to incur the cost of hosting and maintaining enterprise software applications within their internal technology infrastructure. We believe that these alternative hosting models provide an opportunity to expand our market reach, because they offer a lower ownership cost to companies that might not otherwise be able to justify a large software investment. We have commenced pursuit of this opportunity by establishing a relationship with GTE Internetworking that provides the FirePond Application Suite on a GTE hosted platform. We will expand our pursuit of partners that offer alternative software hosting models to increase our market reach into companies outside the Global 2000.

     As of November 30, 1999, FirePond had 3 employees focused on the development of corporate partnerships and strategic alliances. In addition, our senior management takes an active role in the development of these key relationships.

     FirePond's marketing organization utilizes a variety of programs to support our sales efforts, including:

     - market and product research and analysis;
     - product and strategy updates with industry analysts;
     - public relations activities and speaking engagements;
     - internet-based and direct mail marketing programs;
     - seminars and trade shows;
     - brochures, data sheets and white papers; and
     - web site marketing.

     As of November 30, 1999, FirePond's marketing organization consisted of 11 employees.

CUSTOMERS

     FirePond has targeted and will continue to target selected vertical industries with complex products, services or channel relationships, including health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. The following is a list of some of our better-known customers to whom we have provided our products or services in fiscal 1998 or fiscal 1999:

ADP
American Isuzu Motors*
Bell Atlantic Network Integration
Blue Cross Blue Shield
  Minnesota
Compaq
Cummins Power Generation
  Group
DAF Trucks N.V.*
Empire Blue Cross Blue Shield
Ford Motor Company -- Europe
Freightliner*
General Motors
Hitachi
IBM*
Ingersoll-Rand
Isuzu-General Motors Australia*
JI Case*
John Deere*
Johnson Controls*
KLA-Tencor
Norwest Services
Packard Bell/NEC
Peugeot SA
Renault V.I.
Savings Bank Life Insurance
Scania
Sprint
Subaru
Sunds Defibrator

------------
* Customer relationships based on custom development services exclusively

     The following table is a list of customers from whom we derived revenues equal to 10% or more of our total revenues during fiscal 1997, fiscal 1998 or fiscal 1999, and whose loss would seriously harm our business:

                          FISCAL 1997 REVENUES          FISCAL 1998 REVENUES          FISCAL 1999 REVENUES
                       ---------------------------   ---------------------------   ---------------------------
                                    PERCENTAGE OF                 PERCENTAGE OF                 PERCENTAGE OF
      CUSTOMER           AMOUNT     TOTAL REVENUES     AMOUNT     TOTAL REVENUES     AMOUNT     TOTAL REVENUES
      --------         ----------   --------------   ----------   --------------   ----------   --------------
General Motors.......  $6,005,000         21%        $7,152,000         25%        $8,143,000         24%
Blue Cross Blue
Shield Minnesota.....          --         --            147,000          1%         4,993,000         15%

RESEARCH AND DEVELOPMENT

     As of November 30, 1999, FirePond employed 87 people in research and development throughout its U.S. offices. This team is responsible for product planning and design, development of particular functionality within the FirePond Application Suite and general release and quality assurance functions.

     We contract with a third party, Soft OS, to provide software development and implementation services on an outsourced basis. Soft OS subcontracts to have these services provided to us by Effective Programming, a development organization located in Minsk, Belarus, and EPAM Systems, a related development organization located in New Jersey. Under this arrangement, Effective Programming and EPAM Systems provide software developers dedicated to our projects to develop products and application functionality based on specifications provided by us and to provide implementation services to our customers. The agreement expires in February 2002. As of November 30, 1999, approximately 85 employees and contractors of Effective Programming and EPAM Systems were performing services for us. Each of Effective Programming and EPAM Systems is majority owned by one of our employees, Arkadiy Dobkin, our vice president of product research and development. We believe our relationship with Effective Programming and EPAM Systems is a significant competitive advantage and provides us with ready access to a highly-skilled labor pool, reduced turnover, rapid development cycles and a cost-effective solution to our research and development needs.

     Our research and development expenses were $9.6 million for fiscal 1999, $8.2 million for fiscal 1998 and $3.6 million for fiscal 1997. We expect to continue to invest significantly in research and development in the future.

COMPETITION

     The market for e-business sales and marketing solutions is intensely competitive, fragmented and subject to rapid technological change. The principal competitive factors in this market include:

     - adherence to emerging Internet-based technology standards;

     - comprehensiveness of applications;

     - adaptability, flexibility and scalability;

     - real-time, interactive capability with customers, partners, vendors and suppliers;

     - ability to support vertical industry requirements;

     - ease of application use and deployment;

     - speed of implementation;

     - customer service and support; and

     - initial price and total cost of ownership.

     Because we offer both independent packaged applications, as well as an enterprise platform for integrated e-business sales and marketing solutions, we consider a number of companies in different market categories to be our competitors. Companies focused on providing advanced selling applications for e-commerce and traditional sales channels include Calico Commerce, Selectica and Trilogy Software. Companies offering e-commerce software that focuses on a specific aspect of the customer relationship or buying process, including personalization, content management or self-service applications, include BroadVision, Vignette, and Silknet. Finally, companies that offer enterprise platforms for customer information management include Siebel Systems and Oracle Corporation. There are a substantial number of other companies focused on providing Internet-based software applications for customer relationship management that may offer competitive products in the future. We believe that the market for integrated e-business sales and marketing solutions is still in its formative stage, and that no currently identified competitor represents a dominant presence in this market.

     We expect competition to increase as a result of software industry consolidation. For example, a number of enterprise software companies have acquired point solution providers to expand their product offerings. Our competitors may also package their products in ways which may discourage users from purchasing our products. Current and potential competitors may establish alliances among themselves or with third parties or adopt aggressive pricing policies to gain market share. In addition, new competitors could emerge and rapidly capture market share.

     Although we believe we have advantages over our competitors in terms of the comprehensiveness of our solution, as well as our targeted vertical focus, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources.

INTELLECTUAL PROPERTY

     We believe our intellectual property rights are significant and that the loss of all or a substantial portion of our intellectual property rights could seriously harm our success and ability to compete. We rely on a combination of copyright, patent, trade secret, trademark, and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. Some of our contracts with our customers contain escrow arrangements with a third party escrow agent which provide these companies with access to our source code, and other intellectual property upon the occurrence of specified events. This access could enable these companies to use our intellectual property and source code creating a risk of disclosure or other inappropriate use. Our third-party development organization located in Minsk, Belarus and New Jersey has access to our source code and other intellectual property rights. Despite our contractual protections, this access could enable them to use our intellectual property and source code to wrongfully develop and manufacture competing products, which would adversely affect our performance and ability to compete. In addition, we cannot be certain that others will not independently develop substantially equivalent intellectual property, gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets. Furthermore, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others to enable us to develop and market commercially viable products effectively. There can be no assurances that any necessary licenses will be available on reasonable terms, if at all.

     From time to time, third parties may assert claims or initiate litigation against us or our technology partners alleging that our existing or future products infringe their proprietary rights. We could be increasingly subject to infringement claims as the number of products and competitors in the market for our technology grows and the functionality of products overlaps. In addition, we may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

EMPLOYEES

     At November 30, 1999, we had a total of 350 employees, of which 87 were in research and development, 73 were in sales and marketing, 58 were in finance and administration, and 132 were in professional services and support. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     Our corporate headquarters are located in Waltham, Massachusetts and occupy approximately 29,500 square feet. Our lease for this facility expires on December 31, 2004. In addition, we have two facilities located in Minnesota. Our facility in Mankato, Minnesota currently occupies approximately 63,250 square feet. Our lease for this facility expires on December 1, 2008. In connection with the relocation of our corporate headquarters in fiscal 1999, we will take actions to reduce the lease commitment by 50% as of December 1, 2000 and terminate the lease as of December 1, 2003. We are currently operating under two separate leases in Bloomington, Minnesota. Both of these suites are in the same building. One occupies approximately 12,100 square feet and our lease for this facility expires on January 31, 2002. The other suite occupies approximately 2,500 square feet and our lease for this facility expires on March 31, 2002. We believe these existing facilities will be adequate to meet our needs for the next 12 months. If our growth continues, we may need larger facilities after that time. Suitable additional facilities may not be available as needed on commercially reasonable terms. We also lease sales offices in Chicago, Illinois; Bloomfield Hills, Michigan; Oakland, California; Sewickly, Pennsylvania; Chesterfield, Missouri; Hoofddorp, The Netherlands; Duesseldorf, Germany; Fleet, England; Paris, France; Stockholm, Sweden; Hong Kong and Tokyo, Japan.

LEGAL PROCEEDINGS

     We are engaged in legal proceedings incidental to the normal course of business. Although the ultimate outcome of these matters cannot be determined, we believe that the final outcome of these proceedings will not seriously harm our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of November 30, 1999, are as follows:

                                            AGE    POSITION
                                            ---    --------
Klaus P. Besier...........................  48     Chairman, President, Chief Executive Officer and
                                                     Director
Ilya G. Gorelik...........................  38     Senior Vice President of Product Strategy and
                                                     Development
Edwin B. Lange............................  43     Senior Vice President of North American Sales
Graham S. Williams........................  44     Senior Vice President and Managing Director of
                                                   Europe and Asia
Paul K. McDermott.........................  38     Chief Financial Officer and Vice President of
                                                   Finance and Administration
Steven J. Waters..........................  31     Vice President of Marketing
Thomas F. Carretta........................  41     General Counsel and Secretary
Paul R. Butare............................  48     Director
J. Michael Cline..........................  40     Director
William O. Grabe..........................  61     Director
Gerhard Schulmeyer........................  61     Director
Vernon Lawrence Weber.....................  45     Director

     Klaus P. Besier has served as chairman of our board of directors since October 1999 and has served as our president, chief executive officer and a director since June 1997. Before joining FirePond, from February 1996 to May 1997, Mr. Besier was chairman, president and chief executive officer of Primix Solutions, Inc., an internet-enabled software company. From 1994 to 1996, Mr. Besier was the chief executive officer of SAP America, Inc., a subsidiary of SAP AG, a leading provider of business application software. From 1992 to 1993, he was the president of SAP America, Inc. From 1991 to 1992, Mr. Besier was vice president of sales of SAP America, Inc. From 1977 to 1990, Mr. Besier held various senior management positions including general manager and corporate vice president with various affiliates of Hoechst Celanese, a specialty chemicals company. Mr. Besier is also a director of Intelligroup, a global professional services firm.

     Ilya G. Gorelik has served as our senior vice president of product strategy and development since October 1998. Before joining FirePond, from 1989 to 1998 Mr. Gorelik held various senior management positions with Parametric Technology Corporation, most recently as senior vice president of product engineering, and chief technology officer. Parametric Technology Corporation is a leading software supplier for the mechanical design automation market.

     Edwin B. Lange has served as our senior vice president of North American sales since September 1999. Before joining FirePond, from 1993 to 1999, Mr. Lange held various senior management positions with SAP America, Inc., most recently senior vice president and general manager of the discrete manufacturing sector. From 1990 to 1993 he was a sales director at Andersen Consulting.

     Graham S. Williams has served as our senior vice president and managing director of Europe and Asia since June 1998. Before joining FirePond, from 1996 to June 1998, Mr. Williams was president and chief executive officer of SuperNova, an application and component development tool firm. From 1993 to 1996, Mr. Williams was vice president, European operations and vice president, European and Asia Pacific operations for Compuware Corp/Uniface International, a provider of enterprise and client/server systems. From 1992 to 1993 he was the vice president and managing director, Europe of Seer Technologies, a provider of integrated CASE systems.

     Paul K. McDermott has served as our chief financial officer since January 1999. Before joining FirePond, from 1995 to 1999, Mr. McDermott was chief financial officer, treasurer, and secretary of ServiceWare, Inc., an Internet software company specializing in knowledge management. From 1990 to 1995, he held various positions in finance, including controller, with Legent Corporation, a supplier of software and services for distributed enterprise computing.

     Steven J. Waters has served as our vice president of marketing since September of 1997. Before joining FirePond, from 1993 to 1997, he held various marketing positions at Trilogy Software, Inc., a sales technology company, including director of sales and marketing from 1996 to 1997. Before Trilogy, Mr. Waters worked in the national high-technology investment banking group of Bear, Stearns & Co., Inc.

     Thomas F. Carretta has served as our general counsel since May 1998. He was elected to serve in the additional capacity of secretary in November 1998. Before joining FirePond, from 1988 to 1998, Mr. Carretta was general counsel for Comtrol Corporation and affiliated companies.

     Paul R. Butare has been a director of FirePond since July 1999. Mr. Butare is the chairman and chief executive officer of Richter Systems International Inc., a leader in global supply chain enterprise solutions. Before joining Richter, Mr. Butare served as executive vice president for Policy Management Systems Corporation, a developer of insurance industry software, which he joined in 1984, and president of CYBERTEK, a life insurance financial systems and services company of Policy Management Systems.

     J. Michael Cline has been a director of FirePond since May 1997. Mr. Cline is the managing partner of Accretive Technology Partners. From 1989 to 1999, Mr. Cline was a managing member of General Atlantic Partners, LLC, or its predecessor, a private equity firm that invests globally in software, Internet services and related information technology companies. Before joining General Atlantic, Mr. Cline helped found AMC, a software company subsequently sold to Legent Corporation. Before founding AMC, Mr. Cline was an associate at McKinsey and Company. Mr. Cline is a director of Brio Technology, Manugistics and Exult, Inc. as well as several other private information technology companies.

     William O. Grabe has been a director of FirePond since May 1997. Mr. Grabe is a managing member of General Atlantic Partners, LLC and has been with General Atlantic since April 1992. Before joining General Atlantic, Mr. Grabe was corporate vice president and general manager, marketing & services for IBM US. He is also a director of Baan Company, N.V., LHS Group, Inc., Compuware Corporation, Gartner Group Inc., Exact Holdings N.V., Meta4, TDS AG and several other private software and services companies.

     Gerhard Schulmeyer has been a director of FirePond since November 1999. Mr. Schulmeyer is president and chief executive officer of Siemens Corporation in the United States of America, having been president and chief executive officer of Siemens Nixdorf Informationssysteme AG and chairman of its managing board since 1994. Before joining Siemens Nixdorf, Mr. Schulmeyer was executive vice president and a member of the executive committee of Asea Brown Boveri Ltd. as well as president and chief executive officer of ABB Inc., U.S.A. From 1980 to 1989, he held various senior positions with Motorola Inc., culminating with that of executive vice president, deputy to the chief executive officer, responsible for European business. He is a member of the boards of Korn Ferry International, Ingram Micro, Inc., Alcan Aluminum Ltd., Allied Zurich p.l.c., Zurich Financial Services and Arthur D. Little, Inc.

     Vernon Lawrence Weber has been a director of FirePond since January 2000. Mr. Weber is the chairman and chief executive officer of Weber Public Relations Worldwide, a leading public relations firm. Mr. Weber founded The Weber Group in 1987. The Interpublic Group of Companies purchased The Weber Group in 1996 and appointed Mr. Weber chairman and chief executive officer of Weber Public Relations Worldwide. Mr. Weber is a director of Technology Review, MIT's magazine of innovation. He is also a director of several other private technology companies.

     Following this offering, the board of directors will consist of five directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. The members of the board of directors are currently classified as follows:

     - Mr. Cline and Mr. Schulmeyer are class I directors whose terms will expire in 2001;

     - Mr. Grabe and Mr. Weber are class II directors whose terms will expire in 2002; and

     - Mr. Besier and Mr. Butare are class III directors whose terms will expire in 2003.

BOARD COMMITTEES

     The board of directors has a compensation committee composed of Messrs. Butare and Cline, which makes recommendations concerning salaries and incentive compensation for our employees and administers our stock option plans. The board of directors also has an audit committee composed of Messrs. Cline and Grabe, which recommends the engagement of our outside auditors and reviews our accounting controls, the results and scope of the audit and other services provided by our outside auditors. The board of directors may establish, from time to time, other committees to facilitate the management of our business.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses incurred in connection with attendance at meetings of the board of directors or its committees. Members of the board who are not employees receive stock options under our 1999 director plan. Our directors are also eligible to participate in our 1997 stock option plan and 1999 stock option and grant plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table presents the fiscal 1999 compensation earned for services rendered to us by our current chief executive officer and each of our four other most highly compensated executive officers whose salary and bonus compensation for fiscal 1999 exceeded $100,000, collectively referred to below as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                                                          AWARDS
                                                       ANNUAL COMPENSATION             ------------
                                              --------------------------------------    SECURITIES
                                                                      OTHER ANNUAL      UNDERLYING
NAME & PRINCIPAL POSITION                     SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)
-------------------------                     ---------   --------   ---------------   ------------
Klaus P. Besier.............................  $200,000    $     --      $     --              --
  Chairman, President and Chief Executive
  Officer
Graham S. Williams..........................   213,850       8,910      19,740(1)        100,000
  Senior Vice President and Managing
  Director of Europe and Asia
Ilya G. Gorelik.............................   175,000          --            --         133,334
  Senior Vice President of Product Strategy
  and Development
Paul K. McDermott...........................   132,060      25,000      36,674(2)        340,001
  Chief Financial Officer and Vice President
  of Finance and Administration
Steven J. Waters............................   156,766          --      41,429(2)        133,334
  Vice President of Marketing

---------------
(1) Represents a car allowance of $1,645 per month paid on behalf of Mr.
    Williams.

(2) Represents amounts paid to the executive officer as reimbursement for relocation expenses.

     The following table presents information about stock options granted during fiscal 1999 to the named executive officers. The percent of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 3,338,522 shares granted to officers and employees during fiscal 1999. The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately before expiration of the option term using the 0%, 5% and 10% appreciation rates above the exercise price established in regulations of the SEC, compounded annually. The potential realizable value is not intended to predict future appreciation of the price of our common stock and do not give effect to any actual appreciation after the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                       -------------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT ASSUMED
                       NUMBER OF SHARES       % OF TOTAL                                     ANNUAL RATES OF STOCK PRICE
                          UNDERLYING      OPTIONS GRANTED TO   EXERCISE                     APPRECIATION FOR OPTION TERM
                           OPTIONS           EMPLOYEES IN       PRICE     EXPIRATION   ---------------------------------------
NAME                      GRANTED(#)         FISCAL YEAR        ($/SH)       DATE         0%($)        5%($)         10%($)
----                   ----------------   ------------------   --------   ----------   -----------   ----------   ------------
Klaus P. Besier......           --                --               --            --     $     --      $    --      $      --
Graham S. Williams...      100,000(1)            3.0%           $4.46        6/1/09      155,500      533,466      1,113,339
Ilya G. Gorelik......      133,334(2)            4.0             4.46       6/16/09      207,334      711,291      1,484,460
Paul K. McDermott....      283,334(1)            8.5             3.95       1/11/09           --      702,949      1,781,410
                            56,667(1)            1.7             7.22      10/27/09      107,951      432,965        931,602
Steven J. Waters.....      100,000(1)            3.0             3.95       11/1/08           --      248,099        628,731
                            33,334(3)            1.0             4.46       6/16/09       51,834      177,825        371,121

------------

(1) 25% of the underlying shares vest on each anniversary of the date of grant so long as the holder remains as an employee.

(2) Vest upon the occurrence of preestablished performance goals related to the development of our new product, the FirePond Application Suite.

(3) 100% of the underlying shares vest immediately upon grant.

     The following table presents information concerning the number and value of unexercised options to purchase common stock held by the named executive officers. The named executive officers did not exercise any stock options during fiscal 1999. The values of the unexercised in-the-money options have been calculated on the basis of the fair market value at October 31, 1999 of $9.12 per share, as determined by the board of directors.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                OPTIONS AT FY-END(#)                AT FY-END($)
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Klaus P. Besier...........................    986,163         938,839       $5,103,394      $4,858,492
Graham S. Williams........................     54,167         262,500          280,314       1,307,438
Ilya G. Gorelik...........................    241,667         325,000        1,182,627       1,681,875
Paul K. McDermott.........................         --         340,000               --       1,574,204
Steven J. Waters..........................     75,000         158,334          371,125         819,378

1999 STOCK OPTION AND GRANT PLAN


     Our 1999 stock option and grant plan was adopted by our board of directors in September 1999 and received stockholder approval in January 2000. The 1999 stock option and grant plan permits us to grant incentive stock options, non-qualified stock options and restricted and unrestricted stock. These grants may be made to our officers, employees, directors, consultants, advisors and key persons. The 1999 stock option and grant plan allows for the issuance of 3,000,000 shares of common stock. Of the shares reserved for issuance under the 1999 stock option plan, 2,468,083 shares remain available for future issuance as of January 31, 2000.


     The 1999 stock option and grant plan is administered by the board of directors or a committee designated by the board of directors. Subject to the provisions of the 1999 stock option and grant plan, the board of directors or the committee may select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

     The exercise price of options granted under the 1999 stock option and grant plan is determined by the board of directors or the committee. Under present law, however, incentive stock options may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of our stock. Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate ten years from the date of grant and may be exercised for specified periods after the termination of the holder's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full by one of the following means:

     - cash;

     - by certified or bank check;

     - by another instrument acceptable to the board of directors or the committee; or

     - in the sole discretion of the board of directors or the committee, by delivery of shares of common stock that have been owned by the holder free of restrictions for at least six months.

The exercise price may also be delivered to us by a broker under irrevocable instructions to the broker selling the underlying shares from the holder.

     The purchase price, vesting dates and requirements of restricted stock awards are determined by the board of directors or the committee. The board of directors or the committee may place conditions on the restricted stock awards, such as continued employment or the achievement of performance goals or objectives in a grant document. Restricted stock may not be sold, assigned, transferred or pledged except as specifically provided in the grant document. If a restricted stock award recipient's employment or other relationship with us terminates or other events specified in the grant document occur, we have the right to repurchase some or all of the shares of stock subject to the award at the purchase price of the stock.

     When we become a publicly held corporation and are subject to Section 162(m) of the Internal Revenue Code, no person may be granted options under the 1999 stock option and grant plan covering more than 1,000,000 shares of common stock in any calendar year.

     In the event of any merger, reorganization or sale in which:

     - the outstanding awards issued under the 1999 stock option and grant plan are generally not assumed by the surviving entity, or

     - equivalent substitute awards are not issued by the surviving entity, then all of the outstanding awards issued under the 1999 stock option and grant plan that are not then vested will become fully vested and exercisable upon the closing of the transaction.

     Upon a merger, reorganization or sale, all awards issued under the 1999 stock option and grant plan will terminate upon closing of the transaction. All participants under the 1999 stock option and grant plan will be permitted to exercise, for a period of 15 days before any termination of the 1999 stock option and grant plan, all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

1999 DIRECTOR PLAN

     Our 1999 director plan was adopted by our board of directors in September 1999 and received stockholder approval in December 1999. A total of 500,000 shares of common stock have been authorized for issuance under the 1999 director plan. Of the shares reserved for issuance under the 1999 director plan, 266,666 shares remain available for future issuance as of January 31, 2000.

     The 1999 director plan is administered by our compensation committee. The term of the 1999 director plan is ten years, unless sooner terminated by vote of the board of directors. Under the 1999 director plan, each non-employee director who is or becomes a member of the board of directors is automatically granted on September 9, 1999 or, if not a director on that date, the date first elected to the board of directors, an option to purchase 50,000 shares of our common stock. In addition, provided that the director continues to serve as a member of the board of directors, each continuing non-employee director will be automatically granted on the date of our annual stockholders meeting an option to purchase 12,500 shares of our common stock.

     Options granted under the 1999 director plan are subject to the following terms:

     - the exercise price will be equal to the fair market value of the common stock on the date of grant;

     - 25% of the options in each grant will become exercisable on each of the first, second, third and fourth anniversaries of the date of grant and will have a term of ten years from the date of grant;

     - unexercisable options terminate when the director ceases to be a director for any reason other than death or permanent disability;

     - exercisable options may be exercised at any time during the option term; and

     - in the event of a change in control transaction in which a director is not retained as a director of the surviving corporation, options granted to that director will become 100% vested and exercisable in full.

The term of the 1999 director plan is ten years, unless sooner terminated by vote of the board of directors.

1997 STOCK OPTION PLAN

     Our board of directors and stockholders adopted the 1997 stock option plan in May 1997. The 1997 stock option plan permits us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, employees, directors, consultants, and advisors. The 1997 stock option plan allows for the issuance of 9,396,815 shares of common stock. Of the shares reserved for issuance under the 1997 stock option plan, 59 shares remain available for future issuance as of January 31, 2000.

     The 1997 stock option plan may be administered by the board of directors or a committee designated by the board of directors. Subject to the provisions of the 1997 stock option plan, the board of directors or the committee may select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the 1997 stock option plan.

     The exercise price of options granted under the 1997 stock option plan is determined by the board of directors or the committee. Under present law, incentive stock options may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of our stock. Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate ten years from the date of grant and may be exercised for specified periods after the termination of the holder's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full by one of the following means:

     - cash;

     - by certified or bank check;

     - by another instrument acceptable to the board of directors or the committee; or

     - in the sole discretion of the board of directors or the committee, by delivery of shares of common stock that have been owned by the holder free of restrictions for at least six months.

     The purchase price, and vesting dates and requirements of restricted stock awards are determined by the board of directors or the committee. The board of directors or the committee may place conditions on the restricted stock awards, such as continued employment or the achievement of performance goals or objectives in a grant document. Restricted stock may not be sold, assigned, transferred or pledged except as specifically provided in the grant document. If a restricted stock award recipient's employment or other relationship with us terminates or other events specified in the grant document occur, we have the right to repurchase some or all of the shares of stock subject to the award at the purchase price of the stock.

     When we become subject to Section 162(m) of the Internal Revenue Code, no person may be granted options under the 1997 stock option plan covering more than 1,750,000 shares of common stock in any calendar year.

     On November 8, 1999, Mr. Besier received stock options under the 1997 stock option plan to purchase 1,500,000 shares of our common stock at an exercise price of $9.90 per share. The options vest monthly over four years and will be fully vested on November 8, 2003.

EMPLOYMENT AGREEMENTS

     Mr. Besier's employment agreement, dated April 2, 1998, provides for an initial annual salary of $200,000 and an annual bonus of up to $150,000 based on FirePond's achievement, during the applicable fiscal year, of performance goals agreed upon by Mr. Besier and our board of directors before the beginning of each fiscal year. The agreement also provides that he will be eligible to earn an additional bonus of up to $100,000 if FirePond achieves or surpasses performance targets in excess of the performance goals. Mr. Besier received stock options under our 1997 stock option plan to purchase 1,417,960 shares of our common stock at an exercise price of approximately $3.95 per share. These options vest monthly commencing on August 7, 1997 and shall be fully vested on July 7, 2001. Upon the occurrence of specified liquidity events, such as a merger or acquisition of FirePond, 80% of the then unvested options will become vested at the time of the event, increasing to 100% if there shall be a reduction in the scope of Mr. Besier's employment responsibilities in connection with the liquidity event. Mr. Besier was also granted registration rights for all shares of our common stock which he acquires.

     In the event of Mr. Besier's death during the term of his employment, his legal representative will receive Mr. Besier's annual salary for 12 months, an amount equal to his most recent annual bonus, payable in quarterly installments, and 75% of Mr. Besier's options to purchase shares of our common stock shall become fully vested and exercisable, with the remaining 25% percent terminating. If Mr. Besier is terminated without cause, or he voluntarily resigns for good reason, he shall receive severance payments equal to his annual salary payable in equal monthly installments for a period of 12 months and the term of his vested options shall be extended until the earlier of three months following the termination, the effectiveness of specified liquidity events, or nine months after an initial public offering.

     Mr. Williams' offer letter, dated May 11, 1998, provides for an initial annual salary of $213,850 commencing on June 1, 1998 and an annual bonus of up to 50% of his annual salary based on our performance and individual performance objectives. Mr. Williams received stock options to purchase 216,667 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 stock option plan. These options vest annually over four years commencing on June 1, 1998. Upon the occurrence of a change of control event, 50% of the then unvested options will become immediately vested and exercisable.

     Mr. Gorelik's offer letter, dated October 21, 1998, provides for an initial annual salary of $175,000 commencing on October 2, 1998 and an annual bonus of up to 50% of his annual salary based on our performance and individual performance objectives. Mr. Gorelik received stock options to purchase 433,334 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 stock option plan. These options vest annually over four years commencing on October 2, 1998. Upon the occurrence of a change of control event, if Mr. Gorelik is not retained as an employee of the surviving company, with responsibilities similar to his responsibilities with FirePond, 80% of the then unvested options will become immediately vested and exercisable.

     Mr. McDermott's offer letter, dated December 11, 1998, provides for an initial annual salary of $160,000 commencing on January 4, 1999, an initial bonus of $25,000 and an annual bonus of up to $50,000 based on our performance and individual performance objectives. Mr. McDermott received stock options to purchase 283,334 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 stock option plan. These options vest annually over four years commencing on January 4, 1999. In addition, Mr. McDermott was granted an additional stock option to purchase 56,667 shares of our common stock on similar terms, upon the achievement of performance objectives before this initial public offering. Upon the occurrence of a change of control event, if Mr. McDermott is not retained as an employee of the surviving company, with responsibilities similar to his responsibilities with FirePond, 80% of the unvested portion of these options will become immediately vested and exercisable.

     Mr. Waters' offer letter, dated September 5, 1997, provides for an initial annual salary of $120,000 commencing on September 10, 1997. Mr. Waters received stock options to purchase 16,667 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 stock option plan. These options vest annually over four years commencing on September 16, 1997. In addition, Mr. Waters received a cash payment of $50,000 and stock options to purchase 33,334 shares of our common stock in substitution for commissions Mr. Waters would have received from his previous employer.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors to FirePond or our stockholders for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has:

     - breached his duty of loyalty;

     - failed to act in good faith;

     - engaged in intentional misconduct or a knowing violation of law;

     - paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law; or

     - obtained an improper personal benefit.

This provision does not alter a director's liability under the federal securities laws or to parties other than FirePond or our stockholders and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our by-laws provide that directors and officers shall be, and in the discretion of the board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. The by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or later acquired under any by-law, agreement or vote of stockholders. We also have directors' and officers' insurance against potential liabilities.

     We have been advised that in the opinion of the SEC, although indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons of FirePond as described above, this indemnification is against public policy as expressed in the Securities Act and may be unenforceable.

                           RELATED PARTY TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

     We have issued preferred stock in private placement transactions as follows. The tables below gives effect to a five-for-one stock split which occurred in July 1997 and affected only the series A convertible participating preferred stock.

                                                                NUMBER OF    PRICE PER      AGGREGATE
DATE OF ISSUANCE                             SERIES              SHARES        SHARE      CONSIDERATION
----------------                             ------             ---------    ---------    -------------
May 1997...........................  Series A Convertible       4,188,880     $  2.63      $11,000,000(1)
                                     Participating Preferred
July 1997..........................  Series C Convertible         570,342        2.63        1,500,000
                                     Participating Preferred
October 1997.......................  Series D Convertible         100,000      100.00       10,000,000
                                     Participating Preferred
April 1998.........................  Series E Convertible       7,604,563        2.63       20,000,000(2)
                                     Participating Preferred
February 1999......................  Series F Convertible       6,734,008        2.97       20,000,000(3)
                                     Preferred
February 1999......................  Series G Convertible       7,604,563        2.63       20,000,000(4)
                                     Participating Preferred

------------
(1) Warrants to purchase 190,438 shares of series B preferred stock, at an exercise price of $19.69 per share, were issued to the purchasers of our series A preferred stock in connection with the sale of series A preferred stock. The aggregate consideration received for these warrants was $1,000.

(2) The aggregate consideration received for the series E preferred stock consisted of the exchange of all of the outstanding shares of series D preferred stock and the payment of an additional $10,000,000.

(3) Warrants to purchase 673,401 shares of series F preferred stock, at an exercise price of $3.56 per share, were issued to the purchasers of our series F preferred stock in connection with the sale of our series F preferred stock. The aggregate consideration received for the warrants was $1,000.

(4) The aggregate consideration received for the series G preferred stock consisted only of the exchange of all of the outstanding shares of series E preferred stock.

     The following table summarizes the shares of our preferred stock purchased by our named executive officers, directors and 5% stockholders, and persons and entities associated with them.

                                  SERIES A         SERIES D         SERIES E                        SERIES G
                                 CONVERTIBLE      CONVERTIBLE      CONVERTIBLE      SERIES F       CONVERTIBLE
                                PARTICIPATING    PARTICIPATING    PARTICIPATING    CONVERTIBLE    PARTICIPATING
                                  PREFERRED        PREFERRED        PREFERRED       PREFERRED       PREFERRED
INVESTOR                            STOCK            STOCK            STOCK           STOCK           STOCK
--------                        -------------    -------------    -------------    -----------    -------------
Entities associated with
  General Atlantic Partners,
  LLC.........................    4,188,880         100,000         7,604,563         841,751       7,604,563
Entities associated with
Technology Crossover
Ventures......................           --              --                --       4,208,755              --
Entities associated with
  Lehman Brothers.............           --              --                --       1,683,502              --

     In connection with the sale of our series F preferred stock, we agreed to use our reasonable best efforts to cause the underwriter of our initial public offering to offer to sell to the series F preferred stockholders 7.5% of the shares sold to the public in the offering. The shares are to be allocated among the series F preferred stockholders on a pro rata basis based upon the number of series F shares held. Entities associated with General Atlantic Partners, LLC, Technology Crossover Ventures and Lehman Brothers are the series F preferred stockholders.

     On September 30, 1999, we sold 33,334 shares of common stock to Edwin B. Lange, our senior vice president of North American sales, for an aggregate purchase price of $148,500.

     On November 12, 1999, we borrowed $6.0 million of subordinated indebtedness from an outside investor, and entities associated with General Atlantic Partners, LLC and Technology Crossover Ventures, existing stockholders of FirePond. The indebtedness bears interest at 12.0% and is due upon the earlier of the closing of this offering or November 11, 2000. If we have not closed an initial public offering of our stock by May 11, 2000 or if we enter into a sale transaction before May 11, 2000, the subordinated indebtedness is convertible into shares of our preferred stock having rights equivalent to our existing series F preferred stock at a rate of $2.97 per share. FirePond also issued to these lenders warrants to purchase an aggregate of 360,000 shares of our common stock at an exercise price of $5.25 per share.

PAYMENTS TO STOCKHOLDERS

     In connection with the sales of our preferred stock, we agreed to make payments to some of our stockholders upon consummation of this offering as follows:

     - an aggregate amount of $10,000,000 to holders of our shares of common stock outstanding on May 20, 1997, other than those shares held by entities associated with General Atlantic Partners, LLC;

     - an aggregate amount of $15,000,000 to holders of our series A preferred stock;

     - an aggregate amount of $750,000 to holders of our series C preferred stock; and

     - an aggregate of up to $20,000,000 to holders of our series G preferred stock.

     These amounts are payable in cash, or, at our option, a number of shares of our common stock determined by dividing the amount payable by $12.00. Our board of directors has elected to make these payments in 3,812,524 shares of common stock upon consummation of this offering.

REGISTRATION RIGHTS AGREEMENTS

     After this offering holders of 28,918,308 shares of our common stock and preferred stock have registration rights for their shares of common stock, including shares of common stock issuable upon conversion of their preferred stock.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information about the beneficial ownership of common stock as of January 31, 2000 and as adjusted to reflect the sale of the common stock offered by this prospectus, by:

     - all persons who own beneficially 5% or more of our common stock;

     - each of the named executive officers;

     - each of our directors; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power for the shares of common stock listed opposite its name below, subject to community property laws, where applicable. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. Percentage of beneficial ownership is based on:

     - 27,751,713 shares outstanding as of January 31, 2000; and

     - 32,751,713 shares outstanding after completion of this offering.

     All options exercisable within 60 days of January 31, 2000 are reported as currently exercisable. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

     The data below gives effect to the issuance of:

     - 3,812,532 shares of common stock as priority payments to some of our existing stockholders upon consummation of this offering; and

     - 506,071 shares of common stock issuable upon the exercise of warrants to purchase series F preferred stock upon consummation of this offering.

In addition, the table below assumes that the underwriters do not exercise their over-allotment option.

     The address of the entities associated with General Atlantic Partners, LLC is General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of the entities associated with Technology Crossover Ventures is Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301. The address of Jerome D. Johnson is 2409 Northridge Drive, North Mankato, Minnesota 56003.

                                                                                  PERCENT
                                                                            BENEFICIALLY OWNED
                                                     NUMBER OF SHARES   ---------------------------
                                                       BENEFICIALLY      BEFORE THE     AFTER THE
                                                          OWNED           OFFERING       OFFERING
                                                     ----------------   ------------   ------------
Entities associated with General Atlantic Partners,
  LLC (1)..........................................     17,290,161         60.9%          51.8%
Entities associated with Technology Crossover
Ventures (2).......................................      3,479,238          12.5           10.6
Jerome D. Johnson (3)..............................      2,942,896          10.6           9.0
Klaus P. Besier (4)................................      1,344,252          4.6            3.9
Ilya G. Gorelik (5)................................        257,192      less than 1%   less than 1%
Graham S. Williams (6).............................         57,303      less than 1%   less than 1%
Paul K. McDermott (7)..............................         70,833      less than 1%   less than 1%
Steven J. Waters (8)...............................        100,000      less than 1%   less than 1%
Paul R. Butare.....................................             --           --             --
J. Michael Cline...................................             --           --             --
William O. Grabe (9)...............................     17,290,161          60.9           51.8
Gerhard Schulmeyer.................................             --           --             --
All executive officers and directors as a group (10
  persons) (10)....................................     19,243,852          63.6           54.6

------------
 (1) Consists of:

     - 2,614,398 shares held by GAP Coinvestment Partners, L.P. and includes 96,837 shares underlying warrants exercisable within 60 days of January 31, 2000;

     - 119,272 shares held by GAP Coinvestment Partners II L.P.;

     - 11,157,797 shares held by General Atlantic Partners 40, L.P. and includes 537,957 shares underlying warrants exercisable within 60 days of January 31, 2000;

     - 2,822,118 shares held by General Atlantic Partners 46, L.P.; and

     - 576,576 shares held by General Atlantic Partners 52, L.P.

      GAP Coinvestment Partners, L.P., GAP Coinvestment Partners II, L.P., General Atlantic Partners 40, L.P., General Atlantic Partners 46, L.P. and General Atlantic Partners 52, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as entities associated with General Atlantic Partners, LLC.

 (2) Consists of:

     - 25,271 shares held by TCV III (GP);

     - 120,032 shares held by TCV III, L.P.;

     - 3,190,295 shares held by TCV III (Q), L.P.; and

     - 143,640 shares held by TCV III Strategic Partners, L.P.

      TCV III (GP), TCV III, L.P., TCV III(Q), L.P. and TCV III Strategic Partners L.P. are referred to, collectively, as entities associated with Technology Crossover Ventures. Technology Crossover Management III, L.L.C. is the general partner of each of the entities associated with Technology Crossover Ventures.

 (3) Includes 83,334 shares which may be sold if the underwriters exercise their over-allotment option.

 (4) Includes 1,313,242 shares underlying options granted to Mr. Besier exercisable within 60 days of January 31, 2000.

 (5) Includes 241,667 shares underlying options granted to Mr. Gorelik exercisable within 60 days of January 31, 2000.

 (6) Includes 54,166 shares underlying options granted to Mr. Williams exercisable within 60 days of January 31, 2000.

 (7) Includes 70,833 shares underlying options granted to Mr. McDermott exercisable within 60 days of January 31, 2000.

 (8) Includes 100,000 shares underlying options granted to Mr. Waters exercisable within 60 days of January 31, 2000.

 (9) Represents shares described in note (1) above, beneficially owned by entities associated with General Atlantic Partners, LLC. Mr. Grabe disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P.

(10) Includes 2,504,702 shares underlying options granted to the executive officers exercisable within 60 days of January 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the offering, our authorized capital stock will consist of 100,000,000 shares of common stock of which 32,751,713 will be issued and outstanding; and 5,000,000 shares of undesignated preferred stock issuable in one or more series to be designated by our board of directors, of which no shares will be issued and outstanding.

     As of January 31, 2000, there were outstanding:

     - 10,129,875 shares of common stock held by approximately 93 stockholders of record;

     - 19,097,793 shares of preferred stock, convertible into 13,303,235 shares of common stock upon completion of this offering;

     - warrants to purchase 190,438 shares of series B preferred stock, convertible into 634,794 shares of common stock upon completion of this offering;

     - warrants to purchase 673,401 shares of series F preferred stock, convertible into 506,071 shares of common stock upon completion of this offering;

     - warrants to purchase 901,234 shares of common stock; and

     - options to purchase an aggregate of 10,047,234 shares of common stock.

These outstanding shares do not include the 3,812,532 shares of common stock to be issued as priority payments to some of our existing stockholders upon consummation of this offering.

COMMON STOCK

     The holders of common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law, amendments to our certificate of incorporation, which will be effective upon consummation of the offering, must be approved by a majority of the voting power of the common stock.

     Holders of common stock share ratably in any dividends declared by the board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. If we merge or consolidate with another company and, as a result, shares of our common stock convert into or are exchanged for cash or shares of stock or other securities or property of another company, then all holders of common stock will be entitled to receive the same kind and amount of consideration for each share of common stock they hold.

     On our liquidation, dissolution or winding up, all holders of common stock are entitled to share ratably in any assets available for distribution to the holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series.

     Our board of directors has the authority to determine any of the following for each series:

     - The distinctive serial designation and the number of shares constituting a series;

     - The amount of dividends to be paid on the shares of a series, whether dividends shall be cumulative and, if so, from which date or dates, and other rights, if any, related to dividends;

     - The voting rights and powers, full or limited, if any, of the shares of a series;

     - Whether the shares of a series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

     - The amount or amounts payable upon the shares of a series and any preferences applicable in the event of our voluntary or involuntary liquidation, dissolution or winding up;

     - Whether the shares of a series shall be entitled to the benefit of a sinking or retirement fund for redemption of the shares, and if so, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased;

     - Whether the shares of a series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of our stock, and the terms and conditions of a conversion or exchange;

     - The consideration for which the shares of a series shall be issued;

     - Whether the shares of a series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock, or a series, and whether the shares may be reissued as shares of the same or any other class or series of stock; and

     - Any other powers, preferences, rights, qualifications, limitations and restrictions as the board of directors or any authorized committee may determine advisable.

     Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of January 31, 2000, there were outstanding:

     - warrants to purchase up to 190,438 shares of series B preferred stock at an exercise price of $19.69 per share that were issued to General Atlantic, which will be automatically converted upon the closing of this offering into a warrant to purchase 634,794 shares of common stock at an exercise price of $5.91 per share;

     - warrants to purchase up to 673,401 shares of series F preferred stock at an exercise price of $3.56 per share that were issued to the purchasers of series F preferred stock;

     - a warrant to purchase up to 200,000 shares of common stock at an exercise price of approximately $3.95 per share that was issued to a vendor;

     - warrants to purchase an aggregate of up to 341,233 shares of common stock at a weighted average exercise price of $7.63 per share that were issued to strategic partners and customers; and

     - warrants to purchase 360,000 shares of common stock with an exercise price of $5.25 per share that were issued to lenders in November 1999.

     We plan to issue additional warrants to purchase up to 500,000 shares of our common stock over the next 12 months in connection with future sales of our products as well as to our present and future strategic partners.

REGISTRATION RIGHTS

     Under the terms of our registration rights agreement, after the closing of this offering, some of our shareholders may demand that we file a registration statement for the registration of all or any portion of their shares, subject to minimum thresholds, under the Securities Act. We are not required to effect more than a total of two of these demand registrations per year. Upon completion of this offering, holders of an aggregate of 28,618,308 shares will be party to the registration rights agreement. At any time after we become eligible to file a registration statement on Form S-3, these stockholders may require us to file up to two registration statements on Form S-3 in any given 12-month period under the Securities Act covering their shares of common stock.

     In addition, after the closing of this offering, these and another stockholder holding an aggregate of 300,000 shares will be entitled to registration rights in connection with any registration by us of securities for our own account or the account of other stockholders. If we propose to register any shares of common stock under the Securities Act, we are required to give those stockholders notice of the registration and to include their shares in the registration statement.

     The registration rights of these stockholders, subject to some limitations, will terminate when the shares held by them may be sold under Rule 144 under the Securities Act. We are generally required to bear all of the expenses of all registrations, except underwriting discounts and commissions. We also have agreed to indemnify those stockholders under the terms of the registration rights agreement.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     Any amendment to our certificate of incorporation must first be approved by a majority of the board of directors and then approved by a majority of the total votes eligible to be cast by holders of voting stock related to the amendment.

DELAWARE ANTI-TAKEOVER LAW AND OUR CHARTER AND BY-LAW PROVISIONS

     Statutory Business Combination Provision. Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a business combination with an interested stockholder for a period of three years after the date that person became an interested stockholder unless:

     - before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

     - following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66.67% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term interested stockholder is generally defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned 15% or more of a corporation's outstanding voting stock. The term business combination includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contains any provision electing to opt out of Section 203.

     Charter and By-law Provisions. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our by-laws provide that a special meeting of stockholders may be called only by the president or the board of directors unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

     Ability to Adopt Stockholder Rights Plan. The board of directors may in the future resolve to issue shares of preferred stock or rights to acquire shares of preferred stock to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments that would discourage persons seeking to gain control of FirePond by means of a merger, tender offer or proxy contest if the board of directors determines that a change in control is not in the best interests of our stockholders. The board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of FirePond.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

     The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol FIRE.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

NUMBER OF SHARES

     After this offering, 32,751,713 shares of common stock will be outstanding, assuming the issuance of an aggregate of 5,000,000 shares of common stock. The number of shares outstanding after this offering is based on the number of shares outstanding as of January 31, 2000 and assumes no exercise of outstanding options. The 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act.

     The remaining 27,751,713 shares of common stock held by existing stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. Of these restricted shares,

     - 4,486,242 shares will be available for resale in the public market in reliance on Rule 144(k) immediately following this offering, of which 4,552,074 shares are subject to lock-up agreements described below;

     - 23,133,747 shares will be available for resale in the public market in reliance on Rule 144 beginning 90 days following this offering, of which 23,124,346 shares are subject to lock-up agreements; and

     - 78,660 shares become eligible for resale in the public market at various dates beginning 90 days following this offering, 61,466 of which shares are subject to lock-up agreements.

LOCK-UP AGREEMENTS

     Each of our executive officers and directors, and other stockholders who will own in the aggregate 26,671,173 shares of common stock after the offering, have entered into lock-up agreements generally providing that they will not:

     - offer to sell, contract to sell or transfer any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of FleetBoston Robertson Stephens Inc.

     FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, FleetBoston Robertson Stephens Inc. will consider the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     We have agreed not to sell or dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock option plans.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 327,517 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 concerning that sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about FirePond.

RULE 144(k)

     Under Rule 144(k) as currently in effect, a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, our employees, officers, directors and consultants who purchased shares of our common stock in connection with written compensatory benefit plans or written contracts relating to the compensation of the purchaser, may rely on Rule 701 to resell those shares. The Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercises of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and beginning 90 days after the date of this prospectus:

     - may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

     - may be sold by affiliates under Rule 144 without complying with its one-year minimum holding requirement.

STOCK OPTIONS

     At January 31, 2000:

     - we had reserved an aggregate of 9,282,042 shares of common stock for issuance under the 1997 stock option plan, and options to purchase 9,281,983 shares were outstanding under the 1997 stock option plan;


     - we had reserved an aggregate of 3,000,000 shares of common stock for issuance under the 1999 stock option and grant plan, and options to purchase 531,917 were outstanding under the 1999 stock option and grant plan; and


     - we had reserved an aggregate of 500,000 shares of common stock for issuance under the 1999 director plan, and options to purchase 233,334 shares were outstanding under the 1999 director plan.

As soon as practicable following the offering, we intend to file a registration statement under the Securities Act to register shares of common stock reserved for issuance under our stock option plans. This registration statement will automatically become effective immediately upon filing. Any shares issued upon the exercise of stock options will be eligible for immediate public sale, subject to the lock-up agreements noted above.

REGISTRATION RIGHTS

     Following the offering, some of our stockholders will have rights to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, SG Cowen Securities Corporation and E*OFFERING Corp., have each agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ----------
FleetBoston Robertson Stephens Inc. ........................
Dain Rauscher Incorporated..................................
SG Cowen Securities Corporation.............................
E*OFFERING Corp. ...........................................
                                                              ---------
     Total..................................................  5,000,000
                                                              =========

     We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $     per share, of which $          may be reallowed to other
dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 6% of the total number of shares offered.

     Over-Allotment Option. We and one of our stockholders, Jerome D. Johnson, have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. If the underwriters exercise the option in full, we will sell 666,666 additional shares and the selling stockholder will sell 83,334 additional shares. If the underwriters exercise this option only in part, the option shares will be sold first by the selling stockholder, and we will sell only if, and to the extent, the underwriters exercise the option to purchase more than 83,334 shares. To the extent that the underwriters exercise this option, each of the underwriters will have a commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We and the selling stockholder will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                               PER       WITHOUT OVER-ALLOTMENT    WITH OVER-ALLOTMENT
                                              SHARE              OPTION                  OPTION
                                             --------    ----------------------    -------------------
Assumed public offering price..............  $                  $                       $
Underwriting discounts and commissions.....  $
Proceeds, before expenses, to us...........  $

     The expenses of the offering payable by us are estimated at $1,550,000. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on                     , 2000.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholder against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each of our executive officers, directors and most of our other stockholders of record have agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or transfer any:

     - shares of common stock;

     - options or warrants to purchase any shares of common stock; or

     - any securities convertible into or exchangeable for shares of common stock.

However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares before the expiration of the 180-day lock-up period.

     We have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., consent to the disposition of any shares held by shareholders subject to lock-up agreements before the expiration of the lock-up period, or issue, sell, contract to sell, or dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock. However, the following are examples of exceptions to this agreement:

     - our sale of shares in this offering;

     - the issuance of our common stock upon the exercise of outstanding options or warrants; and

     - the issuance of options under existing stock option and incentive plans, provided that those options do not vest before the expiration of the lock-up period.

     Internet Distribution. E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING Corp. and E*TRADE will allocate shares to their customers based on usual and customary industry practices. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING Corp. and E*TRADE. Other than the prospectus in electronic format, the information on these Internet sites is not part of this prospectus or the registration statement of which the prospectus forms a part.

     Directed Shares. We have requested that the underwriters reserve up to 6% of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other persons designated by us.

     Qualified Independent Underwriter. Under the rules of the National Association of Securities Dealers, Inc., we may be considered to be an affiliate of E*OFFERING Corp, who is an NASD member. Therefore, this offering is being conducted according to Rule 2720 of the NASD which requires that, if an NASD member is an underwriter of an affiliate's shares, the initial public offering price of the shares cannot be more than the price recommended by a qualified independent underwriter meeting the standards described in the NASD rules. FleetBoston Robertson Stephens Inc. will serve as a qualified independent underwriter for this offering and will recommend a public offering price for our shares in compliance with Rule 2720. As a qualified independent underwriter, FleetBoston Robertson Stephens Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement.

     Listing. The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol FIRE.

     No Prior Public Market. Before this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

     Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act of 1934, some persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transaction may include stabilizing bids, syndicate covering transactions or the imposition of penalty bids, as described below:

     - A stabilizing bid is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

     - A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering; a short position results when an underwriter sells more shares than it has committed to purchase.

     - A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.

     These transactions may be effected on the Nasdaq National Market or through other means such as privately negotiated transactions. If commenced, these transactions may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for FirePond by McDermott, Will & Emery, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered by this prospectus will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets as of October 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing in this prospectus and elsewhere in the registration statement, and is included in reliance upon the authority of the firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which have been omitted as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus about any contract or other document are not necessarily complete. Statements made about any contract or document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms. If we filed any of those documents as exhibits to the registration statement, you may read the document itself for a complete description of its terms.

     The registration statement can be inspected and copied at the Securities and Exchange Commission's following locations:

    Public Reference Room Office    New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.          Seven World Trade Center        Citicorp Center
    Washington, D.C. 20549          Suite 1300                      500 West Madison Street
                                    New York, NY 10048              Chicago, IL 60661-2511

Copies of all or any portion of the registration statement can be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's world wide web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of the documents that we file electronically with the SEC through the SEC's website located at http://www.sec.gov. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                        FIREPOND, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Consolidated Balance Sheets as of October 31, 1998 and
  1999......................................................   F-3

Consolidated Statements of Operations for the Fiscal Years
  Ended October 31, 1997, 1998 and 1999.....................   F-4

Consolidated Statements of Stockholders' Equity (Deficit)
  for the Fiscal Years Ended October 31, 1997, 1998 and
  1999......................................................   F-5

Consolidated Statements of Cash Flows for the Fiscal Years
  Ended October 31, 1997, 1998 and 1999.....................   F-7

Notes to Consolidated Financial Statements..................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of FirePond, Inc.:

     We have audited the accompanying consolidated balance sheets of FirePond, Inc. (a Delaware corporation) and subsidiaries as of October 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirePond, Inc. and subsidiaries as of October 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
December 10, 1999 (except with respect to the matters discussed in notes 9(b) and 14, as to which the date is January 4, 2000)

                        FIREPOND, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                      OCTOBER 31, 1999
                                                                  OCTOBER 31,         ----------------
                                                              --------------------       PRO FORMA
                                                                1998        1999        (NOTE 2(B))
                                                              --------    --------    ----------------
                                                                                        (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,324    $  2,120       $   2,120
  Accounts receivable, net of allowance for doubtful
    accounts of $290 in 1998 and $410 in 1999...............     6,214       9,910           9,910
  Unbilled services.........................................       845       1,191           1,191
  Prepaid expenses and other current assets.................       405       1,265           1,265
                                                              --------    --------       ---------
                                                                 9,788      14,486          14,486
Property and equipment, net.................................     8,443       6,048           6,048
Restricted cash.............................................        --         550             550
Other assets................................................       555         576             576
                                                              --------    --------       ---------
                                                              $ 18,786    $ 21,660       $  21,660
                                                              ========    ========       =========
                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit............................................        --    $  6,740       $   6,740
  Current portion of long-term debt.........................     4,769       1,313           1,313
  Accounts payable..........................................     1,832       3,833           3,833
  Accrued liabilities.......................................     4,813       5,700           5,700
  Deferred revenue..........................................     4,614       8,280           8,280
                                                              --------    --------       ---------
                                                                16,028      25,866          25,866
Long-term debt, less current portion........................     1,727         702             702
Restructuring accrual, less current portion.................        --         446             446
Commitments and contingencies (note 8)
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value --
    Authorized -- 50,000,000 shares;
    Issued and outstanding -- 12,363,785 shares in 1998,
      19,097,793 shares in 1999 and no shares on a pro forma
      basis, liquidation preference of $71,500,000 as of
      October 31, 1999......................................       124         191              --
  Common stock, $0.01 par value --
    Authorized -- 100,000,000 shares;
    Issued and outstanding -- 10,004,315 shares in 1998,
      10,072,817 shares in 1999 and 27,469,142 shares on a
      pro forma basis.......................................       100         101             275
  Additional paid-in capital................................    33,745      62,380          62,397
  Accumulated deficit.......................................   (32,938)    (61,793)        (61,793)
  Deferred compensation.....................................        --      (5,893)         (5,893)
  Cumulative translation adjustment.........................        --        (327)           (327)
  Subscription receivables..................................        --         (13)            (13)
                                                              --------    --------       ---------
    Total stockholders' equity (deficit)....................     1,031      (5,354)         (5,354)
                                                              --------    --------       ---------
                                                              $ 18,786    $ 21,660       $  21,660
                                                              ========    ========       =========


  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FISCAL YEARS ENDED OCTOBER 31,
                                                            --------------------------------------------
                                                               1997           1998             1999
                                                            ----------   --------------   --------------
Revenues:
  Product-related revenues:
     License(1)...........................................   $    416       $  1,888         $  9,777
     Services and maintenance.............................         --          4,972            8,604
                                                             --------       --------         --------
       Total product-related revenues.....................        416          6,860           18,381
  Custom development services.............................     27,747         22,142           15,904
                                                             --------       --------         --------
       Total revenues.....................................     28,163         29,002           34,285
                                                             --------       --------         --------
Cost of revenues:
  License.................................................        178            192              238
  Product-related services and maintenance(2).............         --          3,061            5,677
  Custom development services.............................     31,365          8,397           10,636
                                                             --------       --------         --------
       Total cost of revenues.............................     31,543         11,650           16,551
                                                             --------       --------         --------
Gross profit (loss).......................................     (3,380)        17,352           17,734
Operating expenses:
  Sales and marketing(2)..................................      8,080         13,680           23,609
  Research and development(2).............................      3,634          8,199            9,641
  General and administrative(2)...........................      3,188          3,516            7,084
  Stock-based compensation................................        450            672            2,597
  Restructuring charge....................................      6,712             --            3,027
                                                             --------       --------         --------
       Total operating expenses...........................     22,064         26,067           45,958
                                                             --------       --------         --------
Loss from operations......................................    (25,444)        (8,715)         (28,224)
Interest expense..........................................     (1,536)          (616)            (850)
Other income (expense), net...............................        (55)           290              219
                                                             --------       --------         --------
Net loss..................................................   $(27,035)      $ (9,041)        $(28,855)
                                                             ========       ========         ========
Net loss per share (note 3(a)):
  Basic and diluted net loss per share....................   $  (2.62)      $  (0.91)        $  (2.88)
                                                             ========       ========         ========
  Basic and diluted weighted average common shares
     outstanding..........................................     10,319          9,925           10,024
                                                             ========       ========         ========
Pro forma net loss per share (unaudited) (note 3(b)):
  Pro forma net loss per share............................                                   $  (1.12)
                                                                                             ========
  Pro forma basic and diluted weighted average common
     shares outstanding...................................                                     25,799
                                                                                             ========

---------------
(1) Includes related-party revenues of $350 in fiscal 1997, see note 11(a).


(2) The following summarizes the departmental allocation of the stock-based compensation charge:


                                                            FISCAL YEARS ENDED OCTOBER 31,
                                                            ------------------------------
                                                             1997       1998        1999
                                                            ------     ------     --------
                                                                    (IN THOUSANDS)
Cost of revenues.......................................      $ --       $ --       $   40
Operating expenses:
  Sales and marketing..................................        --         --        1,327
  Research and development.............................        --         --          913
  General and administrative...........................       450        672          317
                                                             ----       ----       ------
Total stock-based compensation.........................      $450       $672       $2,597
                                                             ====       ====       ======

  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                PREFERRED STOCK           COMMON STOCK
                                              --------------------   ----------------------
                                                            $0.01                                          ADDITIONAL
                                                             PAR                  $0.01 PAR   MEMBERSHIP    PAID-IN
                                                SHARES      VALUE      SHARES       VALUE       UNITS       CAPITAL
                                              -----------   ------   ----------   ---------   ----------   ----------
Balance, October 31, 1996 -- Combined.......           --   $  --    10,362,870     $103        112,278      $1,365
 Issuance of series A preferred stock.......    4,188,880      42            --       --             --       9,321
 Issuance of warrants to purchase series B
   preferred stock..........................           --      --            --       --             --           1
 Issuance of series C preferred stock.......      570,342       6            --       --             --       1,494
 Issuance of series D preferred stock.......      100,000       1            --       --             --       9,988
 Issuance of common stock...................           --      --        69,167        1             --         149
 Repurchase and retirement of common
   stock....................................           --      --      (172,633)      (2)            --        (146)
 Elimination of subsidiaries, net of
   issuances................................           --      --      (353,617)      (3)      (112,278)          3
 Payments by stockholders...................           --      --            --       --             --          --
 Exchange of stockholder receivable for
   consulting services......................           --      --            --       --             --          --
 Distributions to stockholders..............           --      --            --       --             --          --
 Stock-based compensation expense...........           --      --            --       --             --         600
 Net loss...................................           --      --            --       --             --          --
 Comprehensive loss for the year ended
   October 31, 1997.........................
                                              -----------   -----    ----------     ----       --------      ------


                                                RETAINED                                                     TOTAL
                                                EARNINGS                    CUMULATIVE                   STOCKHOLDERS'
                                              (ACCUMULATED     DEFERRED     TRANSLATION   SUBSCRIPTION      EQUITY
                                                DEFICIT)     COMPENSATION   ADJUSTMENT    RECEIVABLES      (DEFICIT)
                                              ------------   ------------   -----------   ------------   -------------
Balance, October 31, 1996 -- Combined.......    $  3,305        $  --          $  --         $(573)        $  4,200
 Issuance of series A preferred stock.......          --           --             --            --            9,363
 Issuance of warrants to purchase series B
   preferred stock..........................          --           --             --            --                1
 Issuance of series C preferred stock.......          --           --             --            --            1,500
 Issuance of series D preferred stock.......          --           --             --            --            9,989
 Issuance of common stock...................          --           --             --            --              150
 Repurchase and retirement of common
   stock....................................          --           --             --            --             (148)
 Elimination of subsidiaries, net of
   issuances................................          --           --             --            --               --
 Payments by stockholders...................          --           --             --           361              361
 Exchange of stockholder receivable for
   consulting services......................          --           --             --           200              200
 Distributions to stockholders..............        (167)          --             --            --             (167)
 Stock-based compensation expense...........          --           --             --            --              600
 Net loss...................................     (27,035)          --             --            --          (27,035)
 Comprehensive loss for the year ended
   October 31, 1997.........................
                                                --------        -----          -----         -----         --------


                                              COMPREHENSIVE
                                              INCOME (LOSS)
                                              -------------
Balance, October 31, 1996 -- Combined.......
 Issuance of series A preferred stock.......
 Issuance of warrants to purchase series B
   preferred stock..........................
 Issuance of series C preferred stock.......
 Issuance of series D preferred stock.......
 Issuance of common stock...................
 Repurchase and retirement of common
   stock....................................
 Elimination of subsidiaries, net of
   issuances................................
 Payments by stockholders...................
 Exchange of stockholder receivable for
   consulting services......................
 Distributions to stockholders..............
 Stock-based compensation expense...........
 Net loss...................................    $(27,035)
                                                --------
 Comprehensive loss for the year ended
   October 31, 1997.........................    $(27,035)
                                                ========

                        FIREPOND, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                PREFERRED STOCK           COMMON STOCK
                                              --------------------   ----------------------
                                                            $0.01                                          ADDITIONAL
                                                             PAR                  $0.01 PAR   MEMBERSHIP    PAID-IN
                                                SHARES      VALUE      SHARES       VALUE       UNITS       CAPITAL
                                              -----------   ------   ----------   ---------   ----------   ----------
Balance, October 31, 1997 -- Consolidated...    4,859,222      49     9,905,787       99             --       22,775
 Exercise of common stock options...........           --      --        20,067       --             --           79
 Issuance of common stock...................           --      --        86,061        1             --          339
 Repurchase and retirement of common
   stock....................................           --      --        (7,600)      --             --          (30)
 Stock-based compensation expense...........           --      --            --       --             --          672
 Series D preferred stock exchanged for
   series E preferred stock.................    3,702,281      37            --       --             --          (37)
 Issuance of series E preferred stock.......    3,802,282      38            --       --             --        9,947
 Payments by stockholders...................           --      --            --       --             --           --
 Net loss...................................           --      --            --       --             --           --
 Comprehensive loss for the year ended
   October 31, 1998.........................
                                              -----------   -----    ----------     ----       --------     --------
Balance, October 31, 1998 -- Consolidated...   12,363,785     124    10,004,315      100             --       33,745
 Exercise of common stock options...........           --      --        35,169       --             --          139
 Issuance of common stock...................           --      --        33,333        1             --          278
 Issuance of warrants to purchase common
   stock to a customer......................           --      --            --       --             --          106
 Issuance of series F preferred stock.......    6,734,008      67            --       --             --       19,774
 Issuance of warrants to purchase series F
   preferred stock..........................           --      --            --       --             --            1
 Cost of exchanging series E for series G
   preferred stock..........................           --      --            --       --             --          (23)
 Deferred stock-based compensation..........           --      --            --       --             --        8,360
 Stock-based compensation expense...........           --      --            --       --             --           --
 Cumulative translation adjustment..........           --      --            --       --             --           --
 Net loss...................................           --      --            --       --             --           --
 Comprehensive loss for the year ended
   October 31, 1999.........................
                                              -----------   -----    ----------     ----       --------     --------
Balance, October 31, 1999 -- Consolidated...   19,097,793     191    10,072,817      101             --       62,380
 Conversion of preferred stock into common
   stock (unaudited)........................  (19,097,793)   (191)   13,334,643      134             --           57
 Issuance of common stock in settlement of
   priority payments (unaudited)............           --      --     3,812,524       38             --          (38)
 Exercise of Series F preferred stock
   warrant and conversion into common stock
   (unaudited)..............................           --      --       249,158        2             --           (2)
                                              -----------   -----    ----------     ----       --------     --------
Pro forma balance, October 31, 1999
 (unaudited)................................           --   $  --    27,469,142     $275             --     $ 62,397
                                              ===========   =====    ==========     ====       ========     ========


                                                RETAINED                                                     TOTAL
                                                EARNINGS                    CUMULATIVE                   STOCKHOLDERS'
                                              (ACCUMULATED     DEFERRED     TRANSLATION   SUBSCRIPTION      EQUITY
                                                DEFICIT)     COMPENSATION   ADJUSTMENT    RECEIVABLES      (DEFICIT)
                                              ------------   ------------   -----------   ------------   -------------
Balance, October 31, 1997 -- Consolidated...     (23,897)           --            --           (12)            (986)
 Exercise of common stock options...........          --            --            --            --               79
 Issuance of common stock...................          --            --            --            --              340
 Repurchase and retirement of common
   stock....................................          --            --            --            --              (30)
 Stock-based compensation expense...........          --            --            --            --              672
 Series D preferred stock exchanged for
   series E preferred stock.................          --            --            --            --               --
 Issuance of series E preferred stock.......          --            --            --            --            9,985
 Payments by stockholders...................          --            --            --            12               12
 Net loss...................................      (9,041)           --            --            --           (9,041)
 Comprehensive loss for the year ended
   October 31, 1998.........................
                                               ---------       -------         -----         -----         --------
Balance, October 31, 1998 -- Consolidated...     (32,938)           --            --            --            1,031
 Exercise of common stock options...........          --            --            --           (13)             126
 Issuance of common stock...................          --          (130)           --            --              149
 Issuance of warrants to purchase common
   stock to a customer......................          --            --            --            --              106
 Issuance of series F preferred stock.......          --            --            --            --           19,841
 Issuance of warrants to purchase series F
   preferred stock..........................          --            --            --            --                1
 Cost of exchanging series E for series G
   preferred stock..........................          --            --            --            --              (23)
 Deferred stock-based compensation..........          --        (8,360)           --            --               --
 Stock-based compensation expense...........          --         2,597            --            --            2,597
 Cumulative translation adjustment..........          --            --          (327)           --             (327)
 Net loss...................................     (28,855)           --            --            --          (28,855)
 Comprehensive loss for the year ended
   October 31, 1999.........................
                                               ---------       -------         -----         -----         --------
Balance, October 31, 1999 -- Consolidated...     (61,793)       (5,893)         (327)          (13)          (5,354)
 Conversion of preferred stock into common
   stock (unaudited)........................          --            --            --            --               --
 Issuance of common stock in settlement of
   priority payments (unaudited)............          --            --            --            --               --
 Exercise of Series F preferred stock
   warrant and conversion into common stock
   (unaudited)..............................          --            --            --            --               --
                                               ---------       -------         -----         -----         --------
Pro forma balance, October 31, 1999
 (unaudited)................................   $ (61,793)      $(5,893)        $(327)        $ (13)        $ (5,354)
                                               =========       =======         =====         =====         ========


                                              COMPREHENSIVE
                                              INCOME (LOSS)
                                              -------------
Balance, October 31, 1997 -- Consolidated...
 Exercise of common stock options...........
 Issuance of common stock...................
 Repurchase and retirement of common
   stock....................................
 Stock-based compensation expense...........
 Series D preferred stock exchanged for
   series E preferred stock.................
 Issuance of series E preferred stock.......
 Payments by stockholders...................
 Net loss...................................    $ (9,041)
                                                --------
 Comprehensive loss for the year ended
   October 31, 1998.........................    $ (9,041)
                                                ========
Balance, October 31, 1998 -- Consolidated...
 Exercise of common stock options...........
 Issuance of common stock...................
 Issuance of warrants to purchase common
   stock to a customer......................
 Issuance of series F preferred stock.......
 Issuance of warrants to purchase series F
   preferred stock..........................
 Cost of exchanging series E for series G
   preferred stock..........................
 Deferred stock-based compensation..........
 Stock-based compensation expense...........
 Cumulative translation adjustment..........    $   (327)
 Net loss...................................     (28,855)
                                                --------
 Comprehensive loss for the year ended
   October 31, 1999.........................    $(29,182)
                                                ========
Balance, October 31, 1999 -- Consolidated...
 Conversion of preferred stock into common
   stock (unaudited)........................
 Issuance of common stock in settlement of
   priority payments (unaudited)............
 Exercise of Series F preferred stock
   warrant and conversion into common stock
   (unaudited)..............................
Pro forma balance, October 31, 1999
 (unaudited)................................


  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FISCAL YEARS ENDED OCTOBER 31,
                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------    --------    --------
Cash flows from operating activities:
Net loss....................................................  $(27,035)   $ (9,041)   $(28,855)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Noncash restructuring charges...........................     3,984          --       1,532
    Write-off of capitalized software development costs.....     3,959          --          --
    Issuance of warrants to a customer......................        --          --         106
    Exchange of stockholder receivable for consulting
     services...............................................       200          --          --
    Stock-based compensation expense........................       450         672       2,597
    Loss on disposal of property and equipment..............       557         259          49
    Depreciation and amortization...........................     3,419       2,282       2,851
    Changes in assets and liabilities:
      Accounts receivables..................................      (171)     (1,699)     (4,024)
      Unbilled services.....................................       361       1,927        (346)
      Prepaid expenses and other current assets.............      (236)        (57)       (860)
      Accounts payable......................................      (352)        138       2,001
      Accrued liabilities...................................     8,832      (4,943)      1,334
      Deferred revenue......................................     2,327       2,294       3,666
      Billings in excess of costs...........................       717      (2,305)         --
                                                              --------    --------    --------
         Net cash used in operating activities..............    (2,988)    (10,473)    (19,949)
                                                              --------    --------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (3,606)     (1,470)     (3,916)
  Proceeds from sale of property and equipment..............        --          --       2,557
  Additions to trademarks and patents.......................      (101)         --          --
  Additions to capitalized computer software development
    costs...................................................    (2,648)         --          --
  Increase in restricted cash...............................        --          --        (550)
  Increase in investments and deposits......................      (235)        (16)       (236)
                                                              --------    --------    --------
         Net cash used in investing activities..............    (6,590)     (1,486)     (2,145)
                                                              --------    --------    --------
Cash flows from financing activities:
  Net borrowings (payments) on line of credit...............      (877)     (2,790)      6,740
  Payments on long-term debt................................    (4,248)     (3,460)     (4,959)
  Proceeds from long-term debt..............................     3,351          --          --
  Proceeds from sale of preferred stock and warrants........    20,853       9,985      19,842
  Proceeds from common stock issuance.......................       150         419         288
  Costs associated with exchange of preferred stock.........        --          --         (23)
  Distributions to stockholders.............................      (167)         --          --
  Common stock repurchased..................................      (148)        (30)         --
  Decrease (increase) in subscription receivables...........       361          12         (13)
                                                              --------    --------    --------
         Net cash provided by financing activities..........    19,275       4,136      21,875
                                                              --------    --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        --          --          15
Net increase (decrease) in cash and cash equivalents........     9,697      (7,823)       (204)
Cash and cash equivalents, beginning of year................       450      10,147       2,324
                                                              --------    --------    --------
Cash and cash equivalents, end of year......................  $ 10,147    $  2,324    $  2,120
                                                              ========    ========    ========
Supplemental cash flow information:
  Interest paid.............................................  $  1,552    $    777    $    695
                                                              ========    ========    ========
Noncash investing and financing activities:
  Series D preferred stock exchanged for series E preferred
    stock...................................................  $     --    $  9,989    $     --
                                                              ========    ========    ========
  Series E preferred stock exchanged for series G preferred
    stock...................................................        --          --      19,974
                                                              ========    ========    ========
  Equipment acquired under capital lease obligations........        --         179         477
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

     FirePond, Inc. and its wholly owned subsidiaries, collectively known as the Company, is a leading provider of integrated e-business sales and marketing solutions that enable companies to optimize their customer relationships and maximize the effectiveness of their Internet-based and traditional sales channels. The Company provides software and services that allow its customers to merge their e-commerce selling, customer relationship management, and channel management strategies on a single, Internet-based platform.

  (a) Liquidity

     On November 12, 1999, the Company issued subordinated notes payable totaling $6,000,000 to an outside investor and several existing stockholders of the Company. The subordinated notes bear interest at 12.0% per year and are due upon the earlier of the closing of the Company's proposed initial public offering or November 11, 2000. If an initial public offering is not completed by May 11, 2000 or in the event of a sale transaction, as defined, before May 11, 2000, the subordinated notes, including accrued interest, are convertible into shares of the Company's preferred stock having rights equivalent of FirePond Inc.'s existing series F preferred stock at a rate of $2.97 per share. The Company also issued to the holders of the subordinated notes payable warrants to purchase an aggregate of 360,000 shares of common stock at an exercise price of $5.25 per share. The estimated fair value of these warrants totaling $2,789,000 was determined using the Black-Scholes valuation model with the following variables: risk-free interest rate of 6.0%, dividend yield rate of 0%, term of five years, and volatility of 80%. The Company has allocated the proceeds from the subordinated notes payable of $6,000,000 in proportion to the relative fair values of both the warrants and the subordinated notes payable. As a result, the Company will record the warrants as a discount totaling $1,904,000 against the carrying value of the subordinated notes payable. The discount will be amortized to interest expense over the term of the subordinated notes payable.

     During September 1999, the Company modified its line of credit to provide for additional borrowing availability, see note 6.

     The Company continues to incur losses from operations and had an accumulated deficit of $61,793,000 and a working capital deficit of $11,380,000 at October 31, 1999. As a result of its significant research and development, customer support, and selling and marketing efforts, the Company has required substantial working capital to fund its operations. To date, the Company has financed its operations principally through its equity offerings. Management believes that under its current business plan, funds available from borrowing arrangements are sufficient to fund its operations and capital requirements through at least October 31, 2000. Any substantial inability to achieve the current business plan could have a material adverse impact on the Company's financial position, liquidity, or results of operations and may require the Company to reduce expenditures to enable it to continue operations through October 2000.

  (b) Change in Control

     In May 1997, investment funds associated with General Atlantic Partners, or GAP, acquired a majority interest in the Company through acquisition of shares from the Company and shares directly from several stockholders. In addition, the Company granted warrants to purchase preferred stock from the Company and options to purchase common stock from several stockholders to these investment funds. In October 1997, April 1998 and February 1999, these investment funds acquired an additional equity interest in the Company through the purchase of preferred stock, see note 9.

                        FIREPOND, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Presentation


     The financial statements include the accounts of FirePond, Inc. and its subsidiaries. In connection with the GAP investment in May 1997, FirePond, Inc. acquired all of the outstanding stock of five related entities in a stock-for-stock exchange. The value of the shares issued in the exchange was equivalent to the net book value for each of the related entities. Because FirePond, Inc. and three of the five related entities were under common ownership before the stock-for-stock exchange, the combination of these entities has been accounted for at historical cost in a manner similar to a pooling of interests. While the two remaining related entities were managed by and were an integral part of FirePond, Inc., they had dissimilar ownership interests. As a result, the Company has recorded the acquisition of these two related entities under the purchase method of accounting. The financial statements for FirePond, Inc. and these two related entities are presented on a combined basis before the May 1997 stock-for-stock exchange. All periods presented are reported on a consolidated basis. All significant intercompany balances and transactions have been eliminated in the accompanying financial statements.


  (b) Unaudited Pro Forma Presentation


     The unaudited pro forma consolidated balance sheet as of October 31, 1999 reflects the following: (1) the issuance of 249,158 shares of common stock issuable upon the exercise of warrants to purchase 673,401 shares of series F preferred stock on a post-split, cashless exercise basis, (2) the issuance of 12,731,863 shares of common stock from the conversion of all outstanding shares of convertible preferred stock that will occur automatically upon the closing of the Company's proposed initial public offering, (3) the issuance of 3,812,524 shares of common stock issuable in settlement of priority payments to series A, series C and series G preferred stockholders totaling $35,750,000, and holders of the Company's common stock outstanding on May 20, 1997 other than GAP, totaling $10,000,000, based on the mid-point of the filing range for the proposed initial public offering, which is $12.00 per share, and (4) the issuance of an additional 602,780 shares of common stock issuable to series F preferred stockholders based upon their pro rata percentage of the priority payments to all other shareholders. See note 9(d).


     The issuance of shares of common stock as payment of the $35,750,000 in priority payments to series A, series C, and series G preferred stockholders and $10,000,000 to holders of the Company's common stock outstanding on May 20, 1997, other than GAP, will be accounted for as a stock dividend. In the period in which this payment is made, the Company will record a charge of $45,750,000 to additional paid-in capital. For the period in which the payment is made, the amount of the net loss attributable to common stockholders used in the computation of net loss per share will be increased by $35,750,000, the amount being paid to preferred stockholders.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (d) Revenue Recognition

     The Company recognizes revenue based on the provisions of Statement of Position, or SOP, No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-4, and SOP No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The American Institute of

                        FIREPOND, INC. AND SUBSIDIARIES

Certified Public Accountants recently issued SOP No. 98-9, which provides amendments to SOP No. 97-2, which is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

     The Company generates revenues from two primary sources: (1) product-related license and service revenues and (2) custom development service revenues.

     Product-Related Revenues

     Product-related license revenues are generated from licensing the rights to the perpetual use of the Company's packaged software products. Product-related service revenues are generated from sales of maintenance, consulting and training services performed for customers that license the Company's products.

     The Company has concluded that the implementation services are essential to the customer's use of the packaged software products in arrangements where the Company is responsible for implementation services. As such, the Company recognizes revenue for these arrangements following the percentage-of-completion method over the implementation period. Percentage of completion is measured by the percentage of implementation hours incurred to date to estimated total implementation hours. This method is used because management has determined that past experience has shown expended hours to be the best measure of progress on these engagements.

     In situations where the Company is not responsible for implementation services, the Company recognizes revenue on delivery on the packaged software if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fees to all elements of the arrangement.

     Vendor-specific objective evidence is based on the price charged when an element is sold separately or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple-element arrangements could consist of software products, upgrades, enhancements, maintenance, consulting and training services.

     Revenues from maintenance services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements. Revenues from consulting and training services are recognized as services are performed.

     Deferred revenue comprises amounts billed or collected by the Company before satisfying the above revenue recognition criteria consisted of the following:

                                                               1998      1999
Product license.............................................  $3,000    $4,404
Product-related services....................................     212       242
Product-related maintenance.................................     358     1,030
Custom development services.................................   1,044     2,604
                                                              ------    ------
                                                              $4,614    $8,280
                                                              ======    ======

     Custom Development Services Revenues

     The Company performs custom development services under fixed-price contracts, for which revenue is recognized using the percentage-of-completion method. These services consist of the development of highly customized applications utilizing core software technology. These contracts typically range in terms of one to five years. Percentage of completion is measured by the percentage of implementation hours incurred to date

                        FIREPOND, INC. AND SUBSIDIARIES
to estimated total implementation hours. This method is used because management considers expended hours to be the best measure of progress on these engagements. When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded, see note 12.

     The Company also provides ongoing services related to custom development projects including software and data maintenance. Revenues from these arrangements are recognized as the services are performed.

     Unbilled services represent amounts due to the Company under custom development service agreements for work performed that had not been billed as of the period-end. Billings in excess of costs represent the amounts billed under custom development service agreements in advance of the performance of the work as of the period-end. The Company bills customers under custom development contracts upon achieving performance milestones or billing dates, as specified in the contracts.

  (e) Cost of Revenues

     Cost of licenses includes the cost of media, product packaging, documentation and other production costs.

     Cost of product-related services and maintenance and cost of custom development services revenues consist primarily of salaries, related costs for development, consulting, training and customer support personnel, including cost of services provided by third-party consultants engaged by the Company and the amortization of capitalized software development costs, see note 2(i).

  (f) Cash and Cash Equivalents

     The Company accounts for cash equivalents based on the guidance in Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities. Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at cost, which approximates fair market value. Cash equivalents at October 31, 1998 and 1999 consist of interest-bearing bank deposits.

  (g) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation. The Company provides for depreciation of its property and equipment using the accelerated and straight-line methods over their estimated useful lives. Property and equipment, at cost, and their estimated useful lives are as follows:

                                                              OCTOBER 31,
                                            ESTIMATED      ------------------
                                           USEFUL LIFE      1998       1999
                                          -------------    -------    -------
                                                             (IN THOUSANDS)
Computer equipment......................      2-5 years    $ 7,488    $ 7,251
Furniture and fixtures..................        7 years        905      1,791
Leasehold improvements..................  Life of lease         --        541
Building................................       30 years      3,624         --
                                                           -------    -------
                                                            12,017      9,583
Accumulated depreciation................                    (3,574)    (3,535)
                                                           -------    -------
                                                           $ 8,443    $ 6,048
                                                           =======    =======

     Depreciation expense was $1,748,000 for fiscal 1997, $2,081,000 for fiscal 1998 and $2,590,000 for fiscal 1999.

                        FIREPOND, INC. AND SUBSIDIARIES

  (h) Other Assets

     Other assets consist primarily of patents, which are being amortized using the straight-line method over an estimated benefit period of ten years. Accumulated amortization totaled $40,000 as of October 31, 1998 and $64,000 as of October 31, 1999.

  (i) Computer Software Development Costs and Research and Development Expenses

     During fiscal 1996 and fiscal 1997, the Company capitalized software development costs based on the guidance in SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, and amortized these costs over a period of 18 to 36 months. Through May 1997, the Company commenced the capitalization of software development costs when a detailed program design was completed and continued capitalizing qualified costs until the program master was complete. During fiscal 1997, in connection with the Company's change in strategic focus from providing custom development services to providing more standardized software solutions, the Company reviewed the software development costs capitalized to date, which principally related to components of custom development services, and determined that these costs were not realizable. In connection with its change in strategic focus, the Company wrote off its capitalized software development costs relating to custom development components of $3,959,000 as a charge to cost of custom development services revenues in fiscal 1997. Amortization of capitalized software development costs charged to cost of custom development services before this write-off was $1,080,000 for fiscal 1997.

     The Company continues to incur software development costs associated with its licensed products. Since June 1997, the Company determined that technological feasibility occurs upon the successful development of a working model, which happens late in the development cycle and close to general release of the products. Because the development costs incurred between the time technological feasibility is established and general release of the product are not material, the Company expenses these costs as incurred. Through May 1997, the Company capitalized $532,000 of costs related to the development of its first software product. These costs were amortized over three years. Amortization of these costs was charged to costs of product licenses and was $178,000 in fiscal 1997, $177,000 in fiscal 1998 and $177,000 in fiscal 1999.

  (j) Impairment of Long-Lived Assets

     The Company evaluates the carrying value of long-lived assets based on the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company's evaluation considers nonfinancial data such as changes in the operating environment and business strategy, competitive information, market trends and operating performance. Based on this evaluation, the Company recorded a charge of approximately $3,683,000 related to assets that were impaired as a result of the plan for restructuring during fiscal 1997, see note 5(a). In addition, the Company recorded an asset impairment charge of $1,532,000 during fiscal 1999 in connection with the relocation of the Company's corporate headquarters from Minnesota to Massachusetts, see note 5(b).

  (k) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet risks and credit risk concentrations. The Company has no significant off-balance-sheet risks or credit risk concentrations. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash equivalents, accounts receivable and unbilled services. The Company maintains its cash and cash equivalents with established financial institutions. Concentration of credit risk related to accounts receivable and unbilled services is limited to several customers to whom the Company makes substantial

                        FIREPOND, INC. AND SUBSIDIARIES
sales. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses.

     The following table summarizes the number of customers that individually comprise greater than 10% of total revenue or total accounts receivable and their aggregate percentage of the Company's total revenues and accounts receivable.

                                                                       ACCOUNTS RECEIVABLE
                                                  REVENUE            -----------------------
                                          -----------------------                 PERCENT OF
                                                       PERCENT OF                   TOTAL
                                          NUMBER OF      TOTAL       NUMBER OF     ACCOUNTS
                                          CUSTOMERS     REVENUE      CUSTOMERS    RECEIVABLE
                                          ---------    ----------    ---------    ----------
Fiscal year ended:
October 31, 1997........................      1            21%           3            42%
  October 31, 1998......................      3            47            3            48
  October 31, 1999......................      2            38            3            42

  (l) Financial Instruments

     The estimated fair values of the Company's financial instruments, which include cash equivalents, accounts receivable, unbilled services, restricted cash, line of credit and long-term debt, approximate their carrying value.

  (m) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of employee and director stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees and directors under the Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123, see note 9(f ). The Company accounts for options and warrants granted to non-employees using the fair-value method prescribed by SFAS No. 123 and Emerging Issues Task Force, or EITF, No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services.

  (n) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

  (o) Foreign Currency Translation

     Assets and liabilities of the foreign subsidiaries are translated based on the guidance in SFAS No. 52, Foreign Currency Translation. Under SFAS No. 52, assets and liabilities of the Company's foreign operations are translated into U.S. dollars at current exchange rates, and income and expense items are translated at average rates of exchange prevailing during the year. Gains and losses arising from translation are accumulated as a separate component of stockholders' equity (deficit). Gains and losses arising from transactions denominated in foreign currencies are included in other income and were not material for the periods presented.

                        FIREPOND, INC. AND SUBSIDIARIES

  (p) Comprehensive Income (Loss)

     As of November 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130, requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income
(loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources.

3. NET LOSS PER SHARE

  (a) Net Loss Per Share

     Net loss per share is computed based on the guidance of SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. As a result of the losses incurred by the Company for fiscal 1997, fiscal 1998 and fiscal 1999, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations.

     Under Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration before the anticipated effective date of a company's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. The Company has determined that there were no issuances of common stock and convertible preferred stock for nominal consideration.

     The following table summarizes securities outstanding as of each period-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                                                  OCTOBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Common stock options and warrants........................   1,683     5,089     7,952
                                                           ======    ======    ======
Convertible preferred stock..............................   4,859    12,364    19,098
                                                           ======    ======    ======
Preferred stock warrants (note 9(d)).....................     190       190       864
                                                           ======    ======    ======

  (b) Pro Forma Net Loss Per Share

     Pro forma net loss per share has been computed as described above and also gives effect to the conversion of preferred stock that will convert upon the completion of the Company's proposed initial public offering, using the if-converted method, from the original date of issuance.

                        FIREPOND, INC. AND SUBSIDIARIES

     The following table reflects the reconciliation of the shares used in the computation of pro forma loss per share.

                                                                FISCAL YEAR ENDED
                                                                   OCTOBER 31,
                                                                      1999
                                                                -----------------
                                                                 (IN THOUSANDS)
Pro forma basic and diluted:
Weighted average common shares outstanding used in computing
basic and diluted net loss per share........................         10,024
  Weighted average common shares issuable upon the
     conversion of preferred stock..........................         11,792
  Weighted average common shares issuable upon settlement of
     the priority payments..................................          3,812
  Weighted average common shares issuable upon exercise of
     series F preferred stock warrants......................            171
                                                                     ------
  Weighted average common shares outstanding used in
     computing pro forma basic and diluted net loss per
     share..................................................         25,799
                                                                     ======

4. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                OCTOBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Loss contracts reserve......................................  $1,000    $  500
Current portion of restructuring accrual....................     304       799
Payroll and related costs...................................   1,101     1,740
Other.......................................................   2,408     2,661
                                                              ------    ------
                                                              $4,813    $5,700
                                                              ======    ======

5. RESTRUCTURING CHARGE

  (a) Change in Strategic Focus

     During fiscal 1997, the Company undertook a plan to change the strategic focus of the Company from a custom development services company to a software product company providing more standardized solutions. In addition, the Company decided to exit several of its business activities, change its management team and reduce its workforce to be in line with its newly defined business strategy. In connection with this plan, the Company incurred significant charges associated with employee severance costs, costs to exit several of its business activities and asset impairments, see note 5(c). The costs to exit business activities are related to the Company's investment in a virtual reality lab. These costs included $813,000 in specialized equipment that was abandoned and $425,000 in equity investments in a privately-held company assisting with the project that was considered worthless and was written off. The Company does not anticipate any future benefit from the costs incurred.

                        FIREPOND, INC. AND SUBSIDIARIES

     The significant components of the restructuring charge were as follows:

                                                                    AMOUNT
                                                                --------------
                                                                (IN THOUSANDS)
Employee severance costs....................................       $ 2,729
Costs to exit business activities, including asset
impairments.................................................         1,238
Impairment of property and equipment........................         2,595
Other costs.................................................           150
                                                                   -------
                                                                   $ 6,712
                                                                   =======

     The employee severance cost component of the restructuring charge was related to reductions in headcount. Under the plan, the Company terminated seven sales and marketing, 17 general and administrative and 27 software development personnel.

     The costs to exit business activities component related to the write down of assets of a virtual reality product line. The Company wrote off $813,000 in capital equipment, consisting principally of a virtual reality lab. At the termination of the product line, the Company abandoned the property, as it had no alternative use. The Company had partnered with a privately-held company to develop the virtual reality lab. The Company held an equity investment of $425,000 in this company. When the virtual reality product line was abandoned, the Company deemed the value of its equity investment worthless and wrote-off this investment.

     The impairment of property and equipment component consisted primarily of outdated and obsolete computers and related furniture. The Company determined that this equipment would have no future benefit to the Company. The Company removed these fixed assets from service and disposed of them upon execution of the plan without any material proceeds from disposition. The Company ceased depreciation of the fixed assets concurrent with the establishment of the restructuring plan.

  (b) Corporate Relocation

     During fiscal 1999, the Company undertook a plan to relocate its corporate offices from Mankato, Minnesota to Waltham, Massachusetts. In connection with this plan, the Company incurred charges associated with asset impairments, idle lease space and employee severance costs, see note 5(c). The Company does not anticipate any future benefit from the costs incurred.

     The significant components of the restructuring charge were as follows:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Impairment of property and equipment........................      $1,532
Idle lease space............................................         993
Employee severance costs....................................         502
                                                                  ------
                                                                  $3,027
                                                                  ======

     The Company is subject to a ten-year lease arrangement on its Mankato, Minnesota facility that permits (1) a 50% reduction in the monthly lease obligation by providing notice one year in advance, and (2) early termination of the lease agreement at the end of the fifth year by giving notice before the fourth anniversary of the lease agreement. The Company has determined that approximately 72% of the office space in Mankato was rendered idle as part of the relocation plan. The idle lease space cost was determined in anticipation of the Company exercising its option to reduce the lease obligation within one year and terminating the remaining lease obligation at the end of the fifth year. Therefore, the present value of the portion of future lease payments for which the Company does not anticipate any future benefit has been accrued as of

                        FIREPOND, INC. AND SUBSIDIARIES

October 31, 1999. As of October 31, 1999, approximately $367,000 of the restructuring accrual relates to amounts reserved for idle lease space costs extending beyond 12 months and, therefore, has been classified as a long-term obligation in the accompanying consolidated balance sheet.

     The impairment of property and equipment component consisted primarily of excess and obsolete office furniture and computer equipment located in the Mankato facility. The Company determined that this equipment would have no future benefit to the Company. The Company has removed these fixed assets from service and has commenced the process of disposing of this equipment. The Company does not expect the proceeds from disposition to be significant. The Company ceased depreciation of the fixed assets concurrent with the establishment of the restructuring plan.

     The employee severance cost component of the restructuring charge was related to reductions in headcount. Under the plan, the Company terminated 12 general and administrative personnel. In October 1999, the Company's chairman, who was located in the Mankato office, resigned. As part of his resignation, the Company agreed to pay severance costs of $402,000. These costs have been included as part of the severance component of the restructuring reserve.

  (c) Restructuring Reserve

     A summary of the restructuring reserve is as follows:

                                                       FISCAL YEARS ENDED OCTOBER 31,
                                                      ---------------------------------
                                                       1997       1998         1999
                                                      -------    -------    -----------
                                                               (IN THOUSANDS)
Restructuring reserve:
Balance, beginning of period........................  $    --    $ 1,583      $   304
     Provision......................................    6,712         --        3,027
     Asset impairment write-offs....................   (3,833)        --       (1,532)
     Severance and other payments...................   (1,296)    (1,279)        (552)
                                                      -------    -------      -------
  Balance, end of period............................  $ 1,583    $   304      $ 1,247
                                                      =======    =======      =======

     The Company estimates that $799,000 of the restructuring accrual will be paid in fiscal 2000, $208,000 will be paid in fiscal 2001, $109,000 will be paid in fiscal 2002, $118,000 will be paid in fiscal 2003, and $13,000 will be paid in fiscal 2004.

6. FINANCINGS

     Effective September 29, 1999, the Company amended its line of credit agreement with a financial institution to increase the total commitment to $7,000,000. This additional commitment was reached through the conversion of $2,000,000 outstanding borrowings on the existing line of credit to a term loan and establishing a new line of credit. Borrowings under the new line of credit will be limited to the lesser of $5,000,000 or 80% of qualifying accounts receivable, as defined. The amended line of credit and term loan matures on October 31, 2000 and is subject to automatic renewal for successive additional one-year terms unless cancelled by either party. Interest on the original line and the amended line is charged at the prime rate, which was 8.25% at October 31, 1999, plus 2.0%, limited to a minimum of 8.0% per year, and is payable monthly. The Company also pays a fee of 0.5% per year on the unused line of credit. Substantially all of the Company's tangible and intangible assets are pledged as collateral against the line of credit. At October 31, 1999, $4,740,000 was outstanding under the line and the Company had approximately $37,000 available for future borrowings.

                        FIREPOND, INC. AND SUBSIDIARIES

     Long-term debt obligations consist of the following:

                                                                OCTOBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Mortgage notes payable in varying monthly installments,
  including interest at 8.0% to 9.0%........................  $2,618    $   --
Notes payable in varying monthly installments, including
interest at 6.0% to 11.0%, through June 2001................   3,708     1,644
Capital lease obligations payable in varying monthly
  installments, including interest at 8.0% to 11.0%, through
  August 2004...............................................     170       371
                                                              ------    ------
                                                               6,496     2,015
Less -- current portion.....................................   4,769     1,313
                                                              ------    ------
                                                              $1,727    $  702
                                                              ======    ======

     The mortgage notes were due to a municipality, secured by the building, personally guaranteed by a stockholder of the Company and became due upon a change in control, which occurred in May 1997. On December 2, 1998, the Company sold the building which secured the property and repaid the notes, see note 8.

     Scheduled annual maturities of long-term debt are as follows as of October 31, 1999:

                                                              AMOUNT
                                                          --------------
                                                          (IN THOUSANDS)
FOR THE FISCAL YEAR ENDED OCTOBER 31,
2000....................................................      $1,556
  2001..................................................         606
  2002..................................................          48
  2003..................................................          34
  2004..................................................          28
                                                              ------
                                                               2,272
Less -- amounts representing interest...................         257
                                                              ------
                                                              $2,015
                                                              ======

7. INCOME TAXES

     Before to May 1997, the Company had elected to be treated as an S corporation under the Internal Revenue Code. As an S corporation, federal and some state income tax consequences of the Company were passed through to the individual stockholders and dividend distributions were made to the stockholders for payments of their individual taxes related to the Company's income. Therefore, no provision (benefit) for income taxes has been provided in fiscal 1996. In May 1997, the Company was reorganized from an S corporation to a C corporation and, as such, taxes are payable at the corporate level.

     Since conversion to a taxable corporation, income taxes are accounted for based on the guidance in SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting and tax bases of assets and liabilities using currently enacted tax rates.

                        FIREPOND, INC. AND SUBSIDIARIES

     The income tax provisions, assuming that the Company was subject to income taxes as a C corporation for the entirety of each period, are as follows:

                                                             FISCAL YEARS ENDED OCTOBER 31,
                                                             ------------------------------
                                                               1997       1998       1999
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
Federal....................................................  $(9,192)   $(3,074)   $(5,882)
State taxes, net of federal benefits.......................   (1,757)      (588)    (1,053)
Foreign....................................................       --         --     (3,982)
Other......................................................       60        216      1,099
Net operating loss not benefited...........................   10,889      3,446      9,818
                                                             -------    -------    -------
                                                             $    --    $    --    $    --
                                                             =======    =======    =======

     Deferred income taxes as of October 31, 1998 and 1999 relate to the following temporary differences:

                                                                  OCTOBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
Net operating loss and credit carryforwards.................  $ 7,947    $ 17,765
Nondeductible reserves and accruals.........................    1,398       2,722
Depreciation and amortization...............................     (147)     (1,365)
Valuation allowance.........................................   (9,198)    (19,122)
                                                              -------    --------
                                                              $    --    $     --
                                                              =======    ========

     As of October 31, 1999, the Company has available a net operating loss carryforward of approximately $36,000,000 to reduce future federal and state income taxes, if any. This carryforward expires beginning in 2012 and may be subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss carryforwards that the Company may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company has completed several equity financing transactions since it became a C corporation. The Company has not assessed whether these equity transactions have resulted in a cumulative ownership change in excess of 50%. The Company's wholly owned foreign subsidiaries have net operating loss carryforwards of approximately $12 million.

(8) COMMITMENTS AND CONTINGENCIES

  (a) Litigation

     The Company is engaged in legal proceedings incidental to the normal course of business. Although the ultimate outcome of these matters cannot be determined, management believes that the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position or the results of operations of the Company.

  (b) Leases

     The Company leases its office space under operating leases expiring at various dates through December 2004. Rent expense under these agreements totaled approximately $406,000 for fiscal 1997, $746,000 in fiscal 1998 and $2,349,000 in fiscal 1999.

                        FIREPOND, INC. AND SUBSIDIARIES

     At October 31, 1999, the minimum future obligations under operating leases are as follows:

                                                             AMOUNT
                                                         ---------------
                                                         (IN THOUSANDS)
FOR THE FISCAL YEAR ENDED OCTOBER 31,
2000...................................................      $ 2,558
  2001.................................................        2,402
  2002.................................................        2,052
  2003.................................................        1,935
  2004.................................................        1,861
  After 2004...........................................        3,172
                                                             -------
                                                             $13,980
                                                             =======

     On December 2, 1998, the Company sold its office building located in Mankato, Minnesota, for $2,700,000 and entered into an agreement to lease the facility back over ten years. The Company recognized an insignificant loss on the sale. Proceeds from the sale were used to repay the notes payable as described in note 6.

  (c) Letter of Credit

     The Company is obligated to maintain an irrevocable standby letter of credit of approximately $550,000, which would be payable upon default of the Company's noncancelable facility lease that was entered into in May 1999. The letter of credit will be collateralized by cash, which has been classified as restricted cash in the accompanying consolidated balance sheet as of October 31, 1999.

(9) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Authorized Shares

     As of July 31, 1999, the Company has authorized the issuance of 100,000,000 shares of $0.01 par value common stock and 50,000,000 shares of $0.01 par value convertible preferred stock.

  (b) Recapitalization

     On November 8, 1999, the Company's board of directors approved a two-for-three reverse stock split of its common stock. The stock split was effective on January 4, 2000. In July 1997, the Company effected a five-for-one stock split of its common stock. All shares and per share amounts of common stock for all periods presented have been retroactively adjusted to reflect the stock splits.

     Before the closing of the Company's proposed initial public offering, its certificate of incorporation will be amended and restated to change its authorized capital stock to 100,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock.

                        FIREPOND, INC. AND SUBSIDIARIES

  (c) Reserved Shares

     As of October 31, 1999, the Company has reserved the following number of shares of common stock for the conversion of preferred stock and issuance of stock options and warrants:

                                                                  AMOUNT
                                                                ----------
Series A preferred stock....................................     2,792,587
Series B preferred stock....................................       634,794
Series C preferred stock....................................       380,228
Series F preferred stock....................................     4,938,273
Series G preferred stock....................................     5,069,709
Stock options and warrants..................................     8,635,737
                                                                ----------
                                                                22,451,328
                                                                ==========

     In addition, the information above excludes 4,484,057 shares of common stock that the Company expects to issue for the payment of priority payments to some of our common stockholders and preferred stockholders, see note 9(d).

  (d) Preferred Stock

     The following table summarizes the number of shares designated, issued and outstanding:

                                                                           OCTOBER 31,
                                                                     ------------------------
                                                                        1998          1999
                                                                     ----------    ----------
Series A convertible preferred stock;
  -- 4,188,880 shares designated...................................   4,188,880     4,188,880
Series B convertible preferred stock;
-- 190,438 shares designated.......................................          --            --
Series C convertible preferred stock;
  -- 570,342 shares designated.....................................     570,342       570,342
Series D convertible preferred stock;
  -- 100,000 shares designated.....................................          --            --
Series E convertible preferred stock;
  -- 7,604,563 shares designated...................................   7,604,563            --
Series F convertible preferred stock;
  -- 7,407,409 shares designated...................................          --     6,734,008
Series G convertible preferred stock;
  -- 7,604,563 shares designated...................................          --     7,604,563
                                                                     ----------    ----------
                                                                     12,363,785    19,097,793
                                                                     ==========    ==========

     In May 1997, the Company sold 4,188,880 shares of series A preferred stock at $2.63 per share. In addition, the Company issued warrants to purchase 190,438 shares of series B preferred stock at an exercise price of $19.69 per share.

     In July 1997, the Company sold 570,342 shares of series C preferred stock at $2.63 per share.

     In October 1997, the Company sold 100,000 shares of series D preferred stock at $100.00 per share.

     In April 1998, the Company sold 3,802,282 shares of series E preferred stock at $2.63 per share. In connection with the series E preferred stock financing, the Company exchanged 100,000 outstanding shares of series D preferred stock for 3,802,281 shares of series E preferred stock.

                        FIREPOND, INC. AND SUBSIDIARIES

     In February 1999, the Company sold 6,734,008 shares of series F preferred stock at $2.97 per share. In addition, the Company issued warrants to purchase 673,401 shares of series F preferred stock at an exercise price of $3.56 per share. In connection with the series F preferred stock financing, the Company exchanged 7,604,563 outstanding shares of series E preferred stock for 7,604,563 shares of series G preferred stock.

     The rights and preferences of series A, series B, series C, series F and series G preferred stock are as follows:

     Conversion

     Each outstanding share of series A, series C, series F and series G preferred stock is convertible at the option of the holder and shall automatically be converted into 0.67 shares of common stock upon the closing of a qualified initial public offering of the Company's common stock, subject to adjustments. Upon a liquidity event, as defined below, the conversion rate of series F preferred stock will be adjusted for additional shares equal to their pro rata percentage of the priority payments, as defined below. Each share of series B preferred stock is convertible at the option of the holder into 3.33 shares of common stock, subject to adjustments. Based on the initial price range for the proposed initial public offering, the conversion rate for the outstanding shares of series F preferred stock would be adjusted to include the issuance of 671,533 additional shares of common stock with a fair value of $8,058,000.

     Dividends

     Each outstanding share of preferred stock shall be entitled to dividends when and if declared by the Company's board of directors.

     Voting Rights

     Each outstanding share of preferred stock is entitled to the number of votes equal to the number of votes the share would be entitled to if converted into common stock. Holders of series A preferred stock are entitled to elect one member to the Company's board of directors as long as GAP and its affiliates own 3% or greater of the number of common shares on a fully diluted basis.

     Liquidation

     In the event of liquidation, each share of series A, series B, series C, series F and series G preferred stock shall be entitled to be paid the amount shown below, per share plus all declared and unpaid dividends before any payments to common stockholders.

SERIES OF PREFERRED STOCK  LIQUIDATION AMOUNT PER SHARE
-------------------------  ----------------------------
        Series A                      $ 7.16
        Series B                       19.69
        Series C                        2.63
        Series F                        2.97
        Series G                        2.63

     If the amount is insufficient to pay all of the liquidation preferences, then payments will be made to all remaining series of preferred stock based on the relationship of the series' total liquidation value to the total of the liquidation values of the preferred stock. As of October 31, 1999, the aggregate liquidation value of all outstanding shares of preferred stock was $71,500,000.

                        FIREPOND, INC. AND SUBSIDIARIES

     Priority Payments

     In the event of a sale of assets, a merger, or an initial public offering, each a liquidity event, the holders of series A preferred stock shall be entitled to receive $15,000,000, the holders of series C preferred stock shall be entitled to receive $750,000, and some of the holders of our common stock shall be entitled to receive $10,000,000. Holders of series G preferred stock shall be entitled to a priority payment not to exceed $20,000,000 provided the liquidity event does not result in a minimum company valuation. The Company does not expect that the proposed initial public offering will satisfy the minimum valuation requirements and expects to accrue the maximum priority payment obligation of $20,000,000. The Company intends to pay the priority payments to holders of series A, series C, and series G preferred stock, and holders of our common stock outstanding on May 20, 1997 other than GAP, in shares of common stock.

     If the amount available for the priority payments is insufficient, then payments shall be made based on the relationship of each stockholder group's total priority payments to the total of all remaining priority payments if each were paid in full.

  (e) Stock Options


     In May 1997, the Company adopted the 1997 stock option plan for the grant of stock options to key employees, nonemployee directors and consultants. The Company has reserved 7,896,815 shares of common stock for issuance under this plan. The exercise price and vesting are determined by the board of directors at the date of grant. Options generally vest over two to four years and expire ten years after the date of grant. As of October 31, 1999, 317,282 shares were available for future issuance under the 1997 plan.


     In September 1999, the Company adopted the 1999 director stock option plan for the grant of stock options to non-employee directors. The Company has reserved 500,000 shares of common stock for issuance under this plan. As of October 31, 1999, 366,667 shares were available for future issuance under this plan.

     In August 1997, the Company granted an option to purchase 66,667 shares of common stock to two individuals as a settlement of a claim. These options are fully vested and expire in fiscal 2007. The estimated fair value of these options totaling $150,000 has been included as a component of the restructuring charge in the accompanying statement of operations for the fiscal 1997. The Company granted options to purchase 159,579 shares of common stock to consultants for services performed during fiscal 1998. The estimated fair value of these options totaling $593,000 has been recorded as stock-based compensation expense in the accompanying fiscal 1998 consolidated statement of operations.

     In connection with stock option and stock warrant grants to employees and nonemployees during the fiscal year ended October 31, 1999, the Company recorded deferred compensation of $8,360,000, which represents the aggregate difference between the option exercise price and the fair market value of the common stock determined for financial reporting purposes for grants to employees and the fair value of the options for the nonemployees. Under EITF 96-18, the fair value of the nonemployee grants will be marked to market over the vesting term of the warrants. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options and warrants. The Company recorded stock-based compensation expense of $2,597,000 in the fiscal year ended October 31, 1999, related to these options and warrants.

                        FIREPOND, INC. AND SUBSIDIARIES

     Option activity for fiscal 1997, fiscal 1998 and fiscal 1999 was as follows:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                   NUMBER OF      PRICE PER      EXERCISE
                                                    SHARES          SHARE         PRICE
                                                   ---------    -------------    --------
Outstanding, October 31, 1996....................     66,667    $        2.10     $2.10
  Granted........................................  1,490,701             3.95      3.95
  Exercised......................................    (69,167)     2.10 - 3.95      2.16
  Canceled.......................................     (5,167)            3.95      3.95
                                                   ---------    -------------     -----
Outstanding, October 31, 1997....................  1,483,034             3.95      3.95
  Granted........................................  3,961,213             3.95      3.95
  Exercised......................................    (20,067)            3.95      3.95
  Canceled.......................................   (535,603)            3.95      3.95
                                                   ---------    -------------     -----
Outstanding, October 31, 1998....................  4,888,577             3.95      3.95
  Granted........................................  3,717,189      3.95 - 7.22      4.41
  Exercised......................................    (35,169)            3.95      3.95
  Canceled.......................................   (915,476)     3.95 - 4.46      3.98
                                                   ---------    -------------     -----
Outstanding, October 31, 1999....................  7,655,121    $3.95 - $7.22     $4.17
                                                   =========    =============     =====
Exercisable, October 31, 1999....................  2,547,069    $3.95 - $7.22     $4.02
                                                   =========    =============     =====
Exercisable, October 31, 1998....................    804,119    $        3.95     $3.95
                                                   =========    =============     =====
Exercisable, October 31, 1997....................    286,845    $        3.95     $3.95
                                                   =========    =============     =====

     During November 1999, the Company has granted options to employees and non-employees to purchase 1,852,692 shares of common stock at a weighted-average exercise price of $9.89 per share. The options granted to employees are subject to vesting over a four-year period and were granted at exercise prices equal to the fair value of common stock.

     The following table summarizes information relating to currently outstanding and exercisable options as of October 31, 1999.

                                OUTSTANDING                     EXERCISABLE
                  ---------------------------------------   --------------------
                              WEIGHTED AVERAGE   WEIGHTED               WEIGHTED
                                 REMAINING       AVERAGE                AVERAGE
   RANGE OF       NUMBER OF     CONTRACTUAL      EXERCISE   NUMBER OF   EXERCISE
EXERCISE PRICES    SHARES       LIFE (YEARS)      PRICE      SHARES      PRICE
---------------   ---------   ----------------   --------   ---------   --------
     $3.95        5,158,526          8.0          $3.95     2,195,464    $3.95
      4.46        2,326,749          9.7           4.46       348,272     4.46
      7.22          169,846         10.0           7.22         3,333     7.22
                  ---------         ----          -----     ---------    -----
                  7,655,121          8.6          $4.17     2,547,069    $4.02
                  =========         ====          =====     =========    =====

     In connection with their May 1997 investment in the Company, the investment funds affiliated with GAP purchased 5,108,202 shares of common stock directly from several common stockholders. In addition, these investment funds also received options to purchase 634,793 shares of common stock at an exercise price of $5.91 per share from existing stockholders. GAP exercised options to purchase 29,580 shares of common stock from these stockholders. The remaining options to purchase 605,213 shares of common stock expired in May 1999.

                        FIREPOND, INC. AND SUBSIDIARIES

  (f) Pro Forma Stock-Based Compensation

     Under SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net income (loss) and net income
(loss) per share as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans beginning in fiscal 1997.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted during fiscal 1997, fiscal 1998 and fiscal 1999 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used were as follows:

                                                        FISCAL YEARS ENDED
                                                           OCTOBER 31,
                                              --------------------------------------
                                                 1997          1998          1999
                                              ----------    ----------    ----------
Risk-free interest rate.....................   5.8%-6.0%     4.2%-5.8%     4.5%-5.8%
Expected dividend yield.....................          --            --            --
Expected lives..............................     5 years       5 years       5 years
Expected volatility.........................         80%           80%           80%
Weighted average grant date fair value......       $2.70         $2.67         $4.75
Weighted average remaining contractual life
  of options outstanding....................   8.6 years     7.6 years     8.6 years

     Had compensation cost for the Company's plan been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's pro forma net income (loss) and net income (loss) per share would have been as follows:

                                                                  FISCAL YEARS ENDED
                                                                      OCTOBER 31,
                                                        ---------------------------------------
                                                           1997          1998          1999
                                                        -----------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss, as reported.................................   $(27,035)     $ (9,041)     $(28,855)
Net loss, pro forma...................................    (28,244)      (13,214)      (37,359)

Diluted net loss per share, as reported...............   $  (2.62)     $  (0.91)     $  (2.88)
Diluted net loss per share, pro forma.................      (2.74)        (1.33)        (3.73)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  (g) Warrants

     In connection with the series A preferred stock financing in May 1997, the Company issued warrants to the investment funds affiliated with GAP to purchase 190,438 shares of series B preferred stock at an exercise price of $19.69 per share, exercisable in full, through May 2002. The price paid for this warrant was $1,000. Upon an initial public offering, these warrants will automatically be converted into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share.

                        FIREPOND, INC. AND SUBSIDIARIES

     In July 1997, the Company issued a warrant to purchase 200,000 shares of common stock to a vendor at $3.95 per share, exercisable in full, through 2007. The warrant was issued in consideration for services to be received from the vendor. The estimated value of the warrant totaled $450,000 and has been recorded in stock-based compensation expense in the accompanying statement of operations for fiscal 1997. In addition, in July 1997, that vendor purchased 190,114 shares of series C preferred stock for $500,000.

     In connection with the series F preferred stock financing in February 1999, the Company sold warrants to purchase 673,401 shares of series F preferred stock at an exercise price of $3.56 per share. The price paid for this warrant was $1,000. Upon an initial public offering, these warrants will automatically be exercised through the voluntary payment of the exercise price by the warrant holder or through a cashless exercise.

     In October 1999, the Company approved the future issuance of warrants to purchase 500,000 shares of common stock to customers and strategic partners. In connection with a license arrangement with a customer, the Company issued fully-vested warrants to purchase an aggregate of 13,333 shares of common stock under this program at an exercise price of $7.22 per share, exercisable within 12 months. The estimated value of the warrants totaled $106,000 and has been recorded as a reduction in the amount of future revenue to be recognized associated with this customer. The Company also issued warrants to a strategic partner to purchase 83,334 shares of common stock at an exercise price of $7.22 per share, and vest over three years. The estimated value of these warrants totaled $463,000 at the time of grant. Under EITF 96-18, the fair value of these warrants will be marked to market over the vesting period.

     All of the warrants mentioned above were outstanding as of October 31, 1999.

  (h) Stock Purchase Agreement

     The Company had an agreement with a stockholder to repurchase 431,833 shares of common stock for $0.86 per share. The agreement provided for equal monthly purchases over 60 months beginning in July 1993. Under the agreement, the Company repurchased and retired approximately 86,667 shares of common stock at a cost of approximately $74,000 in each of fiscal 1994, fiscal 1995 and fiscal 1996. In fiscal 1997, the Company repurchased and retired the remaining 172,663 shares available under this agreement for approximately $148,000.

  (i) Other Common Stock Issuances and Repurchases

     During fiscal 1998, the Company sold 86,061 shares of its common stock at $3.95 per share to a third party and also repurchased 7,600 shares of its outstanding common stock from a stockholder for $3.95 per share.

     In September 1999, the Company sold 33,334 shares of its common stock at $4.46 per share to an officer of the Company. The Company recorded stock-based compensation expense of $130,000 to reflect the below fair market value purchase price.

10. PROFIT-SHARING PLAN

     The Company sponsors a defined contribution profit-sharing plan which conforms to Internal Revenue Service provisions for 401(k) plans. Employees must be at least 21 years of age to be eligible to participate in the plan. Participants may contribute up to 15% of their earnings. The Company matches 50% of the first 2% and 25% of the next 4% of employee contributions and may make additional contributions as determined by the board of directors. Operations have been charged for contributions to the plan of approximately $321,000 for fiscal 1997, $324,000 for fiscal 1998 and $551,000 for fiscal 1999.

                        FIREPOND, INC. AND SUBSIDIARIES

11. RELATED-PARTY TRANSACTIONS

  (a) Transactions with Scopus Technology, Inc.

     In June 1997, the Company entered into a $650,000 software license and implementation services agreement with Scopus Technology, Inc., or Scopus, under which it licensed Scopus' software product. In July 1997, the Company entered into an agreement with Scopus, under which Scopus licensed the Company's Signature Plus product for $350,000. Scopus was a related party through GAP. GAP owned approximately 6% of Scopus and had board of director representation at Scopus at that time. In addition, in October 1997, the Company entered into an original equipment manufacturing arrangement with Scopus. The Company also entered into a development license and obtained a prepaid license fee from Scopus valued at $250,000 in exchange for outstanding liabilities owed to Scopus. In fiscal 1998, the Company made the determination that it would not pursue its arrangements with Scopus and wrote off the remaining book value of the software license purchased totaling $469,000, net of deferred revenue related to the prepaid license fee totaling $250,000, for a loss of $219,000.

  (b) Transactions with Intelligroup, Inc.

     In October 1997 and November 1997, the Company entered into a master consulting agreement and an implementation partner agreement, with Intelligroup, Inc. The chief executive officer of the Company is a member of the board of directors of Intelligroup, Inc.

  (c) Contract Software Development

     The Company contracts with a third party, Soft OS, to provide software development and implementation services on an outsourced basis. Soft OS subcontracts to have these services provided to us by Effective Programming, a development organization located in Minsk, Belarus, and EPAM Systems, a related development organization located in New Jersey. Under this arrangement, Effective Programming and EPAM Systems provide software developers dedicated to the Company's projects to develop products and application functionality based on specifications provided by the Company and to provide implementation services to the Company's customer's. The agreement with Soft OS expires in February 2002. As of October 31, 1999, approximately 85 employees and contractors of Effective Programming and EPAM Systems were performing services for the Company. Effective Programming and EPAM Systems are majority owned by one of the Company's employees.

     For the fiscal year ended October 31, 1999, the Company incurred a total of $1,920,000 of software development costs under this contract which has been charged to research and development expenses in the accompanying consolidated statements of operations. The Company believes that the terms of this agreement were negotiated on an arms-length basis.

                        FIREPOND, INC. AND SUBSIDIARIES

12. VALUATION AND QUALIFYING ACCOUNTS

     A summary of the allowance for doubtful accounts and reserve for loss contracts is as follows:

                                                        FISCAL YEARS ENDED OCTOBER 31,
                                                       --------------------------------
                                                        1997      1998         1999
                                                       ------    -------    -----------
                                                                (IN THOUSANDS)
Allowance for doubtful accounts:
Balance, beginning of period.........................  $  221    $   100      $  290
     Provision for doubtful accounts.................      76        318         120
     Write-offs......................................    (197)      (128)         --
                                                       ------    -------      ------
  Balance, end of period.............................  $  100    $   290      $  410
                                                       ======    =======      ======
Reserve for loss contracts:
  Balance, beginning of period.......................  $   --    $ 5,238      $1,000
     Provision (reduction) for loss contracts
       reserve.......................................   5,238     (2,379)         --
     Payments and/or costs incurred..................      --     (1,859)       (500)
                                                       ------    -------      ------
  Balance, end of period.............................  $5,238    $ 1,000      $  500
                                                       ======    =======      ======

     In fiscal 1998, the Company revised its estimated loss reserve requirements due to the resolution of contingencies identified in fiscal 1997. As a result, the Company recorded a reduction of $2,859,000 in the cost of custom development services in the accompanying consolidated statement of operations in fiscal 1998. In fiscal 1998, the Company also recorded a provision of $480,000 for estimated losses on other contracts.

13. SEGMENT REPORTING

     The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information in the period ended July 31, 1999. SFAS No. 131 establishes standards for reporting information related to operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate, discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company's chief operating decision maker, as defined under SFAS No. 131, is its chief executive officer.

     The Company views its operations and manages its business as two segments, product-related licenses and services and custom development services. The Company's reportable segments are strategic business units that provide distinct services to the end customer. They are managed separately because each business requires different marketing and management strategies. The Company's approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company does not allocate operating expenses between its two reportable segments. Therefore, the Company's measure of performance for each reportable segment is based on total net revenues and direct costs of services, which are reported separately in the accompanying consolidated statements of operations and no additional disclosure is required. The Company does not identify assets and liabilities by segment. Therefore, identifiable assets, capital expenditures and depreciation and amortization are not reported by segment.

                        FIREPOND, INC. AND SUBSIDIARIES

     The Company's revenues by geographic destination to any single foreign country did not exceed 10% of total revenues during any period presented.

14. SUBSEQUENT EVENTS (UNAUDITED)


     On November 8, 1999, the board of directors and on January 4, 2000 the stockholders approved (1) the adoption of the 1999 stock option and grant plan under which 3,000,000 shares of the Company's common stock have been reserved for future issuance, (2) the adoption of the 1999 director stock option plan under which 500,000 additional shares of the Company's common stock have been reserved for future issuance and (3) an increase in the number of shares of the Company's common stock reserved for issuance under the 1997 stock option plan from 7,896,815 shares to 9,396,815 shares.

                                [FIREPOND LOGO]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL        , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WHEN SELLING THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2000


                                [FIREPOND LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK


     FirePond, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol FIRE. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

                            ------------------------
 INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 4.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    ------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to FirePond........................................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FirePond and one of its stockholders, who is identified on page 56, have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock to cover over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on
            , 2000.
                            ------------------------
ROBERTSON STEPHENS INTERNATIONAL
                               DAIN RAUSCHER WESSELS

                                                             SG COWEN

                                                          E*OFFERING
               The date of this prospectus is             , 2000

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, SG Cowen Securities Corporation and E*OFFERING Corp., have each agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ----------
FleetBoston Robertson Stephens Inc. ........................
Dain Rauscher Incorporated..................................
SG Cowen Securities Corporation.............................
E*OFFERING Corp. ...........................................
                                                              ---------

INTERNATIONAL UNDERWRITERS
FleetBoston Robertson Stephens International Limited........
Dain Rauscher Incorporated..................................
SG Cowen Securities Corporation.............................
E*OFFERING Corp. ...........................................
                                                              ---------
     Total..................................................  5,000,000
                                                              =========

     We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $     per share, of which $          may be reallowed to other
dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 6% of the total number of shares offered.

     Over-Allotment Option. We and one of our stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. If the underwriters exercise the option in full, we will sell 666,666 additional shares and the selling stockholder will sell 83,334 additional shares. If the underwriters exercise this option only in part, the option shares will be sold first by the selling stockholder, and we will sell only if, and to the extent, the underwriters exercise the option to purchase more than 83,334 shares. To the extent that the underwriters exercise this option, each of the underwriters will have a commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We and the selling stockholder will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                               PER       WITHOUT OVER-ALLOTMENT    WITH OVER-ALLOTMENT
                                              SHARE              OPTION                  OPTION
                                             --------    ----------------------    -------------------
Assumed public offering price..............  $                  $                       $
Underwriting discounts and commissions.....  $
Proceeds, before expenses, to us...........  $

     The expenses of the offering payable by us are estimated at $1,550,000. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on                     , 2000.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholder against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each of our executive officers, directors and most of our other stockholders of record have agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or transfer any:

     - shares of common stock;

     - options or warrants to purchase any shares of common stock; or

     - any securities convertible into or exchangeable for shares of common stock.

However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares before the expiration of the 180-day lock-up period.


     We have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., consent to the disposition of any shares held by shareholders subject to lock-up agreements before the expiration of the lock-up period, or issue, sell, contract to sell, or dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock. However, the following are examples of exceptions to this agreement:



     - our sale of shares in this offering;



     - the issuance of our common stock upon the exercise of outstanding options or warrants; and



     - the issuance of options under existing stock option and incentive plans, provided that those options do not vest before the expiration of the lock-up period.


     Internet Distribution. E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING Corp. and E*TRADE will allocate shares to their respective customers based on usual and customary industry practices. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING Corp. and E*TRADE. Other than the prospectus in electronic format, the information on these Internet sites is not part of this prospectus or the registration statement of which the prospectus forms a part.


     Directed Shares. We have requested that the underwriters reserve up to 6% of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other persons designated by us.


     Qualified Independent Underwriter. Under the rules of the National Association of Securities Dealers, Inc., we may be considered to be an affiliate of E*OFFERING Corp, who is an NASD member. Therefore, this offering is being conducted according to Rule 2720 of the NASD which requires that, if an NASD member is an underwriter of an affiliate's shares, the initial public offering price of the shares cannot be more than the price recommended by a qualified independent underwriter meeting the standards described in the NASD rules. FleetBoston Robertson Stephens Inc. will serve as a qualified independent underwriter for this offering and will recommend a public offering price for our shares in compliance with Rule 2720. As a qualified independent underwriter, FleetBoston Robertson Stephens Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement.

     Listing. The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol FIRE.

     No Prior Public Market. Before this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

     Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act of 1934, some persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transaction may include stabilizing bids, syndicate covering transactions or the imposition of penalty bids, as described below:

     - A stabilizing bid is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

     - A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering; a short position results when an underwriter sells more shares than it has committed to purchase.

     - A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.

     These transactions may be effected on the Nasdaq National Market or through other means such as privately negotiated transactions. If commenced, these transactions may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for FirePond by McDermott, Will & Emery, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered by this prospectus will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets as of October 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report appearing in this prospectus and elsewhere in the registration statement, and is included in reliance upon the authority of the firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which have been omitted as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus about any contract or other document are not necessarily complete. Statements made about any contract or document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms. If we filed any of those documents as exhibits to the registration statement, you may read the document itself for a complete description of its terms.

     The registration statement can be inspected and copied at the Securities and Exchange Commission's following locations:

    Public Reference Room Office    New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.          Seven World Trade Center        Citicorp Center
    Washington, D.C. 20549          Suite 1300                      500 West Madison Street
                                    New York, NY 10048              Chicago, IL 60661-2511

Copies of all or any portion of the registration statement can be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's world wide web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of the documents that we file electronically with the SEC through the SEC's website located at http://www.sec.gov. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):


NATURE OF EXPENSE                                               AMOUNT
-----------------                                             ----------
SEC Registration Fee........................................  $   22,770
NASD Filing Fee.............................................       9,125
Nasdaq National Market Listing Fee..........................      90,000
Accounting Fees and Expenses................................     450,000
Legal Fees and Expenses.....................................     550,000
Printing Expenses...........................................     250,000
Blue Sky Qualification Fees and Expenses....................      15,000
Transfer Agent's Fee........................................      10,000
Miscellaneous...............................................     153,105
                                                              ----------
Total.......................................................   1,550,000
                                                              ==========


     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director of FirePond be personally liable to FirePond, its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to FirePond or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the first amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our amended and restated by-laws provides for indemnification by FirePond of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of FirePond, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 7 of the underwriting agreement to be filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, FirePond, its directors, certain officers and persons who control FirePond within the meaning of the Securities Act against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Registrant during the past three years. Further included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

      1. An aggregate of 837,776 shares of Series A preferred stock was issued in a private placement in May 1997 to investment funds associated with General Atlantic. In July 1997, an aggregate of 3,351,104 additional shares of Series A preferred stock were issued to investment funds associated with General Atlantic to account for a 5-for-1 stock split. The Series A preferred stock is convertible into 2,792,587 shares of common stock. The consideration received for such shares was $11,000,000.

      2. Warrants to purchase an aggregate of 190,438 shares of Series B preferred stock (which are convertible into 634,794 shares of common stock) were issued in a private placement in May 1997 to investment funds associated with General Atlantic. The consideration received for such warrants was $1,000.

      3. An aggregate of 570,342 shares of Series C preferred stock (which are convertible into 380,228 shares of common stock) was issued in a private placement in July 1997 to Ramsey/Bierne Associates Incorporated and Ori Sasson, pursuant to a Stock Purchase Agreement. The consideration received for such shares was $1,500,000.

      4. An aggregate of 100,000 shares of Series D preferred stock was issued in a private placement in October 1997 to investment funds associated with General Atlantic pursuant to a Stock Purchase Agreement. The consideration received for such shares was $10,000,000. The shares of Series D preferred stock were exchanged for 3,802,281 shares of Series E preferred stock in April 1998.

      5. An aggregate of 86,061 shares of common stock was issued in a private placement in September 1998 to Loek van den Boog, a private investor. The consideration received for such shares was $339,509.

      6. An aggregate of 7,604,563 shares of Series E preferred stock was issued in a private placement in April 1998 to investment funds associated with General Atlantic pursuant to a Stock Purchase Agreement. The consideration received for such shares was $10,000,000 and the exchange of all of the outstanding shares of Series D preferred stock. These shares of Series E preferred stock were exchanged for an equivalent number of shares of Series G preferred stock in February 1999.

      7. An aggregate of 6,734,008 shares of Series F preferred stock (which are convertible into 5,060,709 shares of common stock) was issued in a private placement in February 1999 to investment funds associated with Technology Crossover Ventures, General Atlantic and Lehman Brothers, pursuant to a Stock Purchase Agreement. The consideration received for such shares was $20,000,000.

      8. Warrants to purchase an aggregate of 673,401 shares of Series F preferred stock (which are convertible into 506,071 shares of common stock) were issued in a private placement in February 1999 to investment funds associated with Technology Crossover Ventures, General Atlantic and Lehman Brothers. The consideration received for such warrants was $1,000.

      9. An aggregate of 7,604,563 shares of Series G preferred stock (which are convertible into 5,069,709 shares of common stock) was issued in exchange for the outstanding shares of Series E preferred stock in February 1999 to investment funds associated with General Atlantic pursuant to a Stock Exchange Agreement.

     10. An aggregate of 33,334 shares of common stock was issued in a private placement in September 1999 to Edwin B. Lange, our Senior Vice President of North American Sales. The consideration received for such shares was $148,500.

     11. From May 20, 1997 to January 31, 2000, FirePond granted stock options to purchase an aggregate of 11,038,416 shares of common stock to directors, employees and consultants with exercise prices ranging from $3.95 to $11.00 per share pursuant to FirePond's 1997 Stock Option Plan. As of January 31, 2000, 114,773 shares of common stock have been issued upon exercise of options pursuant to Firepond's 1997 Stock Option Plan.

     12. From September 9, 1999 to January 31, 2000, FirePond granted stock options to purchase an aggregate of 233,334 shares of common stock to non-employee directors with exercise prices ranging from $4.46 to $11.00 per share pursuant to FirePond's 1999 Director Plan.

     13. From January 22, 2000 to January 31, 2000, FirePond granted stock options to purchase an aggregate of 373,332 shares of common stock to employees and consultants with exercise prices of $11.00 per share pursuant to FirePond's 1999 stock option plan. As of January 31, 2000, no shares of common stock have been issued upon exercise of options pursuant to FirePond's 1999 stock option plan.

     14. From October 29, 1999 to January 31, 2000, FirePond granted warrants to purchase an aggregate of 341,233 shares of common stock to customers and a strategic partner with exercise prices ranging from $7.22 to $11.00 per share.

     15. Warrants to purchase an aggregate of 360,000 shares of common stock were issued in a private placement transaction in November 1999 to lenders, including investment funds affiliated with General Atlantic Partners and Technology Crossover Ventures, with an exercise price of $5.25 per share.

     No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to compensation, as provided by Rule 701, or pursuant to Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


   **1.1     Form of Underwriting Agreement.
   **3.1     Amended and Restated Certificate of Incorporation of the
             Registrant.
   **3.2     Form of Second Amended and Restated Certificate of
             Incorporation of the Registrant (to be filed prior to the
             effectiveness of the offering).
   **3.3     Form of Third Amended and Restated Certificate of
             Incorporation of the Registrant (to be filed following the consummation of this offering).
   **3.4     By-laws of the Registrant.
   **3.5     Form of First Amended and Restated By-laws of the Registrant
             (to be effective upon consummation of the offering).
   **4.1     Specimen certificate for shares of common stock, $.01 par
             value, of the Registrant.
   **5.1     Opinion of McDermott, Will & Emery as to the validity of the securities being offered.
  **10.1     Amended and Restated Registration Rights Agreement, dated
             February 23, 1999, between the Registrant and the
             Stockholders named therein.
  **10.2     Amended and Restated 1997 Stock Option Plan of the
             Registrant.
    10.3     1999 Stock Option and Grant Plan of the Registrant.
  **10.4     1999 Director Plan of the Registrant.
  **10.5     Lease Agreement between Petrie Development Corp. and the
             Registrant, dated as of August 11, 1998.
  **10.6     Lease of 890 Winter Street, Waltham, Massachusetts between
             FirePond, Inc., as Tenant, and 890 Winter Street, L.L.C., as
             Landlord dated as of March 25, 1999.
  **10.7     Consulting Agreement between the Registrant and Soft OS,
             Inc. dated January 23, 1999.
   +10.8     Software License Agreement between the Registrant and
             Silverstream Software Inc. dated as of March 18, 1999.
  **10.9     Loan and Security Agreement between Registrant and Greyrock
             Business Credit Company dated as of July 31, 1998.
  **10.9.1   First Amendment to Loan and Security Agreement between
             Registrant and Greyrock Business Credit Company dated June
             24, 1999.

  **10.9.2   Second Amendment to Loan and Security Agreement between
             Registrant and Greyrock Business Credit Company dated as of
             July 8, 1999.
  **10.9.3   Third Amendment to Loan and Security Agreement between
             Registrant and Greyrock Business Credit Company dated as of
             September 28, 1999.
  **10.10    Employment Agreement dated April 2, 1998 between Registrant and Klaus P. Besier.
  **10.11    Offer Letter dated May 11, 1998 between Registrant and
             Graham S. Williams.
 **10.11.1   Employee Agreement Regarding Inventions, Confidentiality and
             Non-Competition between Registrant and Graham Williams.
 **10.11.2   Incentive Stock Option Agreement between Registrant and
             Graham S. Williams dated June 1, 1998.
  **10.12    Offer Letter dated October 21, 1998 between Registrant and
             Ilya G. Gorelik.
 **10.12.1   Employee Agreement Regarding Inventions, Confidentiality and
             Non-Competition for Ilya Gorelik.
  **10.13    Offer Letter dated September 5, 1998 between Registrant and
             Steven J. Waters.
  **10.14    Offer Letter dated December 11, 1998 between Registrant and
             Paul K. McDermott.
    10.15    Product Use and General Services Agreement between the
             Registrant and General Motors dated as of August 1, 1994.
  +10.15.1   Amendment to Product Use and General Services Agreement
             between Registrant and General Motors Corporation dated as of June 26, 1998.
  +10.15.2   Purchase Order between Registrant and General Motors
             Corporation dated as of February 3, 1999.
+**10.15.3   Amendment to Product Use and General Services Agreement
             between Registrant and General Motors Corporation dated as of February 24, 1999.
   +10.16    Signature Plus Software License Agreement between the
             Registrant and BCBSM, Inc. dated as of December 18, 1998.
  **10.17    Sublease between Registrant and Dataworks Corporation dated as of November 2, 1998.
 **10.17.1   Addendum to Sublease Agreement between Registrant and
             Dataworks Corporation dated November 2, 1998.
  **10.18    Sublease Agreement between Registrant and International
             Poison Center Consortium, Inc. dated as of December 8, 1998.
  **21.1     Subsidiaries
  **23.1     Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).
    23.2     Consent of Arthur Andersen LLP.
  **24.1     Powers of Attorney (included on page II-6).
  **27.1     Financial Data Schedule.
  **27.2     Financial Data Schedule.


------------

** Previously filed.


 + Confidential treatment has been requested for certain portions of this Exhibit. The confidential redacted information has been filed separately with the Securities and Exchange Commission.

     (b) Consolidated Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes to those statements.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on February 2, 2000.


                                          FIREPOND, INC.

                                          By:      /s/ PAUL K. MCDERMOTT
                                            ------------------------------------
                                                     Paul K. McDermott
                                                Chief Financial Officer and
                                               Vice President of Finance and
                                                        Administration


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                         *                           Chairman, President, Chief        February 2, 2000
---------------------------------------------------    Executive Officer and
                  Klaus P. Besier                      Director (Principal Executive
                                                       Officer)

               /s/ PAUL K. MCDERMOTT                 Chief Financial Officer and       February 2, 2000
---------------------------------------------------    Vice President of Finance and
                 Paul K. McDermott                     Administration (Principal
                                                       Financial Officer and
                                                       Principal Accounting Officer)

                         *                           Director                          February 2, 2000
---------------------------------------------------
                  Paul R. Butare

                         *                           Director                          February 2, 2000
---------------------------------------------------
                 J. Michael Cline

                         *                           Director                          February 2, 2000
---------------------------------------------------
                 William O. Grabe

                         *                           Director                          February 2, 2000
---------------------------------------------------
                Gerhard Schulmeyer

                                                     Director
---------------------------------------------------
               Vernon Lawrence Weber

            *By: /s/ PAUL K. MCDERMOTT
   ---------------------------------------------
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           EXHIBIT DESCRIPTION
-------                          -------------------
   **1.1     Form of Underwriting Agreement.
   **3.1     Amended and Restated Certificate of Incorporation of the
             Registrant.
   **3.2     Form of Second Amended and Restated Certificate of
             Incorporation of the Registrant (to be filed prior to the
             effectiveness of the offering).
   **3.3     Form of Third Amended and Restated Certificate of
             Incorporation of the Registrant (to be filed following the consummation of this offering).
   **3.4     By-laws of the Registrant.
   **3.5     Form of First Amended and Restated By-laws of the Registrant
             (to be effective upon consummation of the offering).
   **4.1     Specimen certificate for shares of common stock, $.01 par
             value, of the Registrant.
   **5.1     Opinion of McDermott, Will & Emery as to the validity of the securities being offered.
  **10.1     Amended and Restated Registration Rights Agreement, dated
             February 23, 1999, between the Registrant and the
             Stockholders named therein.
  **10.2     Amended and Restated 1997 Stock Option Plan of the
             Registrant.
    10.3     1999 Stock Option and Grant Plan of the Registrant.
  **10.4     1999 Director Plan of the Registrant.
  **10.5     Lease Agreement between Petrie Development Corp. and the
             Registrant, dated as of August 11, 1998.
  **10.6     Lease of 890 Winter Street, Waltham, Massachusetts between
             FirePond, Inc., as Tenant, and 890 Winter Street, L.L.C., as
             Landlord dated as of March 25, 1999.
  **10.7     Consulting Agreement between the Registrant and Soft OS,
             Inc. dated January 23, 1999.
   +10.8     Software License Agreement between the Registrant and
             Silverstream Software, Inc. dated as of March 18, 1999.
  **10.9     Loan and Security Agreement between Registrant and Greyrock
             Business Credit Company dated as of July 31, 1998.
  **10.9.1   First Amendment to the Loan and Security Agreement between the Registrant and Greyrock Business Credit Company dated
             June 24, 1999.
  **10.9.2   Second Amendment to Loan and Security Agreement between
             Registrant and Greyrock Business Credit Company dated as of
             July 8, 1999.
  **10.9.3   Third Amendment to Loan and Security Agreement between
             Registrant and Greyrock Business Credit Company dated as of
             September 28, 1999.
  **10.10    Employment Agreement dated April 2, 1998 between Registrant and Klaus P. Besier.
  **10.11    Offer Letter dated May 11, 1998 between Registrant and
             Graham S. Williams.
 **10.11.1   Employee Agreement Regarding Inventions, Confidentiality and
             Non-Competition between Registrant and Graham Williams.
 **10.11.2   Incentive Stock Option Agreement between Registrants and
             Graham S. Williams dated as of June 1, 1998.
  **10.12    Offer Letter dated October 21, 1998 between Registrant and
             Ilya G. Gorelik.
 **10.12.1   Employee Agreement Regarding Inventions, Confidentiality and
             Non-Competition for Ilya Gorelik.
  **10.13    Offer Letter dated September 5, 1998 between Registrant and
             Steven J. Waters.
  **10.14    Offer Letter dated December 11, 1998 between Registrant and
             Paul K. McDermott.
    10.15    Product Use and General Services Agreement between the
             Registrant and General Motors dated as of August 1, 1994.
  +10.15.1   Amendment to Product Use and General Services Agreement
             between Registrant and General Motors Corporation dated as of June 26, 1998.
  +10.15.2   Purchase Order between Registrant and General Motors
             Corporation dated as of February 3, 1999.
+**10.15.3   Amendment to Product Use and General Services Agreement
             between Registrant and General Motors Corporation dated as of February 24, 1999.

EXHIBIT
NUMBER                           EXHIBIT DESCRIPTION
-------                          -------------------
   +10.16    Signature Plus Software License Agreement between the
             Registrant and BCBSM, Inc. dated as of December 18, 1998.
  **10.17    Sublease between Registrant and Dataworks Corporation dated as of November 2, 1998.
 **10.17.1   Addendum to Sublease Agreement between Registrant and
             Dataworks Corporation dated as of November 2, 1998.
  **10.18    Sublease Agreement between Registrant and International
             Poison Center Consortium, Inc. dated as of December 8, 1998.
  **21.1     Subsidiaries.
  **23.1     Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).
    23.2     Consent of Arthur Andersen LLP.
  **24.1     Powers of Attorney (included on page II-6).
  **27.1     Financial Data Schedule.
  **27.2     Financial Data Schedule.


------------


** Previously filed.


 + Confidential treatment has been requested for certain portions of this Exhibit. The confidential redacted information has been filed separately with the Securities and Exchange Commission.